     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 5, 1996

                                             REGISTRATION NO. 33-_______________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                             _____________________

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              ____________________


                        FORT WAYNE NATIONAL CORPORATION

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         ------------------------------


            6712                     110 WEST BERRY STREET                    INDIANA
(PRIMARY STANDARD INDUSTRIAL              P.O. BOX 110                (STATE OF INCORPORATION)
  CLASSIFICATION CODE NO.)         FORT WAYNE, INDIANA  46801
                                         (219) 426-0555                      35-1502812
                         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE      (I.R.S. EMPLOYER
                         NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S    IDENTIFICATION NO.)
                                 PRINCIPAL EXECUTIVE OFFICES)

                               STEPHEN R. GILLIG
        EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                        FORT WAYNE NATIONAL CORPORATION
                             110 WEST BERRY STREET
                                  P.O. BOX 110
                           FORT WAYNE, INDIANA  46801
                                 (219) 426-0555
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                             _____________________

                                   COPIES TO:
                              STEVEN H. HAZELRIGG
                                BAKER & DANIELS
                        111 EAST WAYNE STREET, SUITE 800
                           FORT WAYNE, INDIANA  46802
                             _____________________


   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the registration statement becomes effective.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check this box. [_]

                             _____________________

                        CALCULATION OF REGISTRATION FEE

                                                     PROPOSED MAXIMUM  PROPOSED MAXIMUM   AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE    OFFERING PRICE      AGGREGATE      REGISTRATION
         TO BE REGISTERED              REGISTERED       PER SHARE       OFFERING PRICE       FEE
-----------------------------------------------------------------------------------------------------
Common Stock, No Par Value           770,000 shares       $32.25        $24,832,500.00    $ 8,563.00
-----------------------------------------------------------------------------------------------------
Preferred Stock No Par Value         740,000 shares       $50.00        $37,000,000.00    $12,760.00
-----------------------------------------------------------------------------------------------------
            Total                                                                         $21,323.00
-----------------------------------------------------------------------------------------------------


   Filing fee for Common Stock based upon the average of the bid and asked price of a single share of the Registrant's Common Stock as reported by the Nasdaq Stock Market's National Market System on a date within 5 days of filing, in accordance with Rule 457(c).

   Filing fee for Preferred Stock based upon the stated value of a single share of the Registrant's 6% Cumulative Convertible Class B Preferred Stock, Series 1, in accordance with Rule 457(f)(2).

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                        FORT WAYNE NATIONAL CORPORATION

                             CROSS-REFERENCE SHEET

     PURSUANT TO ITEM 501 OF REGULATION S-K SHOWING THE LOCATION IN THE PROSPECTUS OF THE RESPONSE TO THE ITEMS OF PART I OF FORM S-4.


        REGISTRATION STATEMENT
           ITEM AND CAPTION                       PROSPECTUS CAPTION
        ----------------------                    ------------------
1.  Forepart of Registration                Facing Page; Cross-Reference Sheet;
    Statement and Outside Front Cover       Outside Front Cover Page of
    Page of Prospectus                      Prospectus/Proxy Statement

2.  Inside Front and Outside Back Cover     Inside Front Cover Page of
    Pages of Prospectus                     Prospectus; Table of Contents;
                                            Available Information; Incorporation
                                            of Certain Information by Reference

3.  Risk Factors, Ratio of Earnings to      Special Considerations--Absence of
    Fixed Charges and Other Information     Market for FWNC Class B Preferred
                                            Stock Series 1

4.  Terms of the Transaction                Summary; The Merger; Description of
                                            FWNC Stock; Comparison of the Rights
                                            of Shareholders

5.  Pro Forma Financial Information         Pro Forma Financial Information

6.  Material Contracts with the Company     The Merger
    Being Acquired

7.  Additional Information Required for     Not Applicable
    Reoffering by Persons and Parties
    Deemed to Be Underwriters

8.  Interests of Named Experts and          Legal Opinions; Experts
    Counsel

9.  Disclosure of Commission Position       Incorporation of Certain Information
    on Indemnification for Securities       by Reference
    Act Liabilities



10. Information with Respect to S-3         Incorporation of Certain Information
    Registrants                             by Reference

11. Incorporation of Certain                Incorporation of Certain Information
    Information by Reference                by Reference

12. Information with Respect to S-2 or      Not Applicable
    S-3 Registrants

13. Incorporation of Certain                Not Applicable
    Information by Reference

14. Information with Respect to             Not Applicable
    Registrants Other than S-3 or S-2
    Registrants

15. Information with Respect to S-3         Not Applicable
    Companies

16. Information with Respect to S-2 or      Not Applicable
    S-3 Companies

17. Information with Respect to             Management's Discussion and Analysis
    Companies Other Than S-3 or S-2         of Financial Condition and Results
    Companies                               of Operations of Valley Financial
                                            Services, Inc.; The Company; Valley
                                            Financial Services, Inc.
                                            Consolidated Financial Statements

18. Information if Proxies, Consents        Summary; The Special Meeting; The
    or Authorizations are to be Solicited   Merger

19. Information if Proxies, Consents        Not Applicable
    or Authorizations are not to be
    Solicited or in an Exchange Offer


                           VALLEY FINANCIAL SERVICES
                               310 West McKinley
                           Mishawaka, Indiana  46545



                                March 29, 1996


Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of Valley Financial Services, Inc. (the "Company"). The Meeting will be held on Monday, April 29, 1996, at 9:00 a.m. local time at the executive offices of the Company located at 310 West McKinley, Mishawaka, Indiana.

     At the Meeting, Shareholders will be asked to consider and vote upon the acquisition of the Company by means of the merger of the Company into Fort Wayne National Corporation ("FWNC"). In the merger, the outstanding shares of common stock of the Company will be converted into a right to receive FWNC common stock having an approximate market value of $20,000,000, FWNC preferred stock having a stated value of $37,000,000, and cash in the amount of $52,155,250. Outstanding shares of preferred stock of the Company will be converted into a right to receive cash in the amount of $844,750. The number of shares of FWNC common stock to be issued will be determined by dividing $20,000,000 by the average of the closing prices on the Nasdaq Stock Market's National Market System of FWNC common stock for the 20 trading days preceding the fifth calendar day prior to completion of the merger, all as more fully described in the accompanying Prospectus/Proxy Statement.

     The Board of Directors of the Company has approved the merger and recommends that you vote for approval as well.

     It is important that your shares be represented at the Meeting, whether or not you plan to attend in person. Therefore, we ask that you please sign, date and return the enclosed proxy card in the postage paid envelope provided. If you attend the Meeting, you may vote in person if you wish, even if you have previously mailed in your proxy card.

                                  Sincerely,



                                  Darwin L. Wiekamp
                                  Chairman of the Board

                        VALLEY FINANCIAL SERVICES, INC.
                               310 WEST MCKINLEY
                           MISHAWAKA, INDIANA  46545
                                (219) 256-6000


--------------------------------------------------------------------------------

                                     NOTICE
                                       OF
                        SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON MONDAY, APRIL 29, 1996

--------------------------------------------------------------------------------



     A Special Meeting of Shareholders of Valley Financial Services, Inc. (the "Company"), will be held on Monday, April 29, 1996, at 9:00 A.M., local time (the "Special Meeting"), at the executive offices of the Company located at 310 West McKinley, Mishawaka, Indiana, for the following purposes:

          1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger dated November 6, 1995 (the "Merger Agreement"), between the Company and Fort Wayne National Corporation ("FWNC"), which provides, among other things, for (a) the merger of the Company with and into FWNC (the "Merger"), and (b) the conversion of (i) each share of common stock of the Company outstanding immediately prior to the Merger into the right to receive shares of FWNC Common Stock, shares of FWNC Class B Preferred Stock Series 1, and cash, and (ii) each share of preferred stock of the Company outstanding immediately prior to the Merger into the right to receive cash, all specifically on and subject to the terms and conditions set forth in the Merger Agreement and described herein; and

          2. To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on March 11, 1996, as the record date for determination of shareholders entitled to notice of and to vote at the Special Meeting (the "Record Date"). The holders of the Company's issued and outstanding preferred stock (the "Company Preferred Stock") and of the Company's issued and outstanding common stock (the "Company Common Stock") at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting or any adjournments thereof. The affirmative vote of holders of at least a majority of the

                        VALLEY FINANCIAL SERVICES, INC.
                               310 WEST MCKINLEY
                           MISHAWAKA, INDIANA  46545
                                 (219) 256-6000

--------------------------------------------------------------------------------

                           PROSPECTUS/PROXY STATEMENT

--------------------------------------------------------------------------------

                        SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON MONDAY, APRIL 29, 1996

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

AVAILABLE INFORMATION............................................   ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................  iii

SUMMARY OF PROSPECTUS/PROXY STATEMENT............................   iv
    Date, Time, Place and Purpose of Meeting.....................   iv
    Parties to the Merger--FWNC..................................    v
    Parties to the Merger--The Company...........................   vi
    The Merger...................................................  vii
    Recommendation of the Board of Directors of the Company......  vii
    Regulatory Approvals.........................................  vii
    Conditions to the Merger.....................................  vii
    Effective Time of the Merger................................. viii
    Termination; Termination Fee.................................   ix
    Dissenters' Rights...........................................   ix
    Accounting Treatment.........................................   ix
    Federal Income Tax Consequences..............................   ix
    Post-Merger Regulation and Supervision.......................    x
    Interests of Certain Persons in the Merger...................    x
    Shareholder Agreement........................................    x
    Description of FWNC Common Stock.............................   xi

    Resale of FWNC Common Stock..................................   xi
    Market for FWNC Common Stock and Dividends...................   xi
    FWNC Preferred Stock.........................................  xii
    FWNC Class B Preferred Stock Series 1........................  xii
    Company Preferred Stock...................................... xiii
    Company Common Stock......................................... xiii
    Comparative Per-Share Data...................................  xiv
    Selected Financial Data......................................   xv
    Existing and Pro Forma Capitalization........................ xvii
    Special Considerations--Absence of Market for FWNC
     Class B Preferred Stock Series 1............................xviii

GENERAL INFORMATION..............................................    1

THE SPECIAL MEETING..............................................    1
    Matters to be Considered.....................................    1
    Record Date; Shares Outstanding Entitled to Vote.............    1
    Voting, Solicitation and Revocation of Proxies...............    2
    Certain Beneficial Owners of Company Stock...................    3

THE MERGER.......................................................    4
    General; The Merger Consideration............................    4
    Fractional Shares............................................    5
    Exchange of Stock Certificates...............................    5
    Background of and Reasons for the Merger;
     Recommendation of the Board of Directors....................    6
    Effects of the Merger........................................    8
        Effect on the Company's Shareholders.....................    8
        Effect on the Company....................................    8
        Effect on Valley American Bank...........................    9
        Effect on Employees of the Company and Valley
         American Bank...........................................    9
    Conditions to the Merger.....................................    9
    Regulatory Approvals.........................................   11
    Business Pending the Merger..................................   11
    No Solicitation..............................................   12
    Effective Time of the Merger; Termination and Amendment
     Termination Fee.............................................   12
    Interests of Certain Persons in the Merger...................   14
    Bonus Payments...............................................   15
RESALE OF FWNC COMMON STOCK AND FWNC PREFERRED STOCK.............   15
    Resale of FWNC Common Stock..................................   15
    Resale of FWNC Class B Preferred Stock Series 1..............   16

FEDERAL INCOME TAX CONSEQUENCES..................................   17
    General......................................................   17
    Reporting Requirements.......................................   19
    Backup Withholding...........................................   19

ACCOUNTING TREATMENT OF THE MERGER...............................   20

DISSENTERS' RIGHTS...............................................   20

EXPENSES OF THE MERGER...........................................   22

CERTAIN REGULATORY CONSIDERATIONS................................   23
    General......................................................   23
    Regulatory Capital Requirements..............................   23
    Regulatory Enforcement Actions...............................   24
    Dividends....................................................   25
    Support of Banking Subsidiaries..............................   25
    Transactions with Affiliates.................................   26
    FDICIA.......................................................   26
        Insurance Premiums.......................................   26
        Prompt Corrective Action.................................   27
        Brokered Deposits........................................   28
        Safety and Soundness Standards...........................   28
        Other....................................................   29
    Recent Legislative Developments..............................   29

DESCRIPTION OF FWNC STOCK........................................   30
    FWNC Common Stock............................................   30
        General..................................................   30
        Voting Rights............................................   30
        Dividends................................................   30
        Preemptive Rights........................................   30
        Liquidation..............................................   30
    FWNC Preferred Stock.........................................   30
    FWNC Class B Preferred Stock Series 1........................   32
    FWNC's Articles of Incorporation and By-Laws.................   33
    Anti-Takeover Provisions in the Indiana Business
     Corporation Law.............................................   33
    Control Share Acquisitions...................................   34
    Business Combinations........................................   34
    Transfer Agent...............................................   35
    Comparison of the Rights of Shareholders.....................   35
        Authorized Capital Stock.................................   35
        Issuance of Capital Stock................................   35
        Voting Rights............................................   36

    Dividends and Distributions..................................   36
    Classification and Size of Board of Directors................   36
    Indemnification of Directors and Officers....................   36
    Procedure for Calling Special Meeting of Shareholders........   37
    Shareholder Nominations and Proposals........................   37
    Shareholder's Right to Examine Books and Records.............   37
    Amendment of Governing Instruments...........................   37

SELECTED INFORMATION CONCERNING COMPANY MANAGEMENT...............   38
    Summary Compensation Tables..................................   39
    Options......................................................   40

THE COMPANY......................................................   40

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VALLEY
 FINANCIAL SERVICES, INC.........................................   51

OTHER MATTERS....................................................   59

LEGAL OPINIONS...................................................   59

EXPERTS..........................................................   59

PRO FORMA FINANCIAL INFORMATION..................................   59

VALLEY FINANCIAL SERVICES, INC.
 CONSOLIDATED FINANCIAL STATEMENTS...............................  F-1

APPENDIX A--AGREEMENT AND PLAN OF MERGER.........................  A-1

APPENDIX B--INDIANA DISSENTERS' RIGHTS
 STATUTE (I.C. (S) 23-1-44-1)....................................  B-1

APPENDIX C--AGREEMENT BETWEEN FWNC AND CERTAIN
 SHAREHOLDERS OF VALLEY FINANCIAL SERVICES, INC..................  C-1

PROSPECTUS                                  PROXY STATEMENT
FORT WAYNE NATIONAL                         VALLEY FINANCIAL SERVICES, INC.
CORPORATION
--------------------------------------------------------------------------------

Up to 770,000 Shares, Common Stock          Special Meeting of Shareholders to
     (No Par Value)                         be held on April 29, 1996
740,000 Shares of 6% Cumulative
     Convertible Class B Preferred
     Stock, Series 1 (No Par Value)


     This Prospectus/Proxy Statement is being furnished to the holders of Company's Preferred Stock, $12.00 par value (the "Company Preferred Stock"), and to holders of Company's Common Stock, no par value (the "Company Common Stock'), in connection with solicitation of proxies by the Company's Board of Directors for use at a Special Meeting of Shareholders of the Company to be held at 9:00 A.M., local time, on April 29, 1996, at the executive offices of the Company, located at 310 West McKinley, Mishawaka, Indiana, and any and all adjournment or adjournments thereof (the "Special Meeting"). At the Special Meeting, the Company's Shareholders will consider and vote upon an Agreement and Plan of Merger, dated November 6, 1995 (the "Merger Agreement"), between the Company and Fort Wayne National Corporation ("FWNC"), which provides among other things for the merger of the Company with and into FWNC (the "Merger").

     Upon consummation of the Merger, each issued and outstanding share of Company Preferred Stock will be converted into the right to receive cash in the amount of $16.50, and each outstanding share of Company Common Stock will be converted into the right to receive cash in the amount of $254.68, a pro rata share of approximately $20 million of FWNC Common Stock, and approximately 3.613 shares of FWNC 6% Cumulative Convertible Class B Preferred Stock Series 1 ("FWNC Class B Preferred Stock Series 1"), plus cash in lieu of any fractional shares of FWNC Common Stock or FWNC Class B Preferred Stock Series 1 to which a shareholder of the Company would otherwise be entitled. The actual number of shares of FWNC Common Stock to be issued in exchange for each share of Company Common Stock will be determined based on the average closing prices of a single share of FWNC Common Stock over a fixed period of time preceding the closing date with respect to the Merger. For a complete detailed explanation of this calculation, see "The Merger--General; the Merger Consideration," and "The Merger-Fractional Shares."

     Based upon the current number of issued and outstanding shares of Company Preferred Stock and Company Common Stock on the date of this Prospectus/Proxy Statement, and further based upon the market value of a single share of FWNC Common Stock at the close of business on December 31, 1995, or $31.50, approximately 634,921 shares of FWNC Common Stock would be issuable in exchange for all shares of Company Common Stock upon consummation of the Merger.

     The outstanding shares of FWNC Common Stock are, and the shares of FWNC Common Stock to be issued in the Merger will be, traded on the Nasdaq Stock Market's National Market System.

     All information contained in this Proxy Statement relating to the Company has been supplied by the Company, and all information relating to FWNC has been supplied by FWNC.

     The Proxy Statement and the accompanying form of proxy are first being mailed to shareholders of the Company on or about March 29, 1996.

     Shareholders of the Company should carefully consider the matters under "Special Considerations," in the Summary, below.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THE SHARES OF FWNC COMMON STOCK AND FWNC CLASS B PREFERRED STOCK SERIES 1 OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                             AVAILABLE INFORMATION

     FWNC has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the FWNC Common Stock and the FWNC Class B Preferred Stock Series 1 to be issued in connection with the Merger. This Prospectus/Proxy Statement also constitutes the Prospectus of FWNC filed as part of such Registration Statement. The Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement. The Registration Statement and the exhibits thereto can be inspected and copied at the Commission's public reference room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

     FWNC is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act'), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by FWNC can be inspected and copied at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in New York at 7 World Trade Center, Suite 1300, New York, New York 10048, and in Chicago at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Reports, proxy statements and other information relating to FWNC may also be inspected at the offices of the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington, D.C. 20006.

     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM FORT WAYNE NATIONAL CORPORATION, P.O. BOX 110, 110 WEST BERRY STREET, FORT WAYNE, INDIANA 46801, ATTENTION: STEPHEN R. GILLIG, TELEPHONE
NUMBER: (219) 426-0555. IN ORDER TO INSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY APRIL 22, 1996.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT OR INCORPORATED HEREIN BY REFERENCE AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FWNC OR THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS/PROXY STATEMENT RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FWNC OR THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL OR SOLICITATION TO BUY SUCH SECURITIES UNDER ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT LAWFUL.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by FWNC with the Commission (SEC File No. 0-10869) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Prospectus/Proxy Statement:

     1. FWNC's Annual Report on Form 10-K for the year ended December 31,
1995.

     All documents filed by FWNC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting are also hereby incorporated by reference into this Prospectus/Proxy Statement and shall be deemed a part hereof from the date of filing of such documents.

     Any statement contained herein, and any supplement or amendment hereto, or any document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus/Proxy Statement to the extent that a statement contained herein, and any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Prospectus/Proxy Statement or any supplement hereto.

                     SUMMARY OF PROSPECTUS/PROXY STATEMENT

     The following is a Summary of certain information contained in the Prospectus/Proxy Statement. This Summary relates to the Prospectus/Proxy Statement, generally, although emphasis is placed upon that portion of the Prospectus/Proxy Statement relating to the Merger. This Summary is not intended to be a complete statement of the matters described herein. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained elsewhere in this Prospectus/Proxy Statement and in the Appendices attached hereto, including the Merger Agreement, a copy of which (excluding exhibits) is attached hereto as Appendix A, and the information incorporated herein by reference. Shareholders are urged to carefully read all of such information.

DATE, TIME, PLACE AND PURPOSE OF MEETING

     The Special Meeting will be held at 9:00 A.M., local time, on April 29, 1996, at the executive offices of the Company, 310 West McKinley, Mishawaka, Indiana. Only the holders of record of the outstanding shares of Company Preferred Stock and Company Common Stock at the close of business on March 11, 1996 (the "Record Date"), are entitled to notice of and to vote at the Special Meeting.

     At the Record Date, there were 51,197 shares of Company Preferred Stock issued, outstanding and entitled to vote. Each share of Company Preferred Stock is entitled to one vote in respect of all matters properly coming before the Special Meeting.

     At the Record Date, there were 204,788 shares of Company Common Stock issued and outstanding. Although the holders of shares of Company Common Stock are typically not entitled to vote, Indiana law confers upon the holders of shares of Company Common Stock the right to vote separately as a class with respect to the Merger and the transactions relating thereto. Accordingly, each share of Company Common Stock is entitled to one vote in respect of all matters regarding the Merger properly coming before the Special Meeting.

     Although most shares of Company Common Stock are held by the shareholders of Company Preferred Stock in a ratio of 4 to 1, there are circumstances under which the record owners of Company Preferred Stock were not, as of the Record Date, the record owners of Company Common Stock. Accordingly, and in accordance with Indiana law, a separate vote will be conducted among holders of Company Preferred Stock and holders of Company Common Stock, separately by each class of shares, in respect of all matters properly coming before the Special Meeting.

     At the Special Meeting, the Company's shareholders will be asked to consider and vote upon (1) a proposal to approve the Merger Agreement, and (2) the transaction of such other business as may properly come before the Special Meeting and any adjournment or adjournments thereof. The affirmative vote of the holders of a majority of the outstanding shares of Company Preferred Stock and, separately, the holders of a majority of the outstanding shares of Company Common Stock, voting in person or by proxy, is required to approve the Merger Agreement.

     As of the Record Date, the directors of the Company, in the aggregate, beneficially owned 38,043 shares, or approximately 74.3%, of the outstanding Company Preferred Stock, and 152,172 shares, or approximately 74.3%, of the outstanding Company Common Stock. This ownership included 10,375 shares, or 20.3%, of outstanding Company Preferred Stock owned by Darwin L. Wiekamp, Chairman of the Board of Directors of the Company, and 5,087 shares, or approximately 9.9%, of outstanding Company Preferred Stock owned by Dennis J. Schwartz, President of the Company. See "The Special Meeting--Certain Beneficial Owners of Company Stock." Each of the directors of the Company has informed the Company that he or she intends to vote his or her shares in favor of the Merger Agreement. In addition, certain significant shareholders of the Company have entered into an agreement requiring that they vote in favor of the Merger Agreement. See "The Merger--Shareholder Agreement."

     Any shareholder of the Company executing a proxy may revoke it at any time before it is voted in the manner discussed under the section of this Prospectus/Proxy Statement entitled "The Special Meeting--Voting, Solicitation and Revocation of Proxies." A failure to vote, either by not returning the enclosed proxy or by checking the "abstain" box thereon, will have the same effect as a vote against the adoption of the Merger Agreement.

PARTIES TO THE MERGER--FWNC

     FWNC, an Indiana corporation, is a multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended ("the BHCA"). FWNC owns all of the outstanding stock of The Auburn State Bank, Auburn, Indiana; Churubusco State Bank, Churubusco, Indiana; First National Bank of Huntington, Huntington, Indiana; First National Bank of Warsaw, Warsaw, Indiana; Old-First National Bank in Bluffton, Bluffton, Indiana; and its lead bank, Fort Wayne National Bank, Fort Wayne, Indiana ("FWNB"). Each of the foregoing banks are national banks, excepting only The Auburn State Bank and Churubusco State Bank, both of which are chartered under the laws of the State of Indiana (collectively the "FWNC Banking Subsidiaries"). FWNC conducts its business through its Banking Subsidiaries throughout northeastern Indiana. FWNC's Banking Subsidiaries operate a total of 43 offices throughout northeastern Indiana. At December 31, 1995, FWNC had consolidated assets of approximately $2.30 billion, consolidated deposits of approximately $1.77 billion and consolidated shareholders' equity of approximately $234 million. Based on total assets at December 31, 1995, FWNC is the third largest independent bank holding company headquartered in the State of Indiana.

     FWNC's Banking Subsidiaries offer a broad range of commercial and consumer banking services and products, including accepting demand and time deposits; making secured and unsecured loans to corporations, individuals and others; issuing letters of credit; and financial counseling for institutions and individuals. Lending services include making commercial, industrial, real estate, installment and credit card loans. Interest and fees on commercial loans constitute the largest contribution to FWNC's consolidated operating revenues. In addition, FWNC's Banking Subsidiaries provide a wide range of trust and trust-related services, including serving as executor of estates and as trustee under testamentary and inter vivos trusts and various pension and other employee benefit plans. Corporate trust services include serving as registrar and transfer agent for corporate securities and as corporate trustee for corporate trust indentures. FWNC's Banking Subsidiaries actively compete on the local and regional levels with other commercial banks and financial institutions for all types of deposits, loans and trust accounts and in providing financial and other services traditionally offered by banks. They also compete for the banking business of local and regional offices of national companies. With respect to certain banking services, FWNC's Banking Subsidiaries compete with insurance companies, savings and loan associations, credit unions and other financial institutions. The principal executive offices of FWNC are located at 110 West Berry Street, Fort Wayne, Indiana 46802.

PARTIES TO THE MERGER--THE COMPANY

     The Company, an Indiana corporation, is a single bank holding company registered under the BHCA. The Company owns all of the issued and outstanding stock of Valley American Bank and Trust Company, South Bend, Indiana ("Valley American Bank"). Valley American Bank is chartered under the laws of the State of Indiana and conducts its business from its headquarters in South Bend, Indiana, and 20 other branch offices located throughout northwestern Indiana. Valley American Bank employs approximately 340 persons. At December 31, 1995, the Company had consolidated assets of approximately $819 million, consolidated deposits of approximately $564 million and consolidated shareholders' equity of approximately $44.7 million. Based on total assets at December 31, 1995, the Company believes it is the sixth largest independent bank holding company headquartered in the State of Indiana.

     Valley American Bank offers a broad range of commercial and consumer banking services and products, and it competes with other commercial banks, small loan companies, sales finance companies, credit unions and savings and loan institutions, some of which have greater financial resources than the Company or Valley American Bank. The principal executive offices of the Company are located at 310 West McKinley, Mishawaka, Indiana, 46545.

THE MERGER

     In accordance with the terms of the Merger Agreement, the Company will be merged with and into FWNC, with FWNC as the surviving corporation in the Merger. The Merger Agreement provides that at the Effective Time of the Merger, each outstanding share of Company Preferred Stock will be cancelled and converted into a right to receive cash only in the amount of $16.50. At the Effective Time of the Merger, each outstanding share of Company Common Stock will be cancelled and converted into the right to receive a number of shares of FWNC Common Stock determined according to a formula based on the average value of a sum of FWNC Common Stock over a defined period of time preceding the Effective Time of the Merger described herein, plus cash in lieu of any fractional share,
3.613 shares of FWNC Preferred Stock, plus cash in lieu of any fractional share, and cash in the amount of $254.68. Generally, the ownership of Company Preferred Stock and Company Common Stock is vested in the same shareholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY

     The Board of Directors of the Company has unanimously approved the Merger Agreement and believes that the Merger is in the best interests of the Company
and its shareholders.   Accordingly, the Board of Directors of the Company
unanimously recommends that the Company's shareholders vote in favor of adoption of the Merger Agreement and completion of the Merger.

REGULATORY APPROVALS

     Consummation of the Merger is subject to prior receipt of all required approvals, consents or waivers to or in respect of the Merger by applicable federal and state regulatory authorities, including the Board of Governors of the Federal Reserve System ("FRB") and the Indiana Department of Financial Institutions ("DFI"). Applications have been filed with such regulatory authorities for approval of the Merger. There can be no assurance that necessary regulatory approvals will be obtained or as to the time at which, or conditions under which, such approvals may be obtained. See "The Merger-- Regulatory Approvals."

CONDITIONS TO THE MERGER

     In addition to regulatory approvals, among other things, consummation of the Merger is also subject to (1) approval of the Merger Agreement by the holders of Company Preferred Stock and Company Common Stock, voting separately by class; (2) absence of any court, governmental or regulatory action which prohibits, restricts or makes illegal the Merger; (3) effectiveness of the Registration Statement of which this Prospectus/Proxy Statement comprises a part; (4) receipt by the Company of an opinion from its counsel to the effect that the Merger qualifies as a reorganization within the meaning of
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and with respect to certain tax matters relating thereto; (5) the Average Price of FWNC Common Stock not being less than $26 per share; and (6) receipt of the opinions described in the next paragraph. For purposes hereof, the term "Average Price" means the average of the per share closing prices of a share of FWNC Common Stock as reported on the Nasdaq Stock Market's National Market System, as reported in The Wall Street Journal (Midwest Edition) during the 20 trading day period preceding the fifth calendar day prior to closing. Substantially all of the conditions to consummation of the Merger except for required shareholder and regulatory approvals may be waived at any time by the party for whose benefit they were created, and the Merger Agreement may be amended at any time by written agreement of the parties, except that no waiver or amendment occurring after approval of the Merger Agreement by the Company's shareholders shall reduce the amount or change the nature of consideration which the Company's shareholders are entitled to receive in the Merger. In addition, if the Merger is not consummated on or before September 1, 1996, FWNC or the Company may terminate the Merger Agreement.

     The Company maintains for the benefit of its employees the Valley Financial Services, Inc., Employee Stock Ownership Plan with 401(k) Provisions (the "ESOP"). The Company's obligation to consummate the Merger is contingent upon receipt by the plan's Trustees of an opinion from Southard Financial ("Southard") that the consideration to be received in the Merger by the ESOP is fair from a financial point of view. The opinion of Southard, which is dated February 24, 1996, describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Southard in rendering such opinion. Although Southard's opinion is given only for the benefit of the Trustees of the ESOP, the existence of this opinion is being disclosed to the shareholders of the Company with the consent of Southard. See "The Merger-- Conditions to the Merger."

     In addition, the Company's obligation to effect the Merger is expressly subject to confirmation from advisors to FWNC that the fair market value of FWNC Class B Preferred Stock Series 1 at the Effective Time of the Merger is not less than $45 per share. This confirmation is to be given orally at the Effective Time of the Merger, and, therefore, it is not included as a part of this Prospectus/Proxy Statement.

EFFECTIVE TIME OF THE MERGER

     The Merger becomes effective at the time the Articles of Merger are filed with the Indiana Secretary of State, unless a different date and time is specified as the effective time in such Articles of Merger (the "Effective Time"). The Articles of Merger will be filed only after receipt of requisite regulatory approvals of the Merger, approval of the Merger Agreement by the requisite vote of the holders of the Company Preferred Stock and the Company Common Stock, voting separately by class, and the satisfaction or waiver of all other conditions to the Merger as set forth in the Merger Agreement. See "The Merger--Conditions to the Merger."

TERMINATION; TERMINATION FEE

     The Merger Agreement may be terminated by mutual agreement of the parties, upon breach or failure of conditions, or if the Merger is not completed by September 1, 1996. The Merger Agreement also provides that if it is terminated as a result of certain specified events, the Company will pay to FWNC a termination fee of $2 million. See "The Merger--Termination Fee."

DISSENTERS' RIGHTS

     The laws of the State of Indiana generally afford to shareholders of the Company certain rights to dissent from the Merger in accordance with Indiana Code Sections 23-1-44-1 through 20. A complete discussion of the rights of dissenters in connection with the Merger appears at "Dissenters' Rights." In addition, a copy of Indiana Code Sections 23-1-44-1 through 20 is attached as Appendix B to this Prospectus/Proxy Statement.

ACCOUNTING TREATMENT

     The Merger is a business combination which will be accounted for by the purchase method of accounting. Accordingly, purchase accounting adjustments, consisting of fair value adjustments for assets and liabilities acquired and adjustments for intangible assets established, and the resultant amortization/accretion of all such adjustments over the period, will be reflected. See "Accounting Treatment of the Merger."

FEDERAL INCOME TAX CONSEQUENCES

     It is a condition to the Company's obligations under the Merger Agreement that the Company's counsel, Barnes & Thornburg, deliver an opinion to the Company to the effect that, if the Merger is consummated in accordance with the terms set forth in the Merger Agreement, the Merger will constitute a reorganization within the meaning of (S) 368(a)(1)(A) of the Code. The opinion must further conclude that cash received by the Company's shareholders as a result of the Merger will not have the effect of a distribution of a dividend, and address certain related federal income tax consequences. See "Federal Income Tax Consequences." The opinion will be based on certain assumptions specified therein. EACH SHAREHOLDER OF THE COMPANY IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE FEDERAL, AND ANY APPLICABLE FOREIGN, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE MERGER.

POST-MERGER REGULATION AND SUPERVISION

     After the Merger, FWNC will continue to be regulated as a bank holding company by the FRB. The Company will cease to exist and will, therefore, no longer be regulated as a bank holding company. Valley American Bank, as a subsidiary of FWNC, will continue to be regulated by the DFI, the FRB and the Federal Deposit Insurance Corporation ("FDIC"). See "Certain Regulatory Considerations."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     According to the Merger Agreement, FWNC has agreed to take such action as may be necessary to elect Dennis J. Schwartz, President of the Company and of Valley American Bank, as a member of the Board of Directors of FWNC as of the first meeting of FWNC's Board following the Effective Time.

     The Merger Agreement requires FWNC to continue certain rights to directors' and officers' liability insurance and to indemnification for directors, officers, employees and agents of the Company and its subsidiaries for specified periods and to take such steps as may be necessary to cause officers and employees of the Company and its subsidiaries to be covered by certain employee benefit programs sponsored by FWNC for the employees of its Banking Subsidiaries. Other than as set forth above, no director or executive officer of the Company has any direct or indirect material interest in the Merger, except insofar as ownership of Company Preferred Stock and Company Common Stock might be deemed such an interest. See "The Merger--Interests of Certain Persons in the Merger."

SHAREHOLDER AGREEMENT

     In conjunction with the execution of the Merger Agreement, FWNC has entered into an Agreement dated November 6, 1995 (the "Shareholder Agreement") with Dennis J. Schwartz, James T. Schwartz, Mary Lou Schwartz, Darwin L. Wiekamp, Dorothy J. Wiekamp, Mary E. Zimmerman, and Donald L. Zimmerman, and Mardot, Ltd. ("Designated Company Shareholders"). Pursuant to this Shareholder Agreement, a copy of which is attached as Appendix C hereto, the Designated Company Shareholders have agreed not to sell, assign, transfer or otherwise dispose of their shares of Company Preferred Stock or Company Common Stock prior to the Effective Time of the Merger. The Designated Company Shareholders also agree not to sell, assign, transfer or otherwise dispose of any shares of FWNC Common Stock received by the Designated Company Shareholders pursuant to the Merger for a two-year period commencing at the Effective Time, except upon death or the occurrence of a change in control of FWNC. See "The Merger--Shareholder Agreement."

DESCRIPTION OF FWNC COMMON STOCK

     Subject to the rights of holders of any class of preferred stock of FWNC, if and when outstanding, including the FWNC Class B Preferred Stock Series 1 to be issued in connection with the Merger, the holders of FWNC Common Stock possess exclusive voting rights in FWNC, are entitled to such dividends as may be declared from time to time by the Board of Directors of FWNC and would be entitled to receive all assets of FWNC available for distribution in the event of any liquidation, dissolution or winding up of FWNC. Holders of FWNC Common Stock do not have pre-emptive rights with respect to any shares which may be issued by FWNC in the future. Upon issuance of the FWNC Common Stock in consummation of the Merger, each share of FWNC Common Stock offered hereby will be fully paid and non-assessable. See "Description of FWNC Stock--FWNC Common Stock."

RESALE OF FWNC COMMON STOCK

     Generally, the shares of FWNC Common Stock to be issued in connection with the Merger would be freely tradeable by the holder of such securities, except for those shares held by persons who may be deemed to be "affiliates" of the Company and FWNC under applicable federal securities laws. See "Resale of FWNC Stock--FWNC Common Stock." Certain shareholders of the Company, however, have entered into an agreement with FWNC imposing restrictions on such resale of FWNC Common Stock received in the Merger. See "The Merger--Shareholder Agreement."

MARKET FOR FWNC COMMON STOCK AND DIVIDENDS

     FWNC Common Stock is traded in the over-the-counter market on the Nasdaq Stock Market's National Market System. As of December 31, 1995, there were 11,428,717 shares of FWNC Common Stock outstanding, which were held by 3,448 shareholders of record. This number of shareholders does not, however, reflect the number of individuals or institutional investors holding stock in nominee names through banks, brokerage firms or others.

     The following table sets forth during the periods indicated the high and low prices of FWNC Common Stock as reported by the NASDAQ Stock Market's National Market and the dividends declared per share of FWNC Common Stock.

                         Market     Price
                         ----------------   Dividends Declared
           Year          High        Low         Per Share
        -----------      ---------------    ------------------

1995    -- 1st Qtr.      27.00      25.25          .22
        -- 2nd Qtr.      29.25      25.50          .24
        -- 3rd Qtr.      33.50      27.25          .24
        -- 4th Qtr.      33.00      30.50          .24

1994    -- 1st Qtr.      26.33      24.17          .21
        -- 2nd Qtr.      28.75      23.83          .22
        -- 3rd Qtr.      31.25      27.25          .22
        -- 4th Qtr.      31.50      24.25          .22

     The closing sale price of a share of FWNC Common Stock on November 3, 1995, the last business day preceding public announcement of the proposed Merger was $31.75. The closing sale price of a share of FWNC Common Stock on February 26, 1996, a date shortly prior to mailing of this Prospectus/Proxy Statement was $32.25.

     Shareholders are advised to obtain current market quotations for FWNC Common Stock. The actual number of shares to be issued to shareholders of the Company in connection with the Merger is based upon the average closing prices of those shares over a defined period of time prior to the closing date. Accordingly, the actual number of shares of FWNC Common Stock to be issued to shareholders of the Company Common Stock in connection with the Merger may vary, depending on the average closing prices during this defined period of time. The Merger Agreement specifies that the actual number of shares of FWNC Common Stock to be issued to shareholders of the Company Common Stock in connection with the Merger will be determined with reference to the average of the per-share closing prices of a share of FWNC Common Stock as reported on the Nasdaq Stock Market's National Market System during the 20 trading day period preceding the fifth calendar day prior to the closing date (the "Average Price").

 FWNC PREFERRED STOCK

     FWNC currently has no shares of preferred stock outstanding. No shares of preferred stock have been registered by FWNC under (S) 12 of the Exchange Act, and there has been no public trading market for such stock.

 FWNC CLASS B PREFERRED STOCK SERIES 1

     Owners of Company Common Stock surrendered in consummation of the Merger will also receive FWNC Class B Preferred Stock Series 1. FWNC Class B Preferred Stock Series 1 is 6% cumulative convertible, nonvoting Class B Preferred Stock. A total of 740,000 shares of FWNC Class B Preferred Stock Series 1 shall be issued in consummation of the Merger. The shares of FWNC Class B Preferred Stock are not and will not be registered under Section 12 of the Exchange Act, and there will be no public trading market for such stock. See "Description of FWNC Stock--FWNC Class B Preferred Stock Series 1."

 COMPANY PREFERRED STOCK

     The Company Preferred Stock is not registered under (S) 12 of the Exchange Act, and there is no public trading market for such stock. No broker-dealer firm makes a market in, and there is only limited trading in, the shares of Company Preferred Stock. To the Company's knowledge, shares of Company Preferred Stock have been traded at infrequent, irregular intervals since January 1, 1994. Except for 25 and 508 shares of Company Preferred Stock, redeemed in 1995 and 1994, respectively, for $1,500 and $23,600, respectively, the Company is not aware of the price at which trades during this period were conducted. In the event the Merger is not consummated, there is no reason to believe that a public trading market will develop for the shares of the Company Preferred Stock.

     During the past two fiscal years, the Company has declared quarterly dividends of thirty cents ($.30) per share in respect of the Company Preferred Stock. Under the Merger Agreement, the Company has agreed not to declare any dividends or make distributions of the Company Preferred Stock other than continuation of regularly quarterly dividends at the rate of thirty cents ($.30) per share.

 COMPANY COMMON STOCK

     The Company Common Stock is not registered under (S) 12 of the Exchange Act, and there is no public trading market for such stock. No broker-dealer firm makes a market in, and there is only limited trading in, the shares of Company Common Stock. To the Company's knowledge, shares of Company Common Stock have been traded at infrequent, irregular intervals since January 1, 1994. Except for 100 and 5,088 shares of Company Common Stock, redeemed in 1995 and 1994, respectively, for $6,000 and $904,320, respectively, the Company is not aware of the price at which trades during this period were conducted. In the event the Merger is not consummated, there is no reason to believe that a public trading market will develop for the shares of the Company Common Stock.

     During the past two fiscal years, the Company has declared no dividends on Company Common Stock. Under the Merger Agreement, the Company has agreed not to declare any dividends or make distributions on the Company Common Stock prior to the Merger.

                          COMPARATIVE PER-SHARE DATA

The following table presents FWNC and the Company historical per share data and unaudited pro forma per share data. The information is based on historical financial statements of FWNC and the Company. The pro forma data do not purport to be indicative of the results of future operations of the combined entities or the actual results that would have occurred had the Merger been consummated at the beginning of 1995. The pro forma data give effect to the Merger under the purchase method of accounting. The pro forma financial data have been included as required by the rules of the Commission and are provided for comparative purposes only. The information presented below should be read in conjunction with the other unaudited pro forma financial information included elsewhere in this Prospectus/Proxy Statement, and with the separate consolidated financial statements of FWNC and the Company, including applicable notes thereto, which are incorporated by reference or included herein.

                                         FWNC                The Company

                                Historical  Pro Forma  Historical  Pro Forma (1)
                                ----------  ---------  ----------  -------------

December 31, 1995
---------------------------------
Book value per common share...... $20.45     $21.03 (2)  $280.96       $65.20
Cash dividends per common share..    .94        .94 (3)       --         2.91
Net income per common share......   2.33       2.19 (4)    32.50         6.79



(1) These amounts show the equivalent book value, cash dividends, and net income represented by one share of Company Common Stock, after giving effect to the assumed exchange ratio of 3.1004-to-1 (which would be the exchange ratio if the FWNC Common Stock Average Price was $31.50, which was the closing price of a share of FWNC Common Stock on December 31, 1995). These amounts assume that 634,921 shares of FWNC Common Stock will be issued in connection with the Merger and are derived by multiplying FWNC pro forma amounts by the assumed 3.1004-to-1 exchange ratio.

(2) Derived by dividing FWNC's shareholders' equity as of December 31, 1995, after making certain pro forma adjustments, by the pro forma number of shares of FWNC Common Stock which would have been outstanding following completion of the Merger had the Merger occurred prior to that date.

(3) Based on the historical dividends of FWNC.

(4) Derived by combining the two companies' net income for 1995, less assumed dividends of $2,220,000 on the FWNC Class B Preferred Stock Series 1 issued in consummation of the Merger, after making certain pro forma adjustments, and dividing the result by the pro forma number of shares of FWNC Common Stock which would have been outstanding following the Merger had the Merger occurred prior to 1995.

                            SELECTED FINANCIAL DATA
                 (Dollars in thousands, except per share data)

The following table sets forth certain historical and pro forma consolidated financial information for FWNC and the Company. The information in the table below should be read in conjunction with the unaudited pro forma financial information included elsewhere in this Prospectus/Proxy Statement and with consolidated financial statements of FWNC and of the Company, including respective notes thereto, which are incorporated by reference or which are included elsewhere herein.


FORT WAYNE NATIONAL CORPORATION
                                                            December 31
                                        1995        1994        1993         1992        1991
Operations Data
---------------
Net interest income...............  $   79,356  $   78,815   $   78,465  $   74,357  $   65,435
Net income........................      26,707      26,212       24,133      22,443      20,087
Per common share:
         Net income...............        2.33        2.28         2.11        1.97        1.78
         Cash dividends declared..         .94         .87          .81         .76         .71
Ratio of earnings to combined
fixed charges and preferred
stock dividends:
Excluding interest on
         deposits.................        3.29        4.32         5.00        4.28        3.09
Including interest on
         deposits.................        1.46        1.60         1.55        1.41        1.28


Balance Sheet Data
------------------
Total assets......................  $2,296,107  $2,135,961   $2,094,425  $2,034,049  $1,972,433
Long-term debt....................       6,400       7,160        7,920       9,305      10,553

VALLEY FINANCIAL SERVICES, INC.
                                                             December 31
                                        1995        1994         1993        1992        1991
Operations Data
---------------
Net interest income...............  $   29,783  $   27,623   $   25,877  $   25,240  $   22,200
Net income........................       6,719       7,688        6,933       5,858       4,521
Per common share:
         Net income...............       32.50       36.77        31.36       25.40       19.48
         Cash dividends declared..          --          --           --          --          --

Balance Sheet Data
------------------
Total assets......................     818,618     742,327      726,040     673,896     619,886
Long-term debt....................      41,917      23,250       24,827      16,384       9,921
Preferred and common
stock  subject to repurchase
in ESOP...........................      13,416       6,882        5,982       4,848       4,026

FORT WAYNE NATIONAL CORPORATION PRO FORMA
                                             December 31
                                                 1995
Operations Data
---------------
Net interest income........................     $106,940
Net income.................................       28,657
Per common share:
  Net income...............................         2.19
  Cash dividends declared..................          .94
Ratio of earnings to fixed
charges and preferred stock
dividend:
  Excluding interest on deposits...........         2.23
  Including interest on deposits...........         1.33


Balance Sheet Data
------------------
Total assets...............................   $3,130,813
Long-term debt.............................       63,507


                     EXISTING AND PRO FORMA CAPITALIZATION

The Pro Forma Combined Capitalization summary sets forth the historical capitalization of FWNC and the Company and pro forma combined capitalization of FWNC on the assumption that the transaction had been effective December 31, 1995. The transaction will be accounted for using the purchase method of accounting. This table should be read in conjunction with the other historical consolidated financial statements of FWNC and the Company, including notes thereto, which are incorporated by reference or included elsewhere herein, and other unaudited pro forma financial information, including applicable notes thereto, appearing elsewhere in this Prospectus/Proxy Statement.

                        FORT WAYNE NATIONAL CORPORATION
                       PRO FORMA COMBINED CAPITALIZATION
                                  (Unaudited)
                               December 31, 1995

                                                                   Pro Forma        Total
                                                                     Merger       Pro Forma
                                          FWNC       Company      Adjustments     Combined
                                        --------     -------      -----------     ---------
                                                             (In thousands)

Subordinated and other
 long-term notes.....................   $  6,400     $41,917      $ 15,000   (a)  $ 63,507
                                                                       190   (b)
Preferred and common stock
 subject to repurchase
 in ESOP.............................         --      13,416       (13,416)  (b)        --
                                                                             (c)

Shareholders' equity:
Preferred stock, without par value:
 Class A Voting......................         --          --
 Class B Nonvoting...................         --          --
 Cumulative convertible..............         --          --        37,000   (b)    37,000
Preferred Stock, $12 par  value......         --         616          (616)  (b)        --
Common stock, without par value......     19,048         206        20,000   (b)    39,048
                                                                      (206)  (b)
Capital surplus......................     31,502         123          (123)  (b)    31,502
Retained earnings....................    170,990      45,156       (45,156)  (b)   170,990
Treasury stock.......................         --      (2,494)        2,494   (b)        --
Unrealized gain on securities
 available-for-sale..................     12,171       1,129        (1,129)  (b)    12,171
                                        --------     -------      --------         -------
 Total Shareholders' Equity..........   $233,711     $44,736      $ 12,264        $290,711
                                        ========     =======      ========        ========

(a)  Adjustment to record the planned borrowing of $15,000,000 by FWNC.

(b) To record the estimated purchase accounting adjustments and the payment of the cost of acquisition.

(c) The ESOP of the Company will exchange shares of its preferred and common stock for shares of FWNC preferred and common stock at the Effective Time of the Merger, and the ESOP will be merged into a defined contribution plan of FWNC, the result of which effectively eliminates any obligation to repurchase shares.

SPECIAL CONSIDERATIONS--ABSENCE OF MARKET FOR FWNC CLASS B PREFERRED STOCK SERIES 1

          As indicated above, no trading market for FWNC Class B Preferred Stock Series 1 currently exists. Furthermore, the sale of shares of FWNC Class B Preferred Stock Series 1 received in the Merger is prohibited for a period of 2 years from the date on which they are issued in consummation of the Merger. While a holder of FWNC Class B Preferred Stock Series 1 may convert the Preferred Stock into FWNC Common Stock, as discussed above in "Summary--FWNC Class B Preferred Stock Series 1," resale of FWNC Common Stock issued in conversion of said FWNC Class B Preferred Stock Series 1 is likewise restricted for 2 years from the date of issuance of the converted FWNC Class B Preferred Stock Series 1. Accordingly, no assurances can be given that the holder of a share of FWNC Class B Preferred Stock Series 1 will be able to sell such share in the future or that, if such sale were to occur, that the sale would not be a price less than the $50 stated value of a share of FWNC Class B Preferred Stock Series 1.

                                     xviii

                              GENERAL INFORMATION

          This Prospectus/Proxy Statement is being furnished to the shareholders of the Company in connection with the solicitation of proxies by the Company's Board of Directors for use at a Special Meeting to be held on April 29, 1996, and at any adjournment thereof. This document also serves as the Prospectus of FWNC in connection with the issuance of FWNC Common Stock and FWNC Class B Preferred Stock Series 1 to owners of the Company Preferred Stock and Company Common Stock upon consummation of the Merger. The information contained in this Prospectus/Proxy Statement with respect to FWNC has been supplied by FWNC, and the information with respect to the Company has been supplied by the Company.

          This Prospectus/Proxy Statement, the attached Notice of Special Meeting of Shareholders, the form of Proxy and other documents enclosed herewith are being first mailed to the Company shareholders on or about March 29, 1996.

                              THE SPECIAL MEETING

          The Special Meeting will be held at 9:00 A.M. local time, on April 29, 1996, at the executive offices of the Company at 310 West McKinley, Mishawaka, Indiana.

 MATTERS TO BE CONSIDERED

          At the Special Meeting, holders of Company Preferred Stock and Company Common Stock, voting separately by class, will consider and vote upon (1) a proposal to adopt the Merger Agreement and to complete the transactions contemplated by the Merger Agreement and (2) the transaction of such other business as may properly come before the Special Meeting and any adjournments thereof.

 RECORD DATE; SHARES OUTSTANDING ENTITLED TO VOTE

          The Board of Directors of the Company has fixed the close of business on March 11, 1996, as the Record Date for determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournments thereof. Although Company Common Stock is not entitled to vote on most matters, Indiana law requires that the holders of Company Common Stock be given the opportunity to vote, as a class, with respect to adoption of the Merger Agreement and completion of the transactions contemplated by the Merger Agreement. Accordingly, holders of both Company Common Stock and Company Preferred Stock are entitled to and are being given notice of and the opportunity to vote at the Special Meeting and any adjournments thereof. At the close of business on the Record Date, there were 51,197 shares of Company Preferred Stock, and 204,788 shares of Company Common Stock, outstanding, issued and entitled to vote. Each share of Company Preferred Stock and each share of Company Common Stock entitle the holder thereof to one vote at the Special Meeting on all matters regarding the Merger properly presented.

          Holders of Company Preferred Stock and holders of Company Common Stock will vote separately, by class, with respect to all matters regarding the Merger properly coming before the Special Meeting. Because voting will take place by class, a separate quorum, consisting of the holders of a majority of the issued and outstanding shares of Company Preferred Stock and the holders of a majority of the issued and outstanding shares of Company Common Stock, must be present in person or by proxy before action may be taken at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Company Preferred Stock and the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock are each required to approve the Merger Agreement.

          As of the Record Date, directors of the Company in the aggregate beneficially owned 152,172 shares, or 74.3%, of the outstanding Company Common Stock and 38,043 shares, or 74.3%, of the outstanding Company Preferred Stock. These shares include 10,375 shares, or 20.3%, of the outstanding Company Preferred Stock held by Darwin L. Wiekamp, Chairman of the Board of the Company, and 5,087 shares, or 9.9%, of the outstanding Company Preferred Stock held by Dennis J. Schwartz, President of the Company, as well as 151,392 shares, or 73.9%, of the outstanding Company Common Stock held by Mardot, LP, in which Messrs. Wiekamp and Schwartz are partners. See "Certain Beneficial Owners of the Company Common Stock."

          In conjunction with execution of the Merger Agreement, FWNC has entered into the Shareholder Agreement with certain Designated Company Shareholders. A copy of the Shareholder Agreement is attached to this Prospectus/Proxy Statement as Appendix C. Under the Shareholder Agreement, the Designated Company Shareholders have agreed to vote all of their shares of both Company Preferred Stock and Company Common Stock in favor of adoption of the Merger Agreement. As of the Record Date, the Designated Company Shareholders in the aggregate beneficially owned 40,159 shares, or 78.4%, of the outstanding Company Preferred Stock and 160,636 shares, or 78.4%, of the outstanding Company Common Stock. Assuming the Designated Company Shareholders and the directors of the Company all vote their shares of Company Preferred Stock and Company Common Stock in favor of the Merger Agreement, the vote will be more than sufficient for approval of the Merger Agreement at the Special Meeting.

 VOTING, SOLICITATION AND REVOCATION OF PROXIES

          A separate Proxy for use at the Special Meeting in respect of Company Preferred Stock and Company Common Stock accompanies the Prospectus/Proxy Statement and is solicited by the Board of Directors of the Company. Any Company shareholder executing a Proxy may revoke it at any time before it is voted by filing with the Secretary of the Company, at the address of the Company set forth on the Notice of Special Meeting of Shareholders, written notice of such revocation; by executing a later dated Proxy; or by attending the Special Meeting and giving notice of such revocation in person. Attendance at the Special Meeting will not, in and of itself, effect a revocation of any Proxy. You may vote by Proxy in respect of your Company Preferred Stock differently than you vote in respect of your Company Common Stock. In addition, you may vote your Common Stock by Proxy and elect not to execute a Proxy or revoke an executed Proxy in respect of your Company Preferred Stock, or vice versa. Each proxy returned to the Company and not revoked will be voted in accordance with the instructions indicated thereon in respect of the shares it represents. If no instructions are indicated, the Proxy will be voted for approval of the Merger Agreement.

          The Company will bear the cost of mailing this Prospectus/Proxy Statement, as well as all other costs incurred in connection with the solicitation of Proxies from the shareholders of the Company on behalf of the Board of Directors. The Proxies will be solicited by mail or may be further solicited, for no additional compensation, by directors, officers or employees of the Company, by telephone or by personal contact.

 CERTAIN BENEFICIAL OWNERS OF COMPANY STOCK

          The following table sets forth certain information regarding shares of Company Stock held as of the Record Date by persons known to the Company to be beneficial owners of more than 5% of the outstanding Company Preferred Stock or more than 5% of the outstanding Company Common Stock (excluding directors), by each director of the Company and all of the directors and executive officers of the Company as a group.




                                                                                    SHARES OF
                                                     SHARES OF                      COMPANY       PERCENT
                                                      COMPANY                      PREFERRED         OF
                                                   COMMON STOCK     PERCENT OF       STOCK        COMPANY
                                                   BENEFICIALLY      COMPANY      BENEFICIALLY   PREFERRED
NAME AND ADDRESS OF BENEFICIAL OWNER                   OWNED       COMMON STOCK      OWNED         STOCK
-----------------------------------------------------------------------------------------------------------
        5% or more owners:
        ------------------
Mardot, LP (1)                                      151,392           73.93              0             0
2122 Linden Avenue
Mishawaka, Indiana  46544
-----------------------------------------------------------------------------------------------------------
           Directors:
           ----------
Darwin L. Wiekamp                                         0               0         10,375          20.3
2122 Linden Avenue
Mishawaka, Indiana  46544
-----------------------------------------------------------------------------------------------------------
Dorothy Jane Wiekamp                                      0               0         15,586          30.4
2122 Linden Avenue
Mishawaka, Indiana  46544
-----------------------------------------------------------------------------------------------------------
Dennis J. Schwartz                                        0               0          5,087           9.9
737 River Pointe Place
Mishawaka, Indiana  46544
-----------------------------------------------------------------------------------------------------------
Mary Lou Schwartz                                         0               0          5,102           9.9
737 River Pointe Place
Mishawaka, Indiana  46544
-----------------------------------------------------------------------------------------------------------



==========================================================================================================
                                                                                    SHARES OF
                                                     SHARES OF                       COMPANY      PERCENT
                                                      COMPANY                       PREFERRED        OF
                                                   COMMON STOCK     PERCENT OF       STOCK        COMPANY
                                                   BENEFICIALLY      COMPANY      BENEFICIALLY   PREFERRED
NAME AND ADDRESS OF BENEFICIAL OWNER                   OWNED       COMMON STOCK      OWNED         STOCK
-----------------------------------------------------------------------------------------------------------
James T. Schwartz                                         0               0          1,698          3.32
51433 Hunting Ridge Trail
Granger, Indiana  46530
-----------------------------------------------------------------------------------------------------------
James R. Cocquyt                                        740             0.3            185           0.3
54470 Old Bedford Trail
Mishawaka, Indiana 46545
-----------------------------------------------------------------------------------------------------------
William D. Shroyer                                       40            0.02             10          0.02
361 Edgewater Drive
Mishawaka, Indiana  46545
-----------------------------------------------------------------------------------------------------------
All Directors and Executive Officers as a Group     152,172(2)         74.3         38,043          74.3
 (consisting of 7 persons)
===========================================================================================================

(1) Mardot, LP, is a partnership owned and controlled by partners, Darwin L. Wiekamp, Dorothy J. Wiekamp, Dennis J. Schwartz, Mary Lou Schwartz and James T. Schwartz. The partnership owns those shares of Company Common Stock which were originally issued to the foregoing listed partners. All of the listed partners are directors of the Company and are listed as such in this table.

(2) Includes 151,392 shares, or approximately 73.9%, of Company Common Stock owned by Mardot, LP.

                                   THE MERGER

          The following information relating to the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which (excluding exhibits) is attached to this Prospectus/Proxy Statement as Appendix A. All shareholders of the Company are urged to read the Merger Agreement carefully.

GENERAL; THE MERGER CONSIDERATION

          In accordance with the Merger Agreement, the Company will be merged with and into FWNC, with FWNC as the surviving corporation in the Merger. The Merger Agreement provides for total Merger consideration payable to all shareholders of the Company (other than those who exercise dissenters' rights) in the Merger equal to (1) cash in the amount of $53 million, (2) an aggregate number of shares of FWNC Common Stock having a value of approximately $20 million and (3) an aggregate of 740,000 shares of FWNC Class B Preferred Stock Series 1 having a stated value of $50 per share, representing a total of $37 million (together, the "Merger Consideration"). Of this total Merger Consideration, that portion allocated to Company Preferred Stock will be made up entirely of cash. The total amount of cash allocated to Company Preferred Stock will be $844,750, or $16.50 per share. Accordingly, holders of Company Preferred Stock will receive in exchange for each share of such stock $16.50 in cash. The balance of the total Merger Consideration is allocated to the Company Common Stock.

          Each share of Company Common Stock will, at the Effective Time of the Merger, be converted into the right to receive cash of $254.68, for an aggregate of $52,155,250, less a pro rata share of cash paid to dissenting shareholders and to eliminate fractional shares.

          In addition, holders of Company Common Stock will, at the Effective Time of the Merger, receive shares of FWNC Common Stock in an aggregate amount determined by dividing $20 million by the FWNC Common Stock Average Price, being the average of the closing prices of a share of FWNC Common Stock, as reported on the Nasdaq Stock Market's National Market System, as reported in The Wall Street Journal (Midwest Edition), during the 20 trading days preceding the fifth calendar date prior to the Closing Date (the "FWNC Common Stock Average Price"). Assuming the FWNC Common Stock Average Price, as described above, to be $31.50, a total of 634,921 shares of FWNC Common Stock would be issued to all shareholders of Company Common Stock. Based on the number of issued and outstanding shares of Company Common Stock on the Record Date, therefore, shareholders of the 204,788 shares of issued and outstanding shares of Company Common Stock would be entitled to receive in exchange for each share of Company Common Stock 3.1004 shares of FWNC Common Stock, and cash in lieu of any resulting fractional shares.

          In addition, holders of Company Common Stock will, at the Effective Time of the Merger, be entitled to receive an aggregate of 740,000 shares of FWNC Class B Preferred Stock Series 1. Based on the number of issued and outstanding shares of Company Common Stock on the Record Date, therefore, shareholders of the 204,788 shares of issued and outstanding shares of Company Common Stock would be entitled to receive in exchange for each share of Company Common Stock approximately 3.613 shares of FWNC Class B Preferred Stock Series 1, and cash in lieu of any resulting fractional shares.

FRACTIONAL SHARES

          No fractional shares of FWNC Common Stock or FWNC Preferred Stock will be issued in the Merger. Each holder of shares of Company Common Stock who would have otherwise been entitled to a fraction of a share of FWNC Common Stock or FWNC Preferred Stock shall receive in lieu thereof, at the time of surrender of the certificate or certificates representing such holder's shares of Company Common Stock, an amount of cash (without interest) determined by multiplying the fractional share interest to which said holder would otherwise be entitled or by the FWNC Common Stock Average Price, or by the sum of $50 per share of FWNC Class B Preferred Stock Series 1, as the case may be.

EXCHANGE OF STOCK CERTIFICATES

          Fort Wayne National Bank, FWNC's lead subsidiary bank, has been designated by the Merger Agreement to act as Exchange Agent in connection with the Merger. Shortly after the Effective Time of the Merger, the Exchange Agent will mail to each record shareholder of the Company whose shares were converted into the right to receive the

Merger Consideration a letter of transmittal and instructions for use in the surrender of their Company stock certificates in exchange for Merger Consideration. Upon surrender to the Exchange Agent of a certificate, together with the accompanying required documents, the holder of the share certificate will be entitled to receive the Merger Consideration. No interest on Merger Consideration issuable upon surrender of the certificates will be paid or accrued for the benefit of the Company's shareholders. No dividends that are otherwise payable in respect of shares of FWNC Common Stock or FWNC Class B Preferred Stock Series 1 constituting a portion of Merger Consideration will be paid to persons entitled to receive such shares until they have validly surrendered the certificates reflecting their shares in the Company. In the event a certificate evidencing shares in the Company has been lost, stolen or destroyed, the holder thereof is required to make an affidavit of that fact. That affidavit and, if required by FWNC in its sole discretion, a bond in an amount sufficient to indemnify against claims made in respect of such certificate, shall be executed and delivered to the Exchange Agent. Upon execution and delivery of such affidavit and bond, if required by FWNC, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereto pursuant to the Merger Agreement. SHAREHOLDERS OF THE COMPANY ARE URGED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED.

BACKGROUND OF AND REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF
DIRECTORS

          On November 1, 1995, the Board of Directors of the Company voted to enter into the Merger transaction with FWNC and authorized management to execute the Merger Agreement. In the course of reaching its decision to approve the Merger Agreement, the Board of Directors of the Company consulted with its legal advisors regarding the legal terms of the Merger Agreement and the obligations of the Board of Directors in its consideration thereof.

          Beginning in late 1994, the management of the Company began an internal strategic review to assess its ability to continue to compete effectively in the financial services marketplace as an independent community bank.

          Management analyzed its position regarding a total technology plan, including personal computers, local-area networks, wide-area networks and platform and teller systems and approved a plan to further its ability to serve its customers on a long-term basis with an efficient, customer-friendly model. Due to the lack of internal resources, this plan was designed by an independent consulting firm. This firm expressed to management its concern with the ongoing support and maintenance of the technology plan. Management felt this support would be better served by a larger bank holding company.

          Management was also concerned with the ability of an independent community bank to continue to operate efficiently and to compete against larger financial institutions in light of increasing regulatory burdens. Management believed that, in general, a combination with a larger bank holding company would provide the resources and ability to meet the changing demands of the financial services marketplace. Such a combination could also provide competitive advantages through greater diversity of product offerings, cost savings through integration of operations, improved access to capital and funding and geographic expansion of operations.

          In early 1995, officials from FWNC contacted management of the Company about potential interest in pursuing a merger. On May 24, 1995, the Company's management met with FWNC officials to discuss a potential merger with FWNC.

          Later in 1995, Dennis J. Schwartz, President of the Company, contacted another Indiana bank holding company regarding the possibility of merging. This inquiry led to discussions with this Indiana bank holding company regarding a merger.

          In addition, a large money center bank was contacted. Preliminary discussions indicated this avenue would not be in the best interests of the Company's customers, employees, shareholders or the community.

          Management determined to continue discussions with FWNC and the other Indiana bank holding company, and considered a number of factors during the course of its deliberations, including the following criteria, as a framework to analyze the best alternative, as follows:

          1. competitive price, including a significant cash component to the merger consideration while also retaining the ability to structure the merger and the merger consideration in a manner that would qualify as a tax-free merger;

          2. continuation of Valley American Bank as an independent bank with its own board of directors and management and local decision-making authority;

          3. the opportunity for continued equity participation in a larger financial institution while also providing liquidity to the Company's shareholders through the ownership of stock of an institution with a liquid trading market, as compared to the lack of a trading market for the Company's stock;

          4. historical and prospective financial condition, business and competitive position of the merger partner, together with historical and prospective market values for its stock;

          5. the avoidance of undue disruption to the employees of the Company and Valley American Bank; and

          6.  no disruption of services or products to the Company's customers.

          A due diligence review of the Company was performed by both potential merger partners during the period of August through October, 1995.

          On November 1, 1995, the Company's Board of Directors met to discuss and consider the terms of the two potential transactions. The Board unanimously agreed to finalize negotiations with FWNC based on the Board's analysis of the criteria discussed above, and the following factors regarding FWNC specifically: it is a well-established bank holding company with a mission to serve the needs of its affiliate bank communities; it has an established record of maintaining independence for its affiliate banks; it is dedicated to retaining personnel of its acquired banks and providing favorable employee benefit plans; and its close geographical presence would build upon the Company's and FWNC's reputations regarding customer service.

          At this meeting, the Board also reviewed the terms of a draft of the Merger Agreement and authorized the officers of the Company to proceed with the negotiation, finalization and execution of the definitive Merger Agreement.

          At a meeting held November 6, 1995, Valley American Bank's Board of Directors also reviewed and approved the terms of the Company's merger with FWNC.

          The Merger Agreement was signed on November 6, 1995, and thereupon the Merger was announced to the public at a press conference held at 4:00 P.M., November 6, 1995.

          In reviewing provisions of the Agreement, the Company's Board of Directors considered carefully the requirement that the Company shall pay to FWNC a termination fee of $2 million if, for specified reasons, the Merger is not consummated. In conducting such review, the Board of Directors was aware that the existence of such provision would make it more expensive for a third party to offer a price in excess of FWNC's proposal. The Board of Directors was aware that the provision might significantly deter potential competing acquirers from making an offer. The Board of Directors was also aware that FWNC required the provision as a condition to entering into the Merger Agreement.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

 EFFECTS OF THE MERGER

          EFFECT ON THE COMPANY'S SHAREHOLDERS. Upon consummation of the Merger, shareholders of the Company will receive the Merger Consideration and will thereupon cease to be shareholders of the Company.

          EFFECT ON THE COMPANY. Upon consummation of the Merger, the separate existence and corporate organization of the Company will cease. FWNC, as the surviving corporation in the Merger, will succeed to all rights, obligations and properties of the Company. After the Effective Time, there will be no further transfer on the records of the Company of certificates representing shares of Company Preferred Stock or Company Common Stock. If any such certificates are presented to the Company for transfer after the Effective Time of the Merger, they shall be cancelled against delivery of certificates for FWNC Common Stock, FWNC Class B Preferred Stock Series 1, or cash, as applicable, in accordance with the Merger Agreement.

          EFFECT ON VALLEY AMERICAN BANK. Following the Merger, all of the issued and outstanding stock in Valley American Bank will be transferred by operation of law to FWNC, as the survivor of the Merger. Thereafter, Valley American Bank will be one of FWNC's Banking Subsidiaries. Under the Merger Agreement, FWNC will not allow the name of the Company's subsidiary bank, Valley American Bank and Trust Company, to be changed for two years after the Merger without the written consent of Darwin L. Wiekamp or Dennis J. Schwartz.

          EFFECT ON EMPLOYEES OF THE COMPANY AND VALLEY AMERICAN BANK. Upon consummation of the Merger, FWNC and its Banking Subsidiaries will have the right, but not the obligation, to offer employment as officers and employees of FWNC or its Banking Subsidiaries to persons who are officers and employees of the Company and Valley American Bank immediately prior to the Merger. With respect to each employee of the Company or Valley American Bank who becomes an employee of FWNC or its Banking Subsidiaries upon the Merger, FWNC has agreed that such continuing employees will be eligible to participate on the same basis as similarly situated employees of FWNC's Banking Subsidiaries in employee benefit plans, nonqualified employee benefit plans or deferred compensation, stock option or incentive plans, or other employee benefit or fringe benefit programs in effect generally for employees of FWNC's Banking Subsidiaries. Participation is subject to such terms of such plans as may be in effect from time to time, and FWNC's Banking Subsidiaries shall, for purposes of vesting and for any age or period of service requirements for commencement of participation in such plans, credit each continuing employee with his or her term of service and employment with the Company and/or Valley American Bank.

 CONDITIONS TO THE MERGER

          The Merger Agreement provides that consummation of the Merger is subject to the satisfaction or waiver of various conditions prior to the Effective Time of the Merger. Each party's obligation to consummate the Merger under the Merger Agreement is subject to the following conditions: (1) the representations and warranties made by the other party are true; (2) the other party shall have performed and complied in all material respects with its obligations under the Merger Agreement; (3) the necessary regulatory approvals shall have been obtained; (4) the parties shall have received all certificates and opinions required by the Merger Agreement; (5) the Registration Statement of which this Prospectus/Proxy Statement is a part shall be in effect; (6) no court, governmental or regulatory action shall be in effect which prohibits, restricts or makes illegal the Merger; and (7) the Average Price of FWNC Common Stock shall not be less than $26.

          In addition, the obligations of FWNC are conditioned upon (1) performance by the Designated Company Shareholders under the Shareholders' Agreement; and (2) since September 30, 1995, there shall have been no material adverse changes with respect to the Company.

          In addition, the obligations of the Company are conditioned upon receipt of an opinion from the Company's counsel, Barnes & Thornburg, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a)(1)(A) of the Code, and as to other related tax matters. Furthermore, a total of 7,088 shares, or 13.8%, of Company Preferred Stock and 28,352 shares, or 13.8%, of Company Common Stock are owned by the Company's Employee Stock Ownership Plan (the "ESOP"). The ESOP is a qualified employee pension plan, participants in which are the employees of the Company or Valley American Bank. The Trustees of the ESOP are Dennis J. Schwartz and Darwin L. Wiekamp. In order to assist the Trustees of the ESOP in discharging their fiduciary obligation with respect to shares in the Company held by the ESOP at the Special Meeting, the Company has arranged for the Trustees of the ESOP to receive the opinion of Southard Financial ("Southard") to the effect that the consideration be received in the Merger by the ESOP is fair from a financial point of view. Southard was selected to act as financial advisor to the ESOP based upon its qualifications, expertise and reputation, as well as its familiarity with the Company's business and market area. Southard has appraised the Company's stock value for the ESOP in the past. In addition, Southard conducted an analysis of FWNC's business as a portion of its investigation as financial advisor to the Trustees of the ESOP.

          On February 24, 1996, Southard delivered its written opinion to the Trustees of the ESOP that as of such date, the consideration to be received by the Trustees of the ESOP in exchange for shares in the Company is fair to the participants in the ESOP from a financial point of view. Southard's opinion is not provided for the benefit of all of the Company's shareholders or its Board of Directors. The opinion describes the procedures followed, text of the opinion, which sets forth assumptions made, matters considered and limits on the review undertaken.

          Pursuant to the terms of an engagement letter, dated November 15, 1995, the Company has agreed to pay Southard a fee of $7,500, for acting as financial advisor to the Trustees of the ESOP in connection with the Merger, including rendering its opinion. Four Thousand Five Hundred Dollars ($4,500) of this fee was paid to Southard upon execution of the engagement letter, with the balance of $3,000 paid to Southard upon the completion and delivery of its opinion. The Company also has agreed to pay Southard Financial reasonable out-of-pocket expenses and has agreed to indemnify Southard Financial and certain related persons from liabilities relating to or arising from its engagement. In addition, the obligations of the Company are conditioned on receipt of confirmation from advisors to FWNC that the fair market value of FWNC Class B Preferred Stock Series 1 at the Effective Time of the Merger is not less than $45 per share. This confirmation is to be given orally at the Effective Time of the Merger and, therefore, it is not included as a part of this Prospectus/Proxy Statement.

          Any or all of the foregoing conditions may be waived by the party for whose benefit in favor of whom they operate.

 REGULATORY APPROVALS

          Consummation of the Merger is subject to prior receipt of all required approvals, consents or waivers of or to the Merger by applicable federal and state regulatory authorities. In order to consummate the Merger, FWNC must obtain the prior consent, approval or waiver, as applicable, of the FRB and the DFI.

          The Merger is subject to prior approval of the FRB under the BHCA. Pursuant to the BHCA, the FRB may not approve the Merger if it would result in a monopoly or would be in furtherance of a combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or the effect of the transaction would be to substantially lessen competition. In conducting the review of an application for approval, the FRB and the DFI are required to consider whether financial and managerial resources of the acquiring bank holding company and the acquiring bank are adequate, (including consideration of a variety of means of the competence, experience and integrity of the applicant's directors, officers and principals, and compliance with, among other things, fair lending laws). Either the FRB and the DFI have authority to deny an application if it concludes that the combined organization would have inadequate capital or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977.

          Applications have been filed with both the FRB and the DFI for approval of the Merger. Although neither FWNC nor the Company are aware of any basis for disapproving the Merger, there is no assurance that all requisite approvals will be obtained; that such approvals will be received on a timely basis, or that they will not impose conditions or requirements which, individually or in the aggregate, would have a material adverse effect on the financial condition, results of operations, business or prospects of FWNC on a consolidated basis.

 BUSINESS PENDING THE MERGER

          Pursuant to the Merger Agreement, the Company has agreed to carry on its business only in the usual, regular and ordinary course of business as heretofore conducted. Both the Company and its subsidiary, Valley American Bank, have agreed that, without the prior written consent of FWNC, which shall not be unreasonably withheld, neither shall issue additional stock, options, warrants or rights to subscribe to stock, redeem or purchase any stock, reclassify, recapitalize, split up or exchange shares, or otherwise readjust capital, change their respective certificates or articles of incorporation or association, or their by-laws, grant any unusual increases in compensation to officers, grant stock options or make any changes in bonus, insurance, pension or other employee benefit plans for the benefit of officers or employees, borrow or agree to borrow any funds or guaranty the obligations of others, make or commit to make any new loan, letter of credit or discretionary advance in a manner inconsistent with written underwriting policies in effect from the date of the Merger Agreement, enter into any material agreement outside the ordinary course of business, pledge, mortgage or permit a lien to attach to their assets or property, sell or dispose of real property or any material amount of personal property other than in the ordinary course of business (other than properties acquired in the foreclosure), breach any material agreement, contract or commitment which has a material adverse effect on the Company's business, or take any action which would adversely affect the prospects of obtaining necessary approvals of regulatory authorities.

          According to the Merger Agreement, the Company has also agreed to notify FWNC of the occurrence of any events which might be materially adverse to the Company's business. The Company has also agreed not to declare or pay any dividends or make other distributions to its shareholders, whether in cash, stock or other property, after the date of the Merger Agreement, except for the regular quarterly dividends payable in respect of Company's Preferred Stock in the amount of 30c per share.

          Finally, each party has agreed to provide the other and its representatives with such data and information with respect to its business and properties as such party may from time to time reasonably request. The parties have agreed to hold any such nonpublic information obtained with respect to the other in confidence.

 NO SOLICITATION

          Under the Merger Agreement, the Company may not solicit or encourage, or, subject to fiduciary duties of its directors as advised in writing by counsel, hold discussions or negotiations with or provide information to any other person relating to the acquisition of all or any substantial portion of the business, assets, or shares of Company Common Stock or Company Preferred Stock. The Company has agreed to promptly advise FWNC of the receipt of any such proposal or inquiry, as well as the identity of the person making such proposal or inquiry. See "The Merger--Background and Reasons for the Merger, Recommendation of the Board of Directors."

 EFFECTIVE TIME OF THE MERGER; TERMINATION AND AMENDMENT; TERMINATION FEE

          The Effective Time of the Merger is the date and time of filing of the Articles of Merger with the Secretary of State of Indiana, unless a different date and time is specified as the Effective Time in such Articles of Merger. A Closing will also occur prior to or contemporaneous with the Effective Time.
The parties have agreed in the Merger Agreement to use their best efforts to cause the Effective Time to occur on the same date as the Closing. At the Closing, each party will deliver to the other certificates, copies of resolutions and legal opinions as specified in the Merger Agreement.

          The Merger Agreement may be terminated, either before or after approval by the shareholders of the Company by mutual agreement of FWNC and Company. In addition, the Merger Agreement may also be terminated by either party (1) in the event of a material breach of the representations and warranties or agreements of the other party; (2) in the event any of the conditions to the obligations of such party are not satisfied or waived prior to the Closing Date; or (3) if any regulatory approval shall finally be denied or disapproved by the respective regulatory authority.

          In addition, the Merger Agreement may be terminated in the event the Company's shareholders fail to vote to approve the Merger Agreement, separately by class.

          In addition, the Merger Agreement may be terminated by either party if the Closing Date does not occur on or prior to September 1, 1996, provided the party seeking to terminate has not breached its representations, warranties, covenants or agreements in the Merger Agreement.

          The Merger Agreement also provides that, notwithstanding any other provision to the contrary, if the Agreement is terminated as a result of a specified Triggering Event, the Company will upon demand pay to FWNC the sum of $2 million; provided, within 12 months thereafter, the competing transaction, as defined in the Merger Agreement, shall have occurred. For purposes of the Merger Agreement, a triggering event includes:

          (1) Termination by either party due to failure of the Company's shareholders to approve the Agreement;
          (2) A majority of the Board of Directors of the Company shall have determined to recommend a competing transaction to the Company's shareholders;
          (3) The Company shall have entered into a definitive agreement with respect to a competing transaction; or
          (4) The Board of Directors of the Company shall have withdrawn or modified in a manner adverse to FWNC, its approval or recommendation of the Merger or the Merger Agreement.

          The Merger Agreement may be amended or modified at any time before or after approval of the Merger Agreement by the Company's shareholders; provided, that after such approval no amendment or modification may alter the amount or change the form of the Merger consideration to be received by shareholders of the Company.

 INTERESTS OF CERTAIN PERSONS IN THE MERGER

          Certain members of the Board of Directors of the Company and certain executive officers of the Company may be deemed to have interests in the Merger in addition to their interests as shareholders of the Company generally. The Board of Directors of the Company was aware of these factors and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

          Pursuant to the Merger Agreement, FWNC has agreed to take such action as is necessary to cause Dennis J. Schwartz to be elected as a director of FWNC as of the first meeting of FWNC's Board following the Effective Time.

          On June 15, 1981, Valley American Bank and Darwin L. Wiekamp entered into an agreement providing for certain deferred compensation payments to Mr. Wiekamp (the "Deferred Compensation Agreement"). The Deferred Compensation Agreement has been amended several times. Under the Deferred Compensation Agreement, as amended, Valley American Bank has agreed to make certain deferred compensation payments to Mr. Wiekamp in the event at any time after December 31, 1991, Mr. Wiekamp should retire or cease his regular employment by Valley American Bank as a result of disability or death while in the employ of Valley American Bank. Under the Deferred Compensation Agreement, Valley American Bank was required to pay to Mr. Wiekamp, commencing with the month immediately following his retirement, disability or death, $6,500 per month for the balance of his life, and that of his wife, Dorothy Wiekamp, but in no event less than for a duration of 120 consecutive months. Valley American Bank and Mr. Wiekamp have entered into an agreement calling for termination of the Deferred Compensation Agreement and requiring payment by Valley American Bank to Mr. Wiekamp at the Effective Time of the Merger of $293,140. Upon such payment, the Deferred Compensation Agreement shall be terminated and shall be of no further effect.

          Pursuant to the Merger Agreement, FWNC has agreed to provide directors and officers of the Company with the same liability insurance coverage that FWNC provides to its directors and officers and those of its Banking Subsidiaries. FWNC has also agreed to use its best efforts to obtain an endorsement to its directors' and officers' liability insurance policy to cover acts and omissions of the Company's directors and officers which occur or failed to occur prior to the Merger. FWNC is not required, however, to pay any special premium or other charge or expense to obtain this endorsement. If FWNC is unable to obtain the endorsement, then the Company may purchase tail coverage under its existing directors' and officers' liability insurance policies, provided the total cost of such coverage may not exceed $100,000. In addition, for six years after the Merger, FWNC has agreed to indemnify, defend and hold harmless present and former officers, directors, employees and agents of the Company and the Trustees of the ESOP against claims arising from acts or omissions taken in such capacity to the extent permitted under Indiana corporate law and by the Company's Articles of Incorporation as in effect on November 6, 1995, the date of execution of the Merger Agreement.

 BONUS PAYMENTS

          The Board of Directors of the Company declared and paid during calendar year 1995, certain cash bonuses to executive officers of the Company and/or Valley American Bank as follows:

-----------------------------------------------------------------------
     RECIPIENT                          TITLE                   AMOUNT
-----------------------------------------------------------------------
William D. Shroyer             Executive Vice President        $650,000
-----------------------------------------------------------------------
Donald R. Kyle                 Executive Vice President         650,000
-----------------------------------------------------------------------
John E. Ronchetti              Senior Vice President            400,000
-----------------------------------------------------------------------
Dennis J. Schwartz             President                        100,000
-----------------------------------------------------------------------
Darwin L. Wiekamp              Chairman of the Board            100,000
=======================================================================

             RESALE OF FWNC COMMON STOCK AND FWNC PREFERRED STOCK

RESALE OF FWNC COMMON STOCK

          Generally, shareholders of the Company who are not "affiliates" of the Company (as such term is defined by the Securities Act) may resell FWNC Common Stock acquired in the Merger without restriction. In connection with the Merger Agreement, the Designated Company Shareholders, each of whom may be deemed an "affiliate" of the Company, entered into and delivered the Shareholders' Agreement which provides, among other things, that such affiliate will not sell, transfer or otherwise dispose of any shares of FWNC Common Stock received pursuant to the Merger for a two-year period commencing on the Closing Date, except in the event of death of the Designated Company Shareholder or a change in control of FWNC (as defined in the Merger Agreement), or except upon retirement of the holder with respect to shares allocated to the retiring holder's account under the FWNC Savings and Profit Sharing Plan.

          In addition to the restrictions imposed by the Shareholders' Agreement, shares of FWNC Common Stock held by affiliates of the Company who do not become affiliates of FWNC after the Merger may not be sold except pursuant to an effective Registration Statement under the Securities Act covering the shares of FWNC Common Stock or in compliance with Rule 145 promulgated under the Securities Act or other applicable exemption from registration requirements of the Securities Act. The Registration Statement and this Prospectus/Proxy Statement do not cover resales of FWNC Common Stock or FWNC preferred stock received in connection with the Merger. Persons who may be deemed to be affiliates of a party generally include individuals or entities that control, are controlled by or are under common control with such party and may include certain officers and directors of such party, as well as principal shareholders of such party.

     Rule 145 permits shares of FWNC Common Stock held by affiliates of the Company who do not become affiliates of FWNC to be sold in accordance with certain provisions of Rule 144 under the Securities Act. In general, these provisions of Rule 144 permit a person to sell on the open market in broker's transactions within any three-month period a number of shares of FWNC Common Stock that does not exceed the greater of 1% of the then outstanding number of shares of FWNC Common Stock and the average weekly trading volume of FWNC Common Stock on the Nasdaq Stock Market's National Market System during the four calendar weeks preceding the date of sale. Sales under Rule 144 are also subject to availability of current public information about FWNC. Rule 145 restrictions on sales by a former affiliate of the Company who does become an affiliate of FWNC will cease to apply once the former affiliate of the Company has held the shares of FWNC Common Stock for at least two years, providing accurate, current information about FWNC is then available and will cease to apply in total after the former affiliate of the Company has held the shares of FWNC Common Stock for at least three years.

RESALE OF FWNC CLASS B PREFERRED STOCK SERIES 1

     FWNC currently has no shares of preferred stock outstanding. No shares of preferred stock have been registered by FWNC under Section 12 of the Exchange Act, and there has been no public trading market for such stock. See "Description of FWNC Stock--FWNC Class B Preferred Stock Series 1." No broker-dealer firm has made a market in any shares of preferred stock of FWNC. Subsequent to issuance of FWNC Class B Preferred Stock Series 1 as a consequence of the Merger, FWNC does not anticipate the development of a public trading market for such stock. The Company's shareholders cannot be assured that there will be any public trading market or opportunity to dispose of the FWNC Class B Preferred Stock Series 1 received in the Merger through a market transaction. Under the terms of the FWNC Class B Preferred Stock Series 1, however, the holders of shares of FWNC Class B Preferred Stock Series 1 shall have the right, at their option, to convert such shares into shares of FWNC Common Stock at any time. The applicable conversion ratio will be equal to $50 divided by 120% of the average of per-share closing prices of a share of FWNC Common Stock as reported on the Nasdaq Stock Market's National Market System, as reported in The Wall Street Journal (Midwest Edition), during the 20 trading day period preceding the fifth calendar day prior to the date on which the FWNC Preferred Stock is issued as a consequence of the Merger. This conversion ratio may be subject to adjustment in response to changes in the capital structure of FWNC, or the issuance of stock dividends. Even if a market were to exist under the Merger Agreement, shares of FWNC Class B Preferred Stock Series 1 issued in the merger, as well as shares of FWNC Common Stock issued upon conversion of shares of FWNC Class B Preferred Stock Series 1, may not be sold, assigned or otherwise transferred by any holder thereof for a two-year period commencing on the closing date, except in the event of death of the shareholder or a change in control of FWNC. All shares of FWNC Common Stock received in conversion will be fully paid and nonassessable and, except as described above, may be disposed of in the over-the-counter market on the Nasdaq Stock Market's National Market System.

                        FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following discussion summarizes the principal federal income tax aspects of the Merger for a holder of Company Preferred Stock or Company Common Stock who is a citizen or resident of the United States and holds such shares as capital assets. The discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareholders of the Company in light of their personal circumstances, or to certain types of investors (including insurance companies, tax exempt organizations, financial institutions, broker dealers and foreign corporations) subject to special treatment under the Code.

     The Merger is expected to qualify as a reorganization under Section 368(a)(1)(A) of the Code. Except for the cash component of the Merger Consideration and cash received in lieu of a fractional share interest in FWNC Common Stock or FWNC Class B Preferred Stock Series 1, holders of shares of Company Common Stock will recognize no gain or loss on the receipt of FWNC Common Stock and FWNC Class B Preferred Stock Series 1 in the Merger; their aggregate basis in the shares of FWNC Common Stock and FWNC Class B Preferred Stock Series 1 received in the Merger will be the same as their aggregate basis in their shares of Company Common Stock converted in the Merger, decreased by the portion of the cash component allocable to the holders of Company Common Stock and increased by the amount of gain recognized on the exchange, and; provided the shares surrendered are held as a capital asset, the holding period of the shares of FWNC Common Stock and FWNC Class B Preferred Stock Series 1 received by them will include the holding period of their shares of Company Common Stock converted in the Merger. Cash received in lieu of fractional share interests will be treated as a distribution in full payment of such fractional share interests, resulting in capital gain or loss or ordinary income, as the case may be, depending upon each shareholder's particular situation. Cash received by the holders of Company Preferred Stock will be treated as a distribution in full payment of such stock, resulting in capital gain or loss or ordinary income, as the case may be, depending upon each shareholder's particular situation. Cash received by the holders of Company Common Stock who dissent to the Merger will be treated as received by such shareholders as a distribution in redemption of the shareholders' Company Common Stock. The following is a summary of a tax opinion to be issued by Barnes & Thornburg, counsel for the Company, and included as an exhibit to the Registration Statement.

     If the Merger is consummated in accordance with the terms of the Merger Agreement described in this Prospectus/Proxy Statement and in accordance with certain representations made by the parties, and assuming no adverse change in applicable law, (1) the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and FWNC and the Company will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code; (2) no gain or loss will be recognized by the holders of shares of Company Common Stock upon receipt of Merger Consideration (except for gain or loss recognized for receipt of the cash component of the Merger Consideration and cash received in lieu of fractional shares); (3) the basis of shares of FWNC Common Stock and FWNC Class B Preferred Stock Series 1 received by the holders of Company Common Stock will be the same as the basis of shares of Company Common Stock exchanged therefor, decreased by the portion of the cash component allocable to the holders of Company Common Stock and increased by the amount of gain recognized on the exchange; (4) the holding period of the shares of FWNC Common Stock and FWNC Class B Preferred Stock Series 1 received by the holders of Company Common Stock will include the holding period of the shares of Company Common Stock exchanged therefor, provided such shares were held as capital assets as of the Effective Time; (5) if a cash payment is received by a holder of Company Common Stock in lieu of a fractional share interest of FWNC Common Stock or FWNC Class B Preferred Stock Series 1, the cash payment will be treated as received by the shareholder as a distribution in full payment in exchange for the fractional share redeemed; (6) assuming certain authority set forth in a 1989 Supreme Court decision applies, the cash component received by the holders of Company Common Stock will not, under Section 356 of the Code, have the effect of the distribution of a dividend; (7) assuming more recent authority from the United States Supreme Court applies, rather than Example 1 of Treasury Regulation 1.306(3)(d), the FWNC Class B Preferred Stock Series 1 to be received by the holders of Company Common Stock will not be 306 stock under Section 306 of the Code; (8) the holders of Company Common Stock will not be deemed to have received a distribution under Section 305 of the Code as a result of the Merger;
(9) cash received by the holders of Company Preferred Stock will be treated as a distribution in full payment of such stock, resulting in capital gain or loss or ordinary income as the case may be, depending upon each shareholder's particular situation, and; (10) where a holder of Company Common Stock dissents to the Merger and receives solely cash for the shareholder's Company Common Stock, such cash will be treated as received by the shareholder as a distribution in redemption of the shareholder's common stock, subject to the provisions and limitations of Section 302 of the Code.

     The opinion is subject to certain assumptions and based on certain representations of each of the Company and FWNC. Further, the opinion will be based on current law, which could be amended, revoked, or modified with or without retroactive effect, in a manner which would change such opinion. The opinion will neither be binding upon the IRS, nor will the IRS be precluded from taking a contrary position. Because no authority has been found that directly addresses the federal income tax consequences of a transaction substantially similar to the Merger, the opinion will not be entirely free from doubt. If litigated by the IRS, there can be no assurance that a court would necessarily agree with the opinion.

     THE FOREGOING IS A GENERAL SUMMARY OF ALL OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS OF THE COMPANY WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH SHAREHOLDER OF THE COMPANY SHOULD CONSULT

HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

     No ruling from the Internal Revenue Service will be applied for with respect to the federal income tax consequences of the Merger or the holding and disposition of FWNC Common Stock and FWNC Class B Preferred Stock Series 1 issued in exchange for Company Common Stock. There can be no assurance that the Internal Revenue Service will agree with the conclusions set forth herein.

REPORTING REQUIREMENTS

     Treasury Regulation Section 1.368-3 requires each shareholder who participates in the Merger to provide a special statement in his or her tax return for the year in which the Merger occurs. The special statement must set forth a complete statement of all facts pertinent to the nonrecognition of gain or loss pursuant to the Merger. In addition, the shareholder must keep permanent records showing the information necessary to determine gain or loss on the subsequent disposition of shares of FWNC Common Stock or FWNC Class B Preferred Stock Series 1 received in the Merger.

BACKUP WITHHOLDING

     The Exchange Agent will be required to withhold 31% of the gross cash proceeds to be received by a shareholder or other payee pursuant to the Merger, unless (1) the shareholder provides the shareholder's taxpayer identification number and certifies under penalties for perjury that such number is correct,
(2) the shareholder certifies under penalties for perjury that (a) the shareholder is not subject to backup withholding as a result of failure to report all interest or dividends, or (b) that the IRS has notified the shareholder that the shareholder is no longer subject to backup withholding, or
(3) an exception applies under applicable laws and regulations. Unless such an exemption exists and is proven in a manner satisfactory to the Exchange Agent, each shareholder of the Company should complete and sign the substitute Form W-9 accompanying the letter of transmittal forwarded by the Exchange Agent so as to provide information and certification necessary to avoid backup withholding.

     The federal income tax discussion set forth above is based on current law and is intended for general information only because individual circumstances may differ and the Merger may have tax consequences other than federal income tax, Company shareholders are urged to consult their tax advisors concerning all tax consequences resulting from the Merger, including but not limited to consequences under federal, state and local income tax and other tax laws.

                      ACCOUNTING TREATMENT OF THE MERGER

     As required by generally accepted accounting principles, the purchase method of accounting will be used by FWNC to reflect the Merger upon consummation. Accordingly, purchase accounting adjustments, consisting of fair value adjustments for assets and liabilities acquired and adjustments for intangible assets established, and the resultant amortization/accretion of all such adjustments over the period, will be reflected.

                              DISSENTERS' RIGHTS

     The Company, and the rights of its dissenting shareholders, if any, are governed by the provisions of the Indiana Business Corporation Law (the "BCL"). Under the BCL, a shareholder whose shares are not registered on a United States securities exchange registered under the Securities Exchange Act of 1934 or traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-The-Counter Markets National Market Issues ("Nasdaq"), or a similar market, is entitled to dissent from, and obtain payment of the fair market value for his shares in the event of consummation of, a plan of merger to which the corporation is a party and for which shareholder approval is required by the BCL or the corporation's articles of incorporation.

     A corporation proposing to merge with another corporation must send a written notice to each of its shareholders entitled to vote at the meeting. That notice must state that the shareholders are or may be entitled to assert dissenters' rights under the BCL. The required notice appears in the Notice of Special Meeting of Shareholders accompanying this Prospectus/Proxy Statement. A copy of Indiana Code Chapter 23-1-44, governing the exercise of dissenters' rights under the BCL, is attached to this Prospectus/Proxy Statement as Appendix B.

     Any shareholder who wishes to assert dissenters' rights must deliver to the Company a written notice indicating that shareholder's intent to demand payment for his shares. The shareholder's notice must be delivered to the Company before the vote is taken, and the shareholder must not vote in favor of the proposed Merger. Shareholders who wish to exercise dissenters' rights must exercise them as to all shares they own. Shareholders who own shares beneficially but not of record must, in addition to the other requirements described herein, submit to the Company the consent of the record holder of such shares no later than the time dissenters' rights are asserted. Any shareholder who fails to deliver the shareholder's notice or votes in favor of the proposed Merger will not be entitled to payment for his shares under dissenters' rights according to the BCL.

     Following the meeting at which the Merger is authorized, the Company must deliver a written dissenter's notice to all shareholders who notified the Company that they intended to demand payment for their shares and who did not vote in favor of the Merger. This dissenters' notice must be sent no later than 10 days after approval of the Merger by shareholders and must (i) state where demand for payment should be sent and where and when certificates for certificates shares should be deposited; (ii) inform holders of uncertificated shares of the extent of transfer restrictions imposed upon such shares after the demand for payment is received; (iii) supply a form for demanding payment for shares that includes the date of the first announcement to the news media or to shareholders of the terms of the proposed Merger, which in the case of this proposed Merger was November 6, 1995, and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date; (iv) establish a date by which the Company must receive a demand for payment, which date shall be not less than 30 nor more than 60 days after the dissenters' notice is delivered; and (v) be accompanied by a copy of the Indiana Code Chapter 23-1-44, pertaining to dissenters' rights. A dissenting shareholder must demand payment, certify whether beneficial ownership of his shares was acquired before the date set forth in the dissenters' notice and deposit his certificates in accordance with the terms of such notice. Any shareholder who demands payment and deposits shares in accordance with the terms of the dissenters' notice shall retain all other rights as a shareholder until the rights are cancelled or modified by consummation of the Merger. Any shareholder who fails to demand payment or deposit shares as required by the dissenters' notice by the respective dates set forth therein will not be entitled to payment for his shares and shall be considered to have voted in favor of the proposed Merger.

     If a dissenting shareholder was the beneficial owner of his shares on or before the date of the first announcement to news media or to shareholders of the terms of the proposed merger (a "Pre-announcement Shareholder"), which in this case was November 6, 1995, the BCL requires the Company to pay such shareholder the amount the Company estimates to be the fair value of his shares. Payment shall be made as soon as the Merger is consummated and must be accompanied by year-end and interim financial statements of the Company, a statement of the Company's estimate of the fair value of the shares, a statement of the dissenting shareholder's right to demand payment under Indiana Code
Section 23-1-44-18 and a copy of Indiana Code Chapter 23-1-44, pertaining to dissenters' rights. If a dissenting shareholder was not the beneficial owner of his shares prior to the date of the first announcement to the news media or to shareholders of the proposed Merger (a "Post-announcement Shareholder"), the Company may elect to withhold payment of the fair value of the dissenting shareholder's shares. To the extent such payment is withheld, the Company is required to estimate the fair value of the dissenting shareholder's shares and offer to pay this amount to each Post-announcement Shareholder who agrees to accept it in full satisfaction of his demand. The offer must be accompanied by a statement of the Company's estimate of value and a statement of the dissenting shareholder's right to demand payment under Indiana Code Section 23-1-44-18.

     Indiana Code Section 23-1-44-18 provides that dissenting shareholder may notify the Company in writing of his estimate of the fair value of his shares and demand payment of the amount of such estimate (less any payment already made by the Company), or reject the Company's offer (if a Post-announcement Shareholder) and demand payment of the fair value of his shares if (i) the dissenter believes the amount paid or offered is less than the fair value of his shares, (ii) the Company fails to pay Pre-announcement Shareholders within 60 days after the date set for demanding payment, or (iii) if the proposed Merger is not consummated, the Company fails to return the deposited certificates or release transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. In order to exercise rights granted under Indiana Code Section 23-1-44-18, a dissenter must notify the Company in writing within 30 days after the Company made or offered payment for the dissenter's shares.

     If a demand for payment by a dissenting shareholder under Indiana Code
Section 23-1-44-11 or Section 23-1-44-18 remains unsettled within 60 days after the Company's receipt of the demand for payment, the Company must commence a proceeding in the circuit or superior court of the Company's home county and petition the court to determine the fair value of the shares. If such a proceeding is not commenced within the 60-day period, the Company must pay each dissenting shareholder whose demand remains unsettled the amount demanded. All dissenting shareholders whose demands remain unsettled must be made parties to the proceeding and must be served with a copy of the petition. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. In any such proceeding, each dissenting shareholder made a party is entitled to a judgment in the amount of the difference between the fair value found by the court and the amount paid by the Company plus interest on such difference, in the case of a Pre-announcement Shareholder; or the fair value, plus accrued interest, of the dissenting shareholder's shares for which the Company elected to withhold payment in the case of a Post-announcement Shareholder. The court in an appraisal proceeding has the authority to determine and assess the costs of the proceeding, including the compensation and expenses of court-appointed appraisers, in such amounts and against such parties as it deems equitable. The court may also assess fees and expenses of attorneys and experts for the parties against the Company if the court finds that the Company did not substantially comply with the requirements of Indiana Code Sections 23-1-44-10 through 18, or against any party if the court finds that such party acted arbitrarily, vexatiously or not in good faith. The BCL also makes provision for compensation of attorneys for any dissenting shareholder whose services benefitted other dissenting shareholders similarly situated to be paid out of the amounts awarded the dissenting shareholders who were benefitted, if not assessed against the Company.

                            EXPENSES OF THE MERGER

     The Merger Agreement provides that each party shall pay expenses and costs incurred in connection with the Merger, including the fees and expenses of its own financial consultants, accountants and counsel, provided that in the event of termination of the Merger Agreement resulting from a willful breach of any of the representations, warranties or covenants set forth in the Merger Agreement, the nonbreaching party is entitled to recover appropriate damages from the breaching party. An element of such damage would likely include the expenses incurred in performing under the Merger Agreement.

                       CERTAIN REGULATORY CONSIDERATIONS

     This description of laws and regulations applicable to FWNC and the Company are brief summaries which do not purport to be complete and are qualified in their entirety by reference to such laws and regulations.

GENERAL

     Each of FWNC and Company is a bank holding company within the meaning of the BHCA and, as such, is registered with, and subject to regulation and supervision by, the FRB. Under the BHCA, a bank holding company is required to file annually with the FRB a report of its condition and, with its nonbanking subsidiaries, is subject to examination by the FRB. The BHCA also requires each bank holding company to obtain the prior approval of the FRB before it may acquire substantially all of the assets of any bank, or before it may acquire ownership or control of any voting shares of any bank, if after such acquisition, it would own or control directly or indirectly more than 5% of the voting shares of that bank. The BHCA also restricts the types of businesses and operations in which a bank holding company and its nonbank subsidiaries may engage. Generally, permissible activities are limited to banking and activities found by the FRB to be so closely related to banking as to be a proper incident thereto.

     FWNC's lead bank subsidiary, Fort Wayne National Bank, as well as most of its other Banking Subsidiaries, are subject to extensive regulation and examination by the OCC. FWNC's state chartered banking subsidiaries are also subject to regulation and examination by the Indiana Department of Financial Institutions ("DFI") and by the FDIC, which insures the deposits of each of FWNC's Banking Subsidiaries to the extent permitted by law.

     Federal and state laws and regulations which are applicable to insured depository institutions such as FWNC, and its Banking Subsidiaries, the Company and Valley American Bank, regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of availability of deposited funds and the nature and amount of collateral for loans. In addition, approval of appropriate regulatory authorities is required for branching and for mergers of depository institutions. The laws and regulations governing banks and insured depository institutions generally have been promulgated to protect depositors and not for the purpose of protecting their shareholders.

REGULATORY CAPITAL REQUIREMENTS

     The federal banking agencies which have jurisdiction over FWNC and its Banking Subsidiaries and the Company and Valley American Bank generally measure capital adequacy by using a risk-based capital framework and by monitoring compliance with minimum leverage capital ratio guidelines. The required minimum ratio of total risk-based capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. At least half of the total capital, or 4%, is to be comprised of common equity and qualifying perpetual preferred stock, less deductible intangibles ("Tier I Capital"). The remainder ("Tier II Capital") may consist of mandatory convertible debt securities, qualifying subordinated debt, other preferred stock and a portion of the reserve for possible credit losses up to 1.25% of total calculated assets. The aggregate amount of Tier I Capital and Tier II Capital is referred to herein as "Total Capital."

     In addition, the federal banking agencies have established minimum leverage capital ratio guidelines in order to measure capital adequacy. These guidelines provide for a minimum leverage capital ratio (Tier I Capital to quarterly average total assets less deductible intangibles) of 3% for bank holding companies and banks that meet certain criteria, including the maintenance of the highest regulatory rating. All other bank holding companies and banks are required to maintain a leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points.

     In addition to the foregoing requirements, the federal banking agencies have proposed regulations which modify the risk-based capital requirements to take into account interest rate risk. Moreover, regulatory agencies review capital adequacy in light of a variety of factors, including asset quality. Therefore, the capital adequacy of a banking organization will be impacted by, and assessed in relation to, its asset quality.

     Under the "prompt corrective action" provisions of the Federal Deposit Insurance Act ("FDIA"), as amended by the Federal Deposit Insurance Corporation Act of 1991 ("FDICIA"), the federal banking agencies have established five capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." The prompt corrective action provisions of the FDIA, and the regulations promulgated thereunder, require certain mandatory actions and authorize other discretionary actions to be taken by the appropriate federal banking agency ("prompt corrective action") with respect to institutions in the three undercapitalized categories, with the nature and extent of such action dependent primarily on the category in which the institution is placed. See "FDICIA," below. As of December 31, 1995, each of FWNC's Banking Subsidiaries' and Valley American Bank's capital levels qualified them as "well-capitalized" institutions under these regulations.

REGULATORY ENFORCEMENT ACTIONS

     Bank holding companies, insured depository institutions and their institution-affiliated parties may be subject to potential enforcement actions by applicable federal banking authorities for unsafe or unsound practices in conducting their businesses, or for violations of any law, rule or regulation or provision, any consent order with any agency, any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include cease-and-desist orders and written agreements, the termination of insurance deposits, the imposition of civil money penalties and removal and prohibition orders against institution-affiliated parties, among other things. Neither FWNC nor any of its Banking Subsidiaries are subject to any such enforcement actions. Nor are the Company or Valley American Bank subject to any such enforcement action.

 DIVIDENDS

          Each of FWNC and the Company is a legal entity separate and distinct from its respective banking subsidiaries. FWNC's principal source of revenue for general corporate purposes, such as the payment of dividends on FWNC Common Stock and, after the Merger, payment of dividends on FWNC Preferred Stock, consists of dividends from its Banking Subsidiaries, and the Company's principal source of revenue consists of dividends from Valley American Bank. The payment of dividends by FWNC's Banking Subsidiaries and Valley American Bank is subject to various regulatory requirements.

          The payment of dividends by FWNC and its Banking Subsidiaries and the Company and Valley American Bank also may be affected by other factors, such as the maintenance of adequate capital. For example, FDICIA generally prohibits an undercapitalized institution from paying dividends. In addition, if, in the opinion of the applicable regulatory authority, a banking holding company or a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the institution, could include the payment of dividends), such authority may require, after notice and hearing, that such organization cease and desist from such practice. The federal banking agencies also have issued policy statements which provide that bank holding companies and insured depository institutions should generally only pay dividends out of current operating earnings.

          Under the National Bank Act, the approval of the OCC is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined, for that year, combined with its retained net profits for the preceding two years. In calculating net profits for purposes of this limitation, a national bank may add back its provision for loan losses for years prior to 1991, but not for periods after January 1, 1991. In addition, a national bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts. For this purpose, bad debts generally are defined to include the principal amount of loans which are in arrears with respect to interest by six months or more unless such loans are fully secured and in the process of collection.

          As of December 31, 1995, FWNC's Banking Subsidiaries had approximately $21.6 million available to pay dividends to FWNC and Valley American Bank had approximately $15.7 million available to pay dividends to the Company, under legal restrictions.

 SUPPORT OF BANKING SUBSIDIARIES

          Under FRB policy, bank holding companies such as FWNC and the Company are expected to act as a source of financial strength to each of their subsidiary banks and to commit resources to support each subsidiary bank in circumstances when it might not do so absent such policy. The FRB takes the position that in implementing this policy it may require bank holding companies to provide such support when the holding company otherwise would not consider itself able to do so.

          Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989, in the event of a loss suffered by the FDIC in connection with a banking subsidiary of a bank holding company (whether due to a default or the provision of FDIC assistance), other banking subsidiaries of the holding company could be assessed for such loss.

 TRANSACTIONS WITH AFFILIATES

          Federal laws limit the transfer of funds by a subsidiary bank to its holding company in the form of loans or extensions of credit, investments or purchases of assets. Transfers of this kind are limited to 10% of a bank's capital stock and surplus with respect to each affiliate and to 20% in the aggregate, and are also subject to certain collateral requirements. These transactions, a well as other transactions between a subsidiary bank and its holding company, also must be on terms substantially the same as, or at least as favorable as, those prevailing at the time for comparable transactions with nonaffiliated companies or, in the absence of comparable transactions, on terms or under circumstances, including credit standards, that would be offered to, or would apply to, nonaffiliated companies.

 FDICIA

          INSURANCE PREMIUMS. Each of FWNC's Banking Subsidiaries and Valley American Bank are members of the Bank Insurance Fund ("BIF") administered by the FDIC. Pursuant to FDICIA, the FDIC developed a risk-based assessment system, under which the semi-annual assessment rate for an insured depository institution varies according to the level of risk incurred in its activities.
An institutions's risk category is based upon whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. Each insured depository institution also is to be assigned to one of three groups based on supervisory evaluations of the institution. Based on the foregoing, each member of BIF administered by the FDIC currently is assigned an annual FDIC assessment rate varying between 0.23% per annum (for well capitalized Subgroup A institutions) and 0.31% per annum (for undercapitalized Subgroup C institutions). Each of FWNC's material Banking Subsidiaries and Valley American Bank are currently considered to be "well capitalized." See "Certain Regulatory Considerations--Regulatory Capital Requirements" above.

          Financial institutions which are members of the BIF are likely to experience lower deposit insurance premiums in the future because the BIF has higher reserves and is expected to be responsible for fewer troubled institutions. In February, 1995, the FDIC proposed that the premium schedule for BIF members be revised to provide a range of .04% to .31% of insured deposits (as compared to a range of .23% to .31% of insured deposits for SAIF-insured institutions), so that well-capitalized and healthy BIF members would pay the lowest premiums. In May, 1995, the BIF reached its capitalization target. As a result, the FDIC refunded excess premiums paid by Banks from June through September and reduced FDIC premium rates. Except for a $2,000 per bank assessment, the current FDIC premium is fixed at zero for well-capitalized banks.

          PROMPT CORRECTIVE ACTION. FDICIA substantially revised the bank regulatory provisions of the FDIA and several other federal banking statutes. Among other things, FDICIA requires federal banking agencies to broaden the scope of regulatory corrective action taken with respect to depository institutions that do not meet minimum capital requirements and to take such actions promptly in order to minimize losses to the FDIC. In connection with FDICIA, federal banking agencies are required to establish capital measures (including both a leverage measure and a risk-based capital measure) and to specify for each capital measure the levels at which depository institutions will be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized."

          Under FDICIA, each of the banking regulatory agencies adopted regulations establishing relevant capital measures and relevant capital levels. Under the regulations, an institution is considered to be (i) well capitalized if it has a Total Capital to risk adjusted assets ratio of 10% or greater, a Tier I Capital to risk adjusted ratio of 6% or greater and a leverage capital ratio of 5% or greater and is not subject to any order or written directive by the appropriate federal banking agency to meet and maintain a specific capital level for any capital measure; (ii) adequately capitalized if it has a Total Capital to risk adjusted assets ratio of 8% or greater, a Tier I Capital to risk adjusted ration of 4% or greater and a leverage capital ratio of 4% or greater (3% in certain circumstances) and is not well capitalized; (iii) undercapitalized if it has a Total Capital to risk adjusted assets ratio of less than 8%, a Tier I Capital to risk adjusted ratio of less than 4% or a leverage capital ratio of less than 4% (3% in certain circumstances); (iv) significantly undercapitalized if it has a Total Capital to risk adjusted assets ratio of less than 6%, a Tier I Capital to risk adjusted ratio of less than 3% or a leverage capital ratio of less than 3%; and (v) critically undercapitalized if its tangible equity is equal to or less than 2% of average quarterly tangible assets. As discussed above, each of FWNC's material Banking Subsidiaries and Valley American Bank is currently considered to be a "well capitalized" institution under these regulations.

          FDICIA authorizes the appropriate federal banking agency, after notice and an opportunity for a hearing, to treat a well capitalized, adequately capitalized or undercapitalized insured depository institution as if it had a lower capital-based classification if it is in an unsafe or unsound condition or engaging in an unsafe or unsound practice. Thus, an adequately capitalized institution can be subjected to the restrictions on undercapitalized institutions (provided that a capital restoration plan cannot be required of the institution) described below and an undercapitalized institution can be subjected to the restrictions applicable to significantly undercapitalized institutions described below.

          FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining among other things that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, any parent holding company of the depository institution must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to five percent of the depository institution's total assets at the time it became undercapitalized, and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

          Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of depositions from correspondence banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

          BROKERED DEPOSITS. Under FDICIA, a bank cannot accept brokered deposits (which term is defined to include payment of an interest rate more than 75 basis points above prevailing rates) unless (i) it is well capitalized or
(ii) it is adequately capitalized and receives a waiver from the FDIC. A bank is defined to be well capitalized for purposes of this restriction if it maintains a leverage capital ratio of at least 5%, a Tier I Capital to risk adjusted ratio of 6% and a Total Capital to risk adjusted assets ratio of at least 10% and is not otherwise in a "troubled condition" as specified by its appropriate federal regulatory agency. A bank is defined to be adequately capitalized if it meets all of its minimum capital requirements. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts. In addition, a bank that is "adequately capitalized" may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is "well capitalized." Neither FWNC's Banking Subsidiaries nor Valley American Bank presently utilizes brokered deposits as a source of funds.

          SAFETY AND SOUNDNESS STANDARDS. FDICIA requires that each of the federal bank regulatory agencies prescribe by regulation the depository institution and depository institution holding company standards relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and employee compensation, fees and benefits and standards specifying minimum earnings sufficient to absorb losses without impairing capital, to the extent feasible a minimum ratio of market value to book value for publicly traded shares and such other standards relating to the foregoing as it deems appropriate. A holding company or institution that fails to comply with such standards will be required to submit a plan designed to achieve such compliance. If no such plan is submitted or a failure to implement such a plan exists, the depository institution or holding company would become subject to additional regulatory action or enforcement proceedings.

          In November, 1993, the federal banking agencies published proposed safety and soundness standards under FDICIA. Among other things, the proposed regulations set forth general standards relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure and employee compensation. The proposed regulations also outline proposed rules setting forth a maximum ratio of classified assets to capital and for determining minimum earnings, but decline to propose either a quantitative limit on asset growth or a minimum ratio of market value to book value for publicly traded shares. Neither FWNC nor the Company currently believe that the adoption of such standards as proposed will have a material adverse effect on its respective financial condition and operations.

          OTHER. FDICIA also contains a variety of other provisions that may affect the operations of bank holding companies, banks and savings banks, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch.

 RECENT LEGISLATIVE DEVELOPMENTS

          Several bills recently have been introduced in the U.S. Congress which, if enacted, could significantly affect the operations and oversight of savings institutions and other financial institutions. Included in such proposed legislation is the "Bank Regulatory Consolidation and Reform Act of 1995," which would merge the Office of Thrift Supervision into the OCC, the "Financial Services Competitive Act of 1995," which would repeal portions of the Glass-Steagall Act and permit certain affiliations between commercial banks and securities brokerage firms, and the "Risk Management Improvement and Derivatives Oversight Act of 1995," which would create a Federal Derivatives Commission to establish principles and standards for the supervision of both dealers of derivatives and investors. In addition, the "Depository Institution Affiliation Act of 1995," which would establish financial services holding companies and would permit any entity, financial or commercial, to become affiliated with an insured depository institution, has been introduced in both the United States Senate and the United States House of Representatives. FWNC and the Company currently are unable to predict whether any of the foregoing legislative proposals may be passed or, if passed, what the final contents of such legislation will be and their effects, if any, on FWNC and the Company.

                           DESCRIPTION OF FWNC STOCK

          FWNC is authorized to issue up to 20 million shares of FWNC Common Stock and up to 2 million shares of Preferred Stock. The capital stock of FWNC does not represent or constitute a deposit account and is not insured by the FDIC. The following description of FWNC Common Stock and Preferred Stock does not purport to be complete and is qualified in all respects by reference to FWNC's Articles of Incorporation ("Articles") and By-Laws ("By-Laws"), as well as the Indiana Business Corporation Law ("IBCL")..

 FWNC COMMON STOCK

          GENERAL. Each share of FWNC Common Stock has the same relative rights and is identical in all respects to each other share of FWNC Common Stock. FWNC Common Stock is not subject to call for redemption and, upon receipt by FWNC of the shares of Company Common Stock surrendered in exchange for FWNC Common Stock, as applicable, each share of FWNC Common Stock offered in the Merger will be fully paid and nonassessable.

          VOTING RIGHTS. The holders of FWNC Common Stock currently possess exclusive voting rights with respect to FWNC. Each holder of FWNC Common Stock is entitled to one vote for each share held on all matters voted upon by shareholders, and shareholders are not permitted to accumulate votes in the election of directors.

          DIVIDENDS. Subject to the rights of holders of any series of preferred stock issued by FWNC, the holders of FWNC Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors of FWNC from funds legally available.

          PREEMPTIVE RIGHTS. Holders of FWNC Common Stock do not have any preemptive rights with respect to any shares which may be issued by FWNC in the future. Thus, FWNC may sell shares of FWNC stock without first offering them to the then holders of FWNC Common Stock.

          LIQUIDATION. In the event of any liquidation, dissolution or winding up of FWNC, the holders of FWNC Common Stock are entitled to receive, after payment of all debts and liabilities of FWNC, all assets of FWNC available for distribution, subject to the rights of the holders of any preferred stock which may be issued by FWNC having a priority in liquidation or dissolution over that of the holders of FWNC Common Stock.

 FWNC PREFERRED STOCK

          FWNC is authorized to issue up to 2 million shares of Preferred Stock, consisting of 1 million shares of no par value Class A Preferred Stock and 1 million shares of no par value Class B Preferred Stock. Owners of Class A Preferred Stock have the right, voting in common with the holders of Common Stock and not separately by class, to vote on each question or matter submitted generally to the shareholders of FWNC in respect of which voting by class is not required. In addition, holders of Class A Preferred Stock have the right, voting separately by class and without regard to series, to vote upon each question or matter in respect of which they are entitled by law to vote by class. Holders of Class A Preferred Stock also have the right, voting separately by class and without regard to series, to elect a number of additional members of the Board of Directors as is equal to the number of classes of Common Directors if FWNC were to fail to pay fixed, minimal or other dividends payable in respect of any series of those shares in an aggregate amount equal to full dividends for six calendar quarters. As long as there is any Class A Preferred Stock of any series outstanding, FWNC may not, without the affirmative vote of at least two-thirds of the aggregate number of shares of Class A Preferred Stock of all series then outstanding, voting separately by class and without regard to series, change or repeal any voting rights of such shares then outstanding or authorize or create any class of stock ranking as to voting rights or as to relative rights, preferences, qualifications, limitations and restrictions, prior to the Class A Preferred Stock of any series then outstanding.

          Class B Preferred Stock has no voting rights, and holders thereof are not entitled to receive notice of any meeting at which they are not entitled to vote. However, holders of Class B Preferred Stock have the right, voting separately by class and without regard to series, to elect a number of additional members of the Board of Directors as is equal to the number of classes of Common Directors if FWNC were to fail to pay dividends payable with respect to any series of such shares in an aggregate amount equal to full dividends for six full calendar quarters.

          The Board of Directors of FWNC is authorized to issue either Class A or Class B preferred stock from time to time in series, and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. Such classes and series of FWNC preferred stock may be issued in distinctly designated series, may be convertible into FWNC Common Stock, and may rank prior to the FWNC Common Stock and the FWNC Class B Preferred Stock Series 1 to be issued in the Merger as to dividend rights, liquidation preferences or both.

          The authorized but unissued shares of other classes and series of preferred stock (as well as the authorized but unissued and unreserved shares of FWNC Common Stock) are available for issuance in future mergers or acquisitions and future public offerings or in private placements or for other general purposes. Except as otherwise required to approve the transaction in which the additional shares of FWNC may be issued, shareholder approval is generally not required for the issuance of these shares. Depending on the circumstances, a shareholder may be approved or required pursuant to the requirements for a continued listing of any FWNC Common Stock on the Nasdaq Stock Market's National Market System or the requirements of any exchange on which FWNC Common Stock may then be listed.

 FWNC CLASS B PREFERRED STOCK SERIES 1

          The Board of Directors of FWNC has exercised its power to issue Class B Preferred Stock by entering into the Merger Agreement under such terms and conditions as shall require the issuance of FWNC Class B Preferred Stock Series 1 in consummation of the Merger. The particular voting powers, designations, preferences or other special rights of FWNC Class B Preferred Stock Series 1 are described specifically in this section. FWNC Class B Preferred Stock Series 1 is 6% cumulative convertible nonvoting Class B Preferred Stock. A total of 740,000 shares of FWNC Class B Preferred Stock Series 1 shall be issued in consummation of the Merger. FWNC Class B Preferred Stock Series 1 will be without par value, but has a stated value of $50 per share. FWNC has no other classes or series of preferred stock issued or outstanding at this time, but FWNC's Board of Directors may issue additional classes or series of preferred stock in the future. Holders of FWNC Class B Preferred Stock Series 1 are entitled to receive, when and as declared by the FWNC Board of Directors, cash dividends, accruing from the date of their initial issuance, at the fixed annual rate of 6% per annum, computed on the stated value of $50 per share. Dividends are payable quarterly. In the event of liquidation, dissolution or winding up of the affairs of FWNC, whether voluntary or involuntary, holders of the FWNC Class B Preferred Stock Series 1 are entitled to receive out of assets available for distribution an amount equal to $50 per share, plus accrued and unpaid dividends through the date of distribution. The merger or consolidation of FWNC with or into any other corporation, or the sale of assets of FWNC substantially as an entirety, shall not be deemed a liquidation, dissolution or winding up of the affairs of FWNC. The FWNC Class B Preferred Stock Series 1 may be redeemed by FWNC at its option at any time or from time to time on or after April 1, 2002 at an agreed redemption price of $50 per share, plus accrued and unpaid dividends. Redemption of FWNC Class B Preferred Stock Series 1 may be subject to prior approval by the FRB.

          Holders of FWNC Class B Preferred Stock Series 1 have the right, at their option, to convert their shares into shares of FWNC Common Stock at any time at a conversion ratio equal to $50 divided by 120% of the average per-share closing price of FWNC Common Stock as reported on the Nasdaq Stock Market's National Market as reported in The Wall Street Journal (Midwest Edition) during the 20 day trading period preceding the fifth calendar day prior to the closing date ("Average Price"). This conversion ratio shall be adjusted from time to time after the issue date to reflect stock dividends or other distributions in respect of shares of Common Stock, the issuance of additional rights or warrants to holders of Common Stock entitling them to subscribe for the purchase of shares of FWNC Common Stock at a price per share less than its current market value and distribution to holders of FWNC Common Stock of certain evidence of indebtedness or the reclassification of FWNC Common Stock into securities including those other than FWNC Common Stock. FWNC is required to pay all taxes which may be payable in respect of the issuance of shares of FWNC Common Stock upon conversion of FWNC Class B Preferred Stock Series 1, but FWNC is not required to pay taxes which may be payable in respect of any transfer involved in the issuance of shares of FWNC Common Stock in a name other than that in which the share of FWNC Class B Preferred Stock Series 1 is registered. Other than as required by law, and except under circumstances where required dividends have not been paid, holders of FWNC Class B Preferred Stock Series 1 do not have voting rights. See "Description of FWNC Stock--Description of FWNC Preferred Stock."

 FWNC'S ARTICLES OF INCORPORATION AND BY-LAWS

          FWNC's Articles of Incorporation and By-Laws contain a number of provisions which may be deemed to have the effect of discouraging or delaying attempts to gain control of FWNC, including provisions in the Articles: (1) classifying the Board of Directors into three classes to serve for three years each with one class being elected annually, (2) authorizing the Board to fix the size of the Board between 9 and 31 directors, (3) authorizing directors to fill vacancies in the Board, (4) increasing the vote for removal of directors by shareholders, (5) increasing the amount of stock required to be held by shareholders seeking to call a special meeting of shareholders, and (6) requiring an increased vote of shareholders to approve certain business combinations unless certain price and procedural requirements are met or the Board of Directors approves the business combination in the manner provided therein. The provisions of the By-Laws of FWNC include specific conditions under which (1) persons may be nominated for election of directors at FWNC at an annual meeting of shareholders, and (2) business may be transacted at an annual meeting of shareholders.

          In addition to the foregoing, FWNC's Articles and By-Laws contain provisions intended to discourage the use by potential acquirers of FWNC of certain techniques which FWNC's management believes have the tendency to benefit some shareholders at the expense of others. These provisions are intended to provide greater assurance that in the event of an actual takeover of FWNC, all shareholders will be treated fairly and equally.

          One set of such provisions provides that each shareholder shall receive for all of his shares a price at least equal to the higher of (1) the price paid for any other share of FWNC stock, or (2) the fair market value of such a share of FWNC stock. These provisions could deter a change of control by imposing significant additional costs upon potential acquirers.

          In addition, FWNC's Articles require the affirmative vote of the holders of two-thirds of the then outstanding shares to approve certain transactions with persons holding 10% or more of the outstanding FWNC stock, including matters such as a merger, consolidation or sale of a substantial portion of FWNC's assets to such a party. These restrictions do not apply, however, if certain conditions are met, including the approval of the transaction by FWNC's Board of Directors.

 ANTI-TAKEOVER PROVISIONS IN THE INDIANA BUSINESS CORPORATION LAW

          The Indiana Business Corporation Law (the "BCL") includes two chapters that may have a direct effect on change of control transactions. These are Chapter 42 (IC 23-1-42), the Control Share Acquisitions Chapter, and Chapter 43 (IC 23-1-43), the Business Combinations Chapter. The BCL permits a corporation to elect whether or not to be governed by these Chapters. FWNC has elected not to be governed by either of these Chapters. FWNC could elect to become subject to either or both of these Chapters at any time, although the Board of Directors presently does not plan to do so.

 CONTROL SHARE ACQUISITIONS

          The Control Share Acquisitions Chapter of the BCL ("Chapter 42") limits the voting rights of shares acquired by a person or group if the total number of shares the votes of which are controlled by such acquiring shareholder or group after such acquisition exceeds certain specified levels of ownership, unless and until certain independent shareholders have adopted a resolution granting the right to vote the excess acquired shares to the acquiring shareholder. Upon appropriate request, an acquiring shareholder can demand that the corporation submit to its shareholders within 50 days the issue of the right of the acquiring shareholder or group to vote the excess shares acquired. If no proper request is made by the acquiring shareholder, then Chapter 42 provides that the issue of voting rights is to be considered at the next shareholders' meeting. The restrictions on the right to vote, and the obligation to seek independent shareholder authority for voting, arises at three levels of shareholder ownership or voting power: when the acquiring shareholder owns or has voting power in excess of 20%, 33 1/3% and 50% of the outstanding voting securities of the corporation. Assuming the authority exists in the corporation's articles of incorporation or by-laws in advance of the control share acquisition, unless the acquiring shareholder files with the corporation an appropriate informational statement, the corporation can redeem the shares acquired by the acquiring shareholder within a period of 60 days following the last acquisition of shares. If, on the other hand, the acquiring shareholder files an appropriate informational statement, then its shares can only be redeemed in the event that the independent shareholders refuse the acquiring shareholder the right to vote, assuming the authority to redeem such shares exists in the corporation's articles of incorporation or by-laws in advance of the control share acquisition. If the shareholders grant the acquiring shareholder the right to vote and the acquiring shareholder owns or controls the votes of a majority of the outstanding voting securities of the corporation, then shareholders may exercise dissenters' rights of appraisal and receive the "fair value" of their shares, as defined in the BCL. FWNC has elected not to be subject to Chapter 42. This election may be rescinded at any time, although the Board of Directors presently does not plan to do so.

 BUSINESS COMBINATIONS

          The Business Combinations Chapter of the BCL ("Chapter 43") provides that persons who own or control (directly or through their affiliates or associates), voting power over at least 10% of the voting shares of a corporation are, under certain circumstances, prohibited from engaging in certain mergers, stock purchases, asset purchases, loans, or other financial transactions with the corporation in which they own their 10% interest, unless that corporation's Board of Directors expressly approved the acquisition of the 10% interest before the 10% shareholder acquired his interest. For those 10% shareholders who do not obtain their interest with prior approval of the Board of Directors, Chapter 43 will freeze such financial transactions for five years from the share acquisition date, regardless of whether the Board of Directors or shareholders then favor the transaction, and after the five-year period the transaction will be permissible only if certain "fair price" requirements or "disinterested shareholder approval" requirements are observed. FWNC has elected not to be subject to Chapter 43. This election may be rescinded at any time, although the Board of Directors presently does not plan to do so.

 TRANSFER AGENT

          The transfer and agent registrar for FWNC Common Stock is Fort Wayne National Bank.

 COMPARISON OF THE RIGHTS OF SHAREHOLDERS

          Both FWNC and the Company are Indiana corporations subject to the provisions of the BCL. Accordingly, no change in the law governing a relationship between FWNC and the Company on the one hand, and their respective shareholders, on the other, will occur as a result of the Merger. Upon consummation of the Merger, shareholders of the Company will become shareholders of FWNC, and their rights as shareholders of FWNC will be governed by the Articles and By-Laws of FWNC and by the BCL. The differences inherent in shareholdership are outlined as follows:

          AUTHORIZED CAPITAL STOCK. The Company's Articles of Incorporation authorize the issuance of up to 240,000 shares of Company Common Stock, of which 204,788 were outstanding as of the Record Date. The Company's Articles of Incorporation authorize the issuance of up to 60,000 shares of Company Preferred Stock, of which 51,197 were outstanding on the Record Date. On the other hand, FWNC's Articles authorize the issuance of up to 20 million shares of FWNC Common Stock, of which 11,428,717 were outstanding on December 31, 1995; up to 1 million shares of Class A Preferred Stock and up to 1 million shares of Class B Preferred Stock. After issuance of the FWNC Preferred Stock in the Merger, only 260,000 shares of Class B Preferred Stock will remain authorized but unissued. Each class of preferred stock is issuable in series, each series having such rights and preferences as FWNC's Board of Directors may fix and determine by resolution.

          ISSUANCE OF CAPITAL STOCK. Under the BCL, FWNC and the Company could both issue rights, options or warrants for the purchase of shares of capital stock on such terms and for consideration as may be determined by the respective Board of Directors. Neither the BCL nor the Company's Articles of Incorporation or By-Laws require shareholder approval of any such action. However, the By-Laws of the National Association of Securities Dealers, Inc., generally requires corporations, such as FWNC, with securities which are quoted on the Nasdaq Stock Market's National Market System to obtain shareholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Shareholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for federal income tax and securities law treatments under current laws and regulations.

          VOTING RIGHTS. Each share of Company Preferred Stock carried with it the right to one vote per share on all matters properly presented at meetings of the shareholders of the Company. Holders of Company Common Stock do not have the right to vote except as provided by the BCL. Each share of FWNC Common Stock is entitled to one vote per share on all matters properly presented at meetings of shareholders of FWNC, but the FWNC Class B Preferred Stock Series 1 is not entitled to vote, except as required by the BCL. Neither the Company's Articles or By-Laws nor FWNC's Articles or By-Laws permit shareholders to accumulate their votes in an election of directors.

          DIVIDENDS AND DISTRIBUTIONS. Under the BCL, and subject to restrictions contained in Articles of Incorporation, as well as restrictions imposed by banking laws and regulations, either the Company or FWNC may make distributions to shareholders, provided no distribution may be made if, after giving it effect, the corporation would not be able to pay its debts as they become due in the ordinary course of business and the corporation's total assets would be less than the sum of its total liabilities. In addition, under a credit agreement the annual cash dividends which the Company may pay are limited to $77,000. Except as described above, there are no significant differences with respect to the right to pay dividends or make distributions between the Company and FWNC. For a description of regulatory capital requirements applicable to bank holding companies such as FWNC and the Company, and regulatory limitations on the ability of their banking subsidiaries to pay dividends, see "Certain Regulatory Considerations--Dividends."

          CLASSIFICATION AND SIZE OF BOARD OF DIRECTORS. The Company's By-Laws provided that the term of office of each director of the Company shall be one year or until his successor shall be elected and qualified. FWNC's Articles and By-Laws require the Board of Directors of FWNC to be divided into three classes with members of each class to be elected for a term of three years, one class being elected annually.

          INDEMNIFICATION OF DIRECTORS AND OFFICERS. The Articles of Incorporation of the Company provide that each director and officer, whether or not then in office, is to be indemnified by the Company against liability and expenses reasonably incurred by or imposed upon him in connection with his official capacity, except relating to matters as to which the director or officer shall be determined to have not met the prescribed standard of conduct, all as set forth in the Articles of Incorporation.

          The By-Laws of FWNC also provide that directors, officers, employees and agents of FWNC are to be indemnified by FWNC against liability and expenses incurred by or imposed upon him in connection with or arising out of actions or claims in which such person is or may become involved as a party by reason of having had such a relationship with FWNC and arising from actions taken or not taken by him in such capacity.

          PROCEDURE FOR CALLING SPECIAL MEETING OF SHAREHOLDERS. Special meetings of shareholders of FWNC may be called in writing by FWNC's President, its Secretary or its Board of Directors. In addition, special meetings of FWNC's shareholders may be called by the holders of at least 25% of the outstanding shares of FWNC entitled to vote upon business to be transacted at the meeting, provided such shareholders deliver to FWNC's Secretary a written demand that such meeting be held.

          SHAREHOLDER NOMINATIONS AND PROPOSALS. Nominations for election to the Board of Directors of FWNC may be made by any shareholder of an outstanding class of stock entitled to vote for election of that class of director. Shareholder nominations must be made in writing and must be delivered to the President of FWNC not less than 30 nor more than 90 days prior to the date of any meeting of the shareholders called for the election of directors. The nomination must contain the signed consent of the nominee to serve, as well as his name and address, principal occupation, total number of shares of FWNC that the nominating shareholders know will be voted for the nominee, the name and residence address of the nominating shareholders and the number of shares of stock of FWNC owned by the nominating shareholders. Nominations not made in accordance with the By-Laws of FWNC may be disregarded by the Chairman of the meeting at which the election is to occur, and upon his instruction, the vote tellers may disregard all votes cast for such nominee.

          SHAREHOLDER'S RIGHT TO EXAMINE BOOKS AND RECORDS. The BCL provides that a list of shareholders of an Indiana corporation such as FWNC and the Company must be available for inspection by shareholders entitled to vote at the meeting beginning 5 business days before the date of the meeting from which the list was prepared and continuing through the meeting. The list is to be maintained at the corporation's principal office or at the place identified in the meeting notice where the meeting will be held. The BCL also provides that a shareholder of an Indiana corporation may inspect and copy certain specified records of the corporation during regular business hours if the shareholder (1) has made a written demand at least 5 business days in advance of the date on which he or she desires to inspect and copy records, and such demand is made in good faith and states a proper purpose; (2) describes with reasonable particularity the purpose and the records to be inspected; and (3) the records are directly connected with that purpose. The BCL authorizes a shareholder of an Indiana corporation that refuses to permit an authorized inspection to bring a legal action for an order directing a corporation to permit such inspection and, if successful, to be awarded costs incurred in obtaining the order unless the corporation proves that it refused inspection in good faith because it had a reasonable basis for doubt about the right of the shareholder to inspect the records demanded. The Articles of Incorporation and By-Laws of both FWNC and the Company contain no further or other rights conferred upon shareholders with respect to examination or copying of shareholder's lists or other corporate records.

          AMENDMENT OF GOVERNING INSTRUMENTS. No amendment of FWNC's Articles of Incorporation may generally be made unless first proposed by its Board of Directors, which shall recommend adoption of the amendment by shareholders unless there is a conflict of interest or other special circumstances. Thereafter, the proposed amendment must be approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. However, certain sections of FWNC's Articles of Incorporation may only be amended by the affirmative vote of the holders of not less than 2/3 of the holders of the common stock of FWNC, voting separately by class. The sections in FWNC's Articles of Incorporation requiring a higher vote of shareholder for amendment include those relating to change or repeal of voting rights, class of stock ranking as to voting rights or relative rights, preferences, qualifications, limitations and restrictions, numbers and classes of directors and provisions relating to removal of directors, filling vacancies, and the provisions relating to certain business combinations and transactions described above.

          The By-Laws of FWNC may be amended by the affirmative vote of more than 2/3 of the common directors and more than 2/3 of the whole board, which numbers are determined as if there are no vacancies on the board even if they exist, at any regular or special meeting notice of which contains the proposed amendment or a digest thereof. In addition, FWNC's By-Laws may be amended by written consent of all directors.

              SELECTED INFORMATION CONCERNING COMPANY MANAGEMENT

          Darwin L. Wiekamp and Dennis J. Schwartz are the only directors or executive officers of the Company who will serve as directors or executive officers of FWNC following the Merger. Mr. Wiekamp is named because he will continue to be an executive officer of Valley American Bank following the Merger, and Valley American Bank will be a significant subsidiary of FWNC following the Merger. As of the date hereof, Mr. Wiekamp is 81 years old. He currently serves as Chairman of the Board of Directors of the Company, as Chairman of the Board of Directors and Chief Executive Officer of Valley American Bank and as a director of VBT Realty, a wholly owned subsidiary of the Company. He was initially elected to the Board of Directors of Valley American Bank in 1966, and his current term as director of Valley American Bank will expire in May, 1996. His term as a member of the Board of Directors of the Company will expire at the time of the Merger as the Company's separate legal existence will cease.

          Mr. Schwartz is the only director or executive officer of the Company or Valley American Bank who will serve as a director of FWNC following the Merger. As of the date hereof, Mr. Schwartz is 55 years old. He currently serves as a director and President of the Company, Valley American Bank and VBT Realty. He was initially elected to the Board of Directors of Valley American Bank in 1969 and of the Company in 1968. His current term as a director of Valley American Bank will expire in May, 1996. His term as a member of the Board of Directors of the Company will expire at the time of the Merger as the Company's separate legal existence will cease.

 SUMMARY COMPENSATION TABLES

          The following table sets forth the compensation received by Messrs. Wiekamp and Schwartz for each of the last three fiscal years ended December 31, 1995.

===============================================================================================================
                                 SUMMARY COMPENSATION TABLE OF VALLEY AMERICAN BANK
---------------------------------------------------------------------------------------------------------------
      Name and                                                          Long-Term Compensation
      Principal                                                     -----------------------------------
      Position                     Annual Compensation                     Awards           Payouts
                          -----------------------------------------------------------------------------
                                                        Other                  Securities                All
                                                        Annual    Restricted   Underlying               Other
                                                         Com-       Stock       Options/      LTIP      Compen-
                                 Salary     Bonus     pensation     Awards        SARs      Payouts     sation
                          Year    ($)        ($)         ($)          ($)          ($)        ($)         ($)
---------------------------------------------------------------------------------------------------------------
Darwin L. Wiekamp,        1995  228,000   175,000(a)      0            0            0          0         48,000(b)
Chairman of the Board
and Chief Executive
Officer
---------------------------------------------------------------------------------------------------------------
                          1994  208,000    58,591         0            0            0          0         49,698
---------------------------------------------------------------------------------------------------------------
                          1993  188,000    42,136         0            0            0          0         47,800
---------------------------------------------------------------------------------------------------------------
Dennis J. Schwartz,       1995  270,000   175,000(a)      0            0            0          0          8,500(b)
President
---------------------------------------------------------------------------------------------------------------
                          1994  250,000    58,591         0            0            0          0          9,634
---------------------------------------------------------------------------------------------------------------
                          1993  230,000    42,136         0            0            0          0          9,651
===============================================================================================================

(a)  Includes cash bonus of $100,000 paid by the Company.

(b) An estimate of contributions under the Company's ESOP has been included in this column.

 OPTIONS

          Neither the Company nor Valley American Bank has issued any stock options to any directors or executive officers at any time.

                                  THE COMPANY

          The Company, an Indiana corporation, is a single bank holding company registered under the BHCA. The Company owns all of the issued and outstanding stock of Valley American Bank. Valley American Bank is chartered under the laws of the State of Indiana and conducts its business from its headquarters in South Bend, Indiana, and 20 other branch offices located throughout north central Indiana. Valley American Bank employs approximately 340 persons. At December 31, 1995, the Company had consolidated assets of approximately $819 million, consolidated deposits of approximately $564 million and consolidated shareholders' equity of approximately $44.7 million. Based on total assets at December 31, 1995, the Company believes it is the sixth largest independent bank holding company headquartered in the State of Indiana.

          Valley American Bank offers a broad range of commercial and consumer banking services and products, and it competes with other commercial banks, small loan companies, sales finance companies, credit unions and savings and loan institutions, some of which have greater financial resources than the Company or Valley American Bank. The principal executive offices of the Company are located at 310 West McKinley, Mishawaka, Indiana 46545.

          The following schedules disclose certain summary financial information about the Company:

                        VALLEY FINANCIAL SERVICES, INC.
                       SUMMARY OF SELECTED FINANCIAL DATA


Year Ended December 31,                 1995       1994       1993       1992       1991
                                      ---------  ---------  ---------  ---------  ---------
                                          (Dollars in thousands, except per share data)
EARNINGS
  Total interest income               $ 59,176   $ 48,972   $ 46,509   $ 49,232   $ 51,362
  Total interest expense                29,393     21,349     20,632     23,992     29,162
  Net interest income                   29,783     27,623     25,877     25,240     22,200
  Provision for loan losses              1,676      1,743      2,873      2,196      1,925
  Total noninterest income               5,061      4,727      5,192      4,588      3,739
  Total noninterest expense             23,157     18,589     17,529     18,061     16,950
  Income tax expense                     3,292      4,330      3,734      3,713      2,543
  Net income                             6,719      7,688      6,933      5,858      4,521

PER COMMON SHARE DATA
  Net income /(1)/                    $  32.50   $  36.77   $  31.36   $  25.40   $  19.48
  Cash dividends declared                    -          -          -          -          -
  Book value at year end /(2)/          215.87     205.52     176.95     143.51     121.71
  Book value at year end /(2)/(3)/      280.96     238.69     205.04     164.39     139.00

FINANCIAL CONDITION
  Total assets                        $818,618   $742,327   $726,040   $673,896   $619,886
  Long-term debt                        41,917     23,250     24,827     16,384      9,921
  Preferred and common
   stock subject to
   repurchase in ESOP                   13,416      6,882      5,982      4,848      4,026
  Stockholders' equity                  44,736     42,637     37,692     33,311     28,343

  Average daily assets                 756,857    694,213    667,963    638,356    577,703
  Average daily loans /(4)/            520,487    477,316    443,259    442,664    402,164
  Average daily deposits               542,828    527,006    519,348    516,621    469,821
  Average stockholders'
   equity                               46,160     40,364     36,161     30,247     25,956
  Average stockholders'
   equity /(3)/                         54,604     46,796     41,576     34,684     29,677

OTHER DATA
  Average common shares
   outstanding                         204,838    207,432    218,996    228,016    228,670
  Return on average assets                 .89%      1.11%      1.04%       .92%       .78%
  Return on average stock-
   holders' equity                       14.55%     19.05%     19.17%     19.37%     17.42%
  Return on average
   stockholders' equity /(3)/            12.30%     16.43%     16.68%     16.89%     15.23%
  Common dividend payout
   ratio (dividends divided
   by net income)                            -          -          -          -          -
  Average stockholders'
   equity to average total assets         6.10%      5.81%      5.41%      4.74%      4.49%


Year Ended December 31,                 1995       1994       1993       1992       1991
                                      ---------  ---------  ---------  ---------  ---------
Average stockholders'
  equity to average
  total assets /(3)/                    7.21%      6.74%      6.22%      5.43%      5.14%

(1) Net income per share has been adjusted to exclude dividends on preferred stock.
(2) Book value per share has been adjusted to exclude preferred stock outstanding.
(3) Calculated based on stockholders' equity and preferred and common stock subject to repurchase in ESOP.
(4)  Averages do not include allowances for loan losses.

VALLEY FINANCIAL SERVICES, INC.


CONSOLIDATED AVERAGE BALANCE SHEETS AND TAXABLE EQUIVALENT INTEREST INCOME/EXPENSE AND YIELDS/RATES

                                                         1995                            1994                          1993
                                                                   Average                        Average                    Average
                                             Average               Yield/    Average               Yield/   Average           Yield/
(Dollars in thousands)                      Balances   Interest     Rate    Balances   Interest     Rate   Balances  Interest  Rate
----------------------                      ---------  ---------  --------  ---------  ---------  -------  --------  --------  -----
EARNING ASSETS
 Interest-earning deposits                  $    309    $    14      4.53%  $     61    $     2     3.28%  $  1,210   $    30  2.48%
 Federal funds sold and securities
  purchased under agreements to resell        38,343      2,251      5.87     23,680      1,173     4.95     25,641       891  3.47
 Investment securities:
    Taxable /(1)/                            133,705      8,370      6.26    121,770      6,897     5.66    122,578     7,630  6.22
    Nontaxable /(2)(4)/                       18,166      1,426      7.85     24,752      1,582     6.39     29,166     1,855  6.36
 Loans and lease financing net of unearned
  income /(3)(4)/                            520,487     47,773      9.18    477,316     40,114     8.40    443,259    37,034  8.35
                                            --------    -------   -------   --------    -------   ------   --------   -------  ----
 Total interest-earning assets               711,010     59,834      8.42    647,579     49,768     7.69    621,854    47,440  7.63

 Less allowance for loan and lease losses     (8,564)                         (7,416)                        (6,755)
                                            --------                         --------                      ---------
                                             702,446                         640,163                        615,099
NON-EARNING ASSETS
 Cash and due from banks                      31,662                          33,959                         31,443
 Land, buildings and equipment, net           13,907                          14,101                         14,608
 Other assets                                  8,842                           5,990                          6,813
                                            --------                        --------                       --------
Total assets                                $756,857                        $694,213                       $667,963
                                            ========                        ========                       ========
INTEREST-BEARING LIABILITIES
 Deposits:
    Demand                                  $ 51,277      1,184      2.31   $ 54,162      1,168     2.16   $ 51,369     1,377  2.68
    Savings                                   73,274      1,965      2.68     84,095      2,061     2.45     83,926     2,448  2.92
    Time                                     321,084     17,556      5.47    292,980     13,100     4.47    299,053    13,417  4.49
 Securities sold under repurchase
  agreements                                 109,515      5,887      5.38     87,337      3,245     3.72     77,974     1,981  2.54
 Other short-term borrowings                   5,966        281      4.71      6,028        216     3.58      7,249       164  2.26
 Advances from Federal Home Loan Bank         31,816      1,929      6.06     14,999        877     5.85      8,593       529  6.16
 Other long-term debt                          8,158        591      7.24      9,469        682     7.20      9,824       716  7.29
                                            --------    -------   -------   --------    -------   ------   --------   -------  ----
 Total interest-bearing liabilities          601,090     29,393      4.89    549,070     21,349     3.89    537,988    20,632  3.84
                                                        -------   -------               -------   ------              -------  ----
NON-INTEREST BEARING LIABILITIES
 Non-interest-bearing deposits                97,193                          95,769                         85,000
 Other liabilities                             3,970                           2,578                          3,399
                                            --------                        --------                       --------
Total liabilities                            702,253                         647,417                        626,387
Preferred and common stock subject to
 repurchase in ESOP                            8,746                           6,432                          5,415
Stockholders' equity                          45,858                          40,364                         36,161
                                            --------                        --------                       --------
Total liabilities and stockholders' equity  $756,857                        $694,213                       $667,963
                                            ========                        ========                       ========
Net interest income/earning assets                       30,441       4.28%              28,419     4.39%              26,808  4.31%
                                                                  ========                        ======                      =====
Tax equivalent adjustment /(4)/                            (658)                           (796)                         (931)
                                                        -------                         -------                       -------
Net interest income                                     $29,783                         $27,623                       $25,877
                                                        =======                         =======                       =======

(1)  Investment balances include Federal Home Loan Bank stock.
(2) Investment balances exclude unrealized gains (losses) for purposes of these computations.
(3) Loan balances include principal balances on non-accrual loans for purposes of these computations.
(4) Interest income on tax-exempt investments and loans have been adjusted to a taxable equivalent basis using a marginal federal income tax rate of 34%.

VALLEY FINANCIAL SERVICES, INC.
INTEREST INCOME AND EXPENSE RATE/VOLUME ANALYSIS


The following table illustrates the approximate effect on net interest differentials of volume and rate changes between 1995 and 1994 and between 1994 and 1993. For each category of interest earning assets and interest bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume) and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated proportionately to the change due to volume and the change due to rate.

                                            1995 OVER 1994                     1994 OVER 1993
                                     --------------------------            --------------------------
                                     INCREASE (DECREASE) DUE TO            INCREASE (DECREASE) DUE TO
(In thousands)                       Volume    Rate        Total           Volume    Rate     Total
--------------                      --------  ------      -------         --------  ------   -------
INTEREST INCOME
Interest-earning deposits            $   11   $    1       $    12         $  (35)  $    7   $  (28)
 Federal funds sold and
  securities purchased
  under agreements to
  resell                                830      248         1,078            (73)     355      282
 Investment securities:
   Taxable                              710      763         1,473            (50)    (683)    (733)
   Nontaxable (1)                      (473)     317          (156)          (282)       9     (273)
 Loan and lease financing (1)         3,794    3,865         7,659          2,861      219    3,080
                                     ------   ------       -------         ------   ------   ------

   Total interest income              4,872    5,194        10,066          2,421      (93)   2,328
                                     ------   ------       -------         ------   ------   ------

INTEREST EXPENSE
 Demand deposits                        (64)      80            16             72     (281)    (209)
 Savings deposits                      (280)     184           (96)             5     (392)    (387)
 Time deposits                        1,341    3,115         4,456           (272)     (45)    (317)
 Securities sold under
  repurchase agreements                 957    1,685         2,642            261    1,003    1,264
 Other short-term
  borrowings                             (2)      67            65            (31)      83       52
 Advances from Federal
  Home Loan Bank                      1,018       34         1,052            376      (28)     348
 Other long-term debt                   (95)       4           (91)           (26)      (8)     (34)
                                     ------   ------       -------         ------   ------   ------

 Total interest expense               2,875    5,169         8,044            385      332      717
                                     ------   ------       -------         ------   ------   ------

Increase in interest differential    $1,997   $   25       $ 2,022         $2,036   $ (425)  $1,611
                                     ======   ======       =======         ======   ======   ======

(1) Interest income on tax-exempt investments and loans have been adjusted to a taxable equivalent basis using a marginal federal income tax rate of 34%.

INVESTMENT SECURITIES

The following table sets forth the carrying amount of investment securities at December 31, 1995, 1994 and 1993:
                                                     1995                1994                1993
                                                    ------              ------              ------
(Dollars in thousands)                         AMOUNT   PERCENT   AMOUNT    PERCENT   AMOUNT    PERCENT
----------------------                         ------   -------   ------    -------   ------    -------
U.S. Treasury and
  Government agencies                         $128,218    88.17%  $108,639    80.35%  $104,637    79.93%
States and political
  subdivisions                                  11,759     8.09     13,722    10.15     12,694     9.70
Mortgage-backed securities                         859      .59     10,524     7.78     11,414     8.72
Corporate and other debt
  securities                                       159      .11        135      .10        110      .08
Other securities (1)                             4,419     3.04      2,187     1.62      2,050     1.57
                                              --------   ------   --------   ------   --------   ------

   Total                                      $145,414   100.00%  $135,207   100.00%  $130,905   100.00%
                                              ========   ======   ========   ======   ========   ======

(1)  Other securities includes Federal Home Loan Bank stock.

The maturity distribution and weighted average interest rates of investment securities at December 31, 1995 are as follows:

                                                 Estimated Maturity at December 31, 1995
                                                 ---------------------------------------
                                 Within 1 Year       1-5 Years       5-10 Years    After 10 years      Total
    (Dollars in thousands)      Amount   Yield   Amount   Yield   Amount   Yield   Amount  Yield    Amount   Yield
------------------------------  -------  ------  -------  ------  ------  -------  ------  ------  --------  ------
U.S. Treasury and Government
  agency                        $39,291   6.25%  $85,839   6.22%  $3,088    6.82%  $    -      -%  $128,218   6.24%
States and political
  subdivisions                    1,758   8.79     6,921   8.02    2,268    8.17      812   8.97     11,759   8.23
Mortgage-backed securities           15   5.26        70   5.28      112    5.33      662   5.19        859   5.22
Corporate and other debt
  securities                         10   5.50        25   8.50      124    6.74        -      -        159   6.94
Other securities                      -      -         -      -        -       -    4,419   8.07      4,419   8.07
                                -------   ----   -------   ----   ------    ----   ------   ----   --------   ----
Total investment securities     $41,074   6.36%  $92,855   6.35%  $5,592    7.34%  $5,893   7.87%  $145,414   6.45%
                                =======   ====   =======   ====   ======    ====   ======   ====   ========   ====

The calculations of the weighted average interest rates for each maturity category are based on yield weighted by the respective costs of the securities. The weighted average rates on state and political subdivisions are computed on a taxable equivalent basis using a 34% tax rate. For purposes of the above presentation, maturities of mortgage-backed pass through certificates and collateralized mortgage obligations are based on estimated maturities. Other securities includes Federal Home Loan Bank stock.

Excluding those holdings of the investment portfolio in U.S. Treasury and other agencies of U.S. Government, there were no securities of any one issuer which exceeded 10% of the stockholders' equity of the Company at December 31, 1995.

LOAN PORTFOLIO


                                                         December 31,
                                                         ------------
(Dollars in thousands)               1995       1994         1993         1992       1991
---------------------------------  --------   --------   ------------   --------   --------
Commercial                         $302,563   $294,054     $267,361     $224,685   $207,898
Real estate - construction           21,427     11,983       13,018       28,508     21,083
Real estate - mortgage              136,033    135,007      124,496      114,958    149,617
Installment                          59,572     54,240       50,078       44,805     47,753
Industrial revenue                    4,257      5,460        9,331        9,996     12,862
Lease financing receivable            1,203      1,697        1,595          277          -
                                   --------   --------     --------     --------   --------

    Total loans                    $525,055   $502,441     $465,879     $423,229   $439,213
                                   ========   ========     ========     ========   ========

Percent of total year-end loans
Commercial                            57.63%     58.52%       57.40%       53.09%     47.34%
Real estate - construction             4.08       2.38         2.79         6.74       4.80
Real estate - mortgage                25.91      26.87        26.72        27.16      34.06
Installment                           11.34      10.80        10.75        10.58      10.87
Industrial revenue                      .81       1.09         2.00         2.36       2.93
Lease financing receivable              .23        .34          .34          .07        .00
                                   --------   --------     --------     --------   --------

                                     100.00%    100.00%      100.00%      100.00%    100.00%
                                   ========   ========     ========     ========   ========


The following table shows the amounts of commercial and real estate - construction loans which, based on remaining scheduled repayments of principal are due in the period indicated. Also, the amounts are classified according to sensitivity to changes in interest rates (fixed, variable).

                                                              Maturity at December 31, 1995
                                               ---------------------------------------------------------------
                                                               After One
                                                               But Within             After
(In thousands)                                  Within         Five Years           Five Years
                                               One Year    Fixed    Variable    Fixed    Variable    Total
                                               --------   -------   --------   -------   --------   --------
Commercial                                     $148,350   $72,035    $66,588   $ 3,692    $11,898   $302,563
Real estate - construction                       21,427         -          -         -          -     21,427
Real estate - mortgage                           23,009    13,590      8,434    30,913     60,087    136,033
                                               --------   -------   --------   -------    -------   --------
                                               $192,786   $85,625    $75,022   $34,605    $71,985   $460,023
                                               ========   =======   ========   =======    =======   ========

NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

                                                                   December 31,
                                                                   ------------
 (In thousands)                                  1995       1994      1993      1992      1991
---------------------------------------------  --------   -------   -------   -------   -------
Nonaccrual loans                               $  3,238   $ 1,526   $   596   $   773   $ 3,126
Accruing loans which are contractually
 past due 90 days or more                           864       121       182       307       486
Restructured loans not included above             3,349     2,705     2,344         -         -
                                               --------   -------   -------   -------   -------
                                               $  7,451   $ 4,352   $ 3,122   $ 1,080   $ 3,612
                                               ========   =======   =======   =======   =======
Foreclosed assets not included above           $      -   $   234   $    32   $ 2,301   $ 1,526
                                               ========   =======   =======   =======   =======

                                                                  (In thousands)
                                                                  --------------
Gross interest income that would have been recorded in 1995 on nonaccrual loans outstanding at December 31, 1995 if the loans had been current, in accordance with their original terms and had been outstanding throughout the period or since origination
if held for part of the period.                                   $          353
                                                                  ==============
Interest income actually recorded on nonaccrual loans and
included in net income for the period.                            $          193
                                                                  ==============
Gross interest income that would have been recorded in 1995 on troubled debt restructurings outstanding at December 31, 1995 if the loans had paid interest in accordance with their original terms and had been outstanding throughout the period or since origination if held for part of the period (excluding loans
reported as nonaccrual above).                                    $          330
                                                                  ==============
Interest income actually recorded as troubled debt
restructurings and included in net income for the period
(excluding loans reported as nonaccrual above).                   $          225
                                                                  ==============

Discussion of the nonaccrual policy
-----------------------------------

The accrual of interest income on loans is discontinued when the collection of interest and principal in full is not expected. When interest accruals are discontinued, interest income accrued in the current period is reversed. Any loan past due 90 days or more must be well secured and in the process of collection to continue accruing interest.

Factors affecting management's judgment in determining additions to the allowance for loan losses charged to operating expenses are outlined under the subcaption "Allowance and Provision for Loan Losses" in Note A to the Company's consolidated financial statements.

Potential Problem Loans
-----------------------

In addition to nonaccrual, past due and restructured loan categories noted above, management considers certain loans as impaired under the application of Statement of Financial Accounting Standard No. 114 (see Note E to the Company's consolidated financial statements). As of December 31, 1995, the balance of impaired loans was $6,162,000. Of this total, $3,167,000 is reflected in the table of nonaccrual, past due and restructured loans. The remaining $2,721,000 is comprised of three loans that are presently current in status; however, they are considered as potential problem loans.

Foreign Outstanding
-------------------

None

Loan Concentrations
-------------------

The Company has no concentration of loans exceeding 10% of total loans which is not otherwise disclosed at December 31, 1995.

ALLOWANCE FOR LOAN AND LEASE LOSSES

(Dollars in thousands)                                        1995       1994       1993       1992       1991
----------------------                                      --------   --------   --------   --------   --------
Average amount of loans and leases outstanding, net of
 unearned income                                            $520,487   $477,316   $443,259   $442,664   $402,164
                                                            ========   ========   ========   ========   ========

Amount of loans and leases outstanding at the end of the
  period, net of unearned income                             525,055    502,441    465,879    423,229    439,213
                                                            ========   ========   ========   ========   ========

Allowance for loan and lease losses, beginning of year      $  8,100   $  7,000   $  5,900   $  5,100   $  4,150
 Loans charged-off:
   Commercial                                                  1,224        464      1,688      1,110        805
   Real estate - construction                                      -          -          -         13          -
   Real estate - mortgage                                         61        162         75         44          7
   Installment                                                   356        279        217        558        482
   Industrial revenue                                              8          8          8          8          -
   Lease financing receivable                                      -          -          -          -          -
                                                            --------   --------   --------   --------   --------
    Total charge-offs                                          1,649        913      1,988      1,733      1,294

Recoveries of loans previously charged-off:
   Commercial                                                    164        128         59        140        110
   Real estate - construction                                      -          -          -         11          -
   Real estate - mortgage                                         12          3          6          7         10
   Installment                                                    97        139        150        179        199
   Industrial revenue                                              -          -          -          -          -
   Lease financing receivable                                      -          -          -          -          -
                                                            --------   --------   --------   --------   --------
    Total recoveries                                             273        270        215        337        319

Net charge-offs:
   Commercial                                                  1,060        336      1,629        970        695
   Real estate - construction                                      -          -          -          2          -
   Real estate - mortgage                                         49        159         69         37         (3)
   Installment                                                   259        140         67        379        283
   Industrial revenue                                              8          8          8          8          -
   Lease financing receivable                                      -          -          -          -          -
                                                            --------   --------   --------   --------   --------
    Net charge-offs                                            1,376        643      1,773      1,396        975

Provisions charged against operations                          1,676      1,743      2,873      2,196      1,925
                                                            --------   --------   --------   --------   --------

Allowance for loan and lease losses, end of year            $  8,400   $  8,100   $  7,000   $  5,900   $  5,100
                                                            ========   ========   ========   ========   ========

Net charge-offs to average loans and leases outstanding
 during the year                                                 .26%       .13%       .40%       .32%       .24%

The following table provides an allocation of the Company's allowance for loan and lease losses by category for the periods indicated. The allowance can be allocated by category only on an approximate basis. The allocation of allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

(In thousands)                           1995    1994    1993    1992    1991
--------------                          ------  ------  ------  ------  ------
Allocation of allowance, end of year
 Commercial                             $4,998  $4,515  $2,981  $5,063  $3,540
 Real estate - mortgage                     20      36      63      50     113
 Installment                               249     249     265     387     389
 Unallocated                             3,133   3,300   3,691     400   1,058
                                        ------  ------  ------  ------  ------

   Total                                $8,400  $8,100  $7,000  $5,900  $5,100
                                        ======  ======  ======  ======  ======

AVERAGE DEPOSITS AND OTHER BORROWED FUNDS
-----------------------------------------

The following table presents the average balance of and the average rate paid on various deposit categories for the years ended:

                                                                              1995                 1994                1993
                                                                       Average    Average   Average    Average   Average  Average
(Dollars in thousands)                                                 Balance     Rate     Balance     Rate     Balance    Rate
----------------------                                                --------  --------  ---------  ---------  -------- --------
DEPOSITS:
 Non-interest bearing deposits                                         $ 97,193             $ 95,769             $ 85,000
 Interest bearing demand                                                 51,277     2.31%     54,162      2.16%    51,369   2.68%
 Savings                                                                 73,274     2.68      84,095      2.45     83,926   2.92
 Time                                                                   321,084     5.47     292,980      4.47    299,053   4.49
                                                                       --------  -------    --------   -------   -------- -------
  Total deposits                                                       $542,828     3.81%   $527,006      3.10%  $519,348   3.32%
                                                                       ========  =======    ========   =======   ======== =======

Maturities of time deposits of $100,000 or more outstanding at December 31, 1995 is summarized as follows:

(In thousands)
--------------
3 months or less                                  $ 16,098
Over 3 through 6 months                              6,758
Over 6 through 12 months                             5,707
Over 12 months                                      10,125
                                                   -------
                                                   $38,688
                                                   =======

                                                                                              (Dollars in thousands)
                                                                                           Year Ending December 31, 1995
                                                                                .........                                ........
                                                                                 Period    Weighted             Weighted
                                                                                   End      Average   Average    Average  Maximum
                                                                                 Amounts     Rate     Balance      Rate   Balance
                                                                                 -------   ---------  --------   -------- -------
SHORT TERM BORROWINGS
Securities sold under repurchase agreements                                     $140,384      5.32%   $109,515    5.38%  $161,445
Other short-term borrowings                                                        6,802      4.59       5,966    4.71     15,253
                                                                                --------     -------  --------   ------  --------
   Total short-term borrowings                                                  $147,186      5.29%   $115,481    5.35%  $176,698
                                                                                ========     =======  ========   ======= ========
                                                                                          Year Ending December 31, 1994
                                                                                .........                               .........
                                                                                 Period    Weighted             Weighted
                                                                                   End      Average   Average    Average  Maximum
                                                                                 Amounts     Rate     Balance      Rate   Balance
                                                                                 -------   ---------  --------  -------- --------

Securities sold under repurchase agreements                                     $ 79,523        4.98% $ 87,337    3.72%  $132,794
Other short-term borrowings                                                        7,493        5.09     6,028    3.58     14,138
                                                                                 -------    --------   -------  -------- --------
    Total short-term borrowings                                                 $ 87,016        4.99% $ 93,365    3.71%  $146,932
                                                                                ========     =======  ========   ======= ========

                                                                                          Year Ending December 31, 1993
                                                                                .........                               .........
                                                                                 Period    Weighted             Weighted
                                                                                   End      Average   Average    Average  Maximum
                                                                                 Amounts     Rate     Balance      Rate   Balance
                                                                                 -------   ---------  --------   -------  -------

Securities sold under repurchase agreements                                     $ 93,915        2.56% $ 77,974    2.54%  $119,747
Other short-term borrowings                                                       15,260        2.64     7,249    2.26     15,416
                                                                                 -------    --------   -------   -------- -------
    Total short-term borrowings                                                 $109,175        2.57% $ 85,223    2.24%  $135,163
                                                                                ========     =======   =======   ======= ========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                              FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS OF
                        VALLEY FINANCIAL SERVICES, INC.


The following discussion provides information about the Company's financial condition and results of operations which may not otherwise be apparent from the consolidated financial statements included elsewhere herein. This discussion should be read in conjunction with the consolidated financial statements and the related footnotes.


RESULTS OF OPERATIONS - 1995 COMPARED TO 1994

Consolidated net income for Valley Financial Services, Inc. (the "Company") for 1995 totaled $6,719,000 ($32.50 per share), a decrease of $969,000 or 12.6% from the $7,688,000 ($36.77 per share) earned in 1994. The following provides further information as to the earnings performance of 1995 compared to 1994.

Net interest income on a tax equivalent basis was $30,441,000 in 1995 compared to $28,419,000 in 1994, resulting in an increase of $2,022,000 or 7.1%. This increase in net interest income resulted from an increase in interest income of $10,066,000 offset by an increase in interest expense of $8,044,000. The net interest margin (on a tax equivalent basis) for 1995 was 4.28% compared to 4.39% for 1994.

The overall yield on average earning assets in 1995 was 8.42% as compared to 7.69% in 1994. All categories of interest-earning assets had an increased yield in 1995 compared to 1994. These increased yields on interest-earning assets accounted for approximately one-half of the increase in interest income of $10,066,000. The remaining increase is a result of an increase in volume as average interest-earning assets increased by $63,431,000 in 1995 as compared to 1994. The primary growth categories of interest-earning assets were loans with a growth in average balances of $43,171,000 and federal funds sold and securities purchased under agreements to resell with a growth in average balances of $14,663,000.

The Company's primary earning asset is commercial loans. At December 31, 1995, commercial loans represent 57.6% of the loan portfolio and 40.2% of earning assets. Management plans to continue its past growth through its commercial loan portfolio, but only subject to available funding from core consumer deposits at a level to alleviate any liquidity concerns. Plans also include additional branch locations to build on the deposit base and continued efforts to increase multiple relationships with existing customers.

The overall rate on average interest-bearing liabilities in 1995 was 4.89% as compared to 3.89% in 1994. All categories of interest-bearing liabilities had an increased rate in 1995 compared to 1994. These increased rates on interest-bearing liabilities accounted for approximately two-thirds of the increase in interest expense of $8,044,000. The remaining increase is a result of an increase in volume as average interest-bearing liabilities increased by $52,020,000 in 1995 as compared to 1994. The primary funding sources for this increase were time deposits with an increase in average balances of $28,104,000, securities sold under agreements to repurchase with an increase in average balances of $22,178,000 and advances from Federal Home Loan Bank with an increase in average balances of $16,817,000.

The provision for loan losses charged to operations is based on an analysis of the loan portfolio and considers such factors as the current condition and growth of the loan portfolio, past loss experience and review of specific loans within the portfolio. The review of specific loans primarily concentrates on the review of commercial loans due to the greater inherent risk associated with those loans. Commercial loans specifically reviewed include those loans on nonaccrual or past due status, on the internal watch loan listing which includes loans identified by regulatory agencies as classified or substandard and large dollar loans not otherwise identified as problem loans.

As a result of the analysis of the loan portfolio, the provision for loan losses was $1,676,000 in 1995 as compared to $1,743,000 in 1994. At December 31, 1995, the allowance for loan losses was $8,400,000 compared to an amount of $8,100,000 at December 31, 1994. The allowance for loan losses as a percent of total loans is 1.60% and 1.61% at December 31, 1995 and 1994, respectively.

Net charge-offs in 1995 were $1,376,000 as compared to $643,000 in 1994. Net charge-offs as a percent of average loans increased to .26% in 1995 from .13% in 1994. However, the .13% in 1994 was lower than the prior three years of .40% in 1993, .32% in 1992 and .24% in 1991. The total amount of nonaccrual, past due (over 90 days and still accruing) and restructured loans increased from $4,352,000 in 1994 to $7,451,000 in 1995. The $7,451,000 includes $3,349,000 in restructured loans which are performing under the terms of their restructured agreements and are at current market rates. As discussed in Note A of the Company's consolidated financial statements, Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan", was adopted on January 1, 1995. In addition to the nonaccrual, past due and restructured loans at December 31, 1995, another $2,721,000 of loans are considered by management to be impaired.

The process of identifying credit losses that may occur based upon current circumstances is subjective. Therefore, the Company maintains a general allowance (or unallocated portion) to cover all credit losses within the entire loan portfolio. The general allowance for both 1995 and 1994 was $3,133,000 and $3,300,000, respectively.

Total other income increased $334,000 or 7.1%, from $4,727,000 in 1994 to $5,061,000 in 1995. The categories with increases in 1995 over 1994 include trust fees, gains on sale of loans, a reduced loss on sale of securities and other income. These categories were offset by a slight decrease in service charges and an increase in loss on sale of other assets, primarily related to the sale of other real estate.

Total other expenses increased $4,568,000 or 24.6%, from $18,589,000 in 1994 to $23,157,000 in 1995. All categories of other expenses increased in 1995 compared to 1994 except for the FDIC assessment. The increase in the category of salaries and employee benefits totaling $3,759,000 accounted for 82.3% of the total increase in other expenses of $4,569,000. The increase in salary and employee benefits was primarily related to a special bonus of $2,500,000 paid to certain officers of the Company and its subsidiary. Exclusive of the special bonus, salaries and employee benefits increased $1,259,000 or 12.8% as a result of normal salary increases and an increase in number of full-time equivalent employees from 328 at December 31, 1994 to 342 at December 31, 1995. During 1995, the FDIC announced that in May the Bank Insurance Fund reached its capitalization target. As a result, the FDIC refunded excess premiums that banks paid from June to September and reduced the FDIC premium rates. This refund and the reduction in FDIC premiums resulted in the $462,000 decrease in the FDIC assessment for 1995 as compared to 1994. The reduced FDIC premiums should have a continued positive effect on these costs.

As a result of all these factors, income before income tax expense in 1995 decreased $2,007,000, or 16.7%, to $10,011,000 from $12,018,000 in 1994.
Primarily due to the decrease in pretax income, income tax expense in 1995 decreased $1,038,000 to $3,292,000 from $4,330,000 in 1994.


RESULTS OF OPERATIONS - 1994 COMPARED TO 1993

Consolidated net income for the Company for 1994 totaled $7,688,000 ($36.77 per share), an increase of $755,000 or 10.9% from the $6,933,000 ($31.36 per share) earned in 1993. The following provides further information as to the earnings performance of 1994 compared to 1993.

Net interest income on a tax equivalent basis was $28,419,000 in 1994 compared to $26,808,000 in 1993, resulting in an increase of $1,611,000 or 6.0%. This increase in net interest income resulted from an increase in interest income of $2,328,000 offset by an increase in interest expense of $717,000. The net interest margin (on a tax equivalent basis) for 1994 was 4.39% compared to 4.31% for 1993.

The overall yield on average earning assets in 1994 of 7.69% slightly increased from the 1993 yield of 7.63%. Other than taxable investment securities, all other categories of interest-earning assets had an increased yield in 1994 compared to 1993. The yield on taxable investment securities decreased from 6.22% in 1993 to 5.66% in 1994. The 1994 over 1993 increase in interest income is principally due to the volume increase in loans. The average balance for loans increased $34,057,000 or 7.7%, from the 1993 level of $443,259,000 to the 1994 level of $477,316,000. The increased lending activity accounted for all of the growth in earning assets for 1994 compared to 1993 as the average balances for the other categories were lower in 1994 compared to 1993.

The overall rate on average interest-bearing liabilities in 1994 of 3.89% slightly increased from the 1993 rate of 3.84%. The increase in interest expense of $717,000 is partially a result of increased volume of average interest-bearing liabilities (accounting for 53.7%) and partially a result of overall rate increase (accounting for 46.3%). The increase in the average balance of interest-bearing liabilities of $11,082,000 is the result of increases from funding sources other than interest-bearing deposits. The average balance for interest-bearing deposits decreased by $3,111,000 in 1994 compared to 1993. The growth in average interest-bearing liabilities is attributable to increases in securities sold under agreements to repurchase ($9,363,000) and advances from the Federal Home Loan Bank ($6,406,000). The overall rate increase is attributable to increased costs on short-term borrowings which include the securities sold under agreements to repurchase and U.S. Treasury demand notes. The rate on securities sold under agreements to repurchase was 3.72% in 1994 compared to 2.54% in 1993. The rate on U.S. Treasury demand notes was 3.58% in 1994 compared to 2.26% in 1993. The rates on interest-bearing deposits and long-term debt decreased in 1994 compared to the 1993 rates.

As a result of the analysis of the loan portfolio, the provision for loan losses was $1,743,000 in 1994 as compared to $2,873,000 in 1993 or a decrease of $1,130,000. At December 31, 1994, the allowance for loan losses was $8,100,000 compared to an amount of $7,000,000 at December 31, 1993. The allowance as a percent of total loans was 1.61% and 1.50% at December 31, 1994 and 1993, respectively.

Net charge-offs in 1994 were $643,000 or .13% of average loans as compared to net charge-offs of $1,773,000 or .40% of average loans for 1993. The total amount of nonaccrual, past due (over 90 days and still accruing) and restructured loans increased from $3,122,000 in 1993 to $4,352,000 in 1994. The process of identifying credit losses that may occur based upon current circumstances is subjective. The general allowance was $3,300,000 and $3,691,000 for 1994 and 1993, respectively.

Total other income decreased $465,000 or 9.0%, from $5,192,000 in 1993 to $4,727,000 in 1994. This decrease is primarily related to a reduction in gain on sales of loans which was $130,000 in 1994 compared to $435,000 in 1993 and a loss on sales of securities of $154,000 in 1994 compared to a gain on sales of securities of $435,000 in 1993. These decreases were offset in part by a gain on sale of other assets which was $14,000 in 1994 compared to a loss on sale of other assets of $220,000 in 1993. Modest increases occurred in 1994 compared to 1993 for trust fees and other income. A modest decrease occurred in 1994 compared to 1993 for service charges.

Total other expenses increased $1,060,000 or 6.0%, from $17,529,000 in 1993 to $18,589,000 in 1994. The primary areas attributable to the increase are salaries and employee benefits and occupancy expense. Salaries and employee benefits was $9,841,000 and $8,953,000 for 1994 and 1993, respectively. The increase was $888,000 or 9.9%. This increase was the result of normal salary increases and an increase in number of full-time equivalent employees from 313 at December 31, 1993 to 328 at December 31, 1994. Occupancy expense was $1,589,000 and $1,272,000 for 1994 and 1993, respectively. The increase was $317,000 or 24.9%. A negotiation on one of the Company's leased properties resulted in a one time reduction in lease expense during 1993.

As a result of all these factors, income before income tax expense increased $1,350,000 or 12.7%, to $12,018,000 in 1994 from $10,668,000 for 1993.
Primarily due to the increase in pretax income, income tax expense increased $596,000 to $4,330,000 in 1994 from $3,734,000 in 1993.


CAPITAL RESOURCES

Total stockholders' equity was $44,736,000 as of December 31, 1995, an increase of $2,099,000 over total stockholders' equity of $42,637,000 as of December 31, 1994. Increases to stockholders' equity during 1995 consisted of net income of $6,719,000 and the effects of Statement of Financial Accounting Standards (SFAS) No. 115 totaling $1,982,000. The fair value (based on an independent appraisal) of the Company's preferred and common stock subject to repurchase in the Employee Stock Ownership Plan (ESOP) increased $6,533,000 which also had the impact of reducing the Company's retained earnings for 1995 by an equal amount. Also, the Company paid its historical 10% dividend on preferred stock totaling $61,000 and acquired treasury shares at a total cost of $8,000. No dividends have been paid on common stock for the past five years.

The Company maintains capital levels in excess of "well-capitalized" levels as defined by the banking regulatory agencies. Bank regulatory agencies exclude the fair value adjustment created by SFAS No. 115 from capital adequacy calculations. In addition, the preferred and common stock subject to repurchase in ESOP are considered equity for regulatory capital purposes. At December 31, 1995, the Company's Tier I leverage capital, Tier I risk-based capital and Tier II risk-based capital ratios were 7.53%, 10.95% and 12.21%, respectively. All three ratios are above the "well-capitalized" minimums of 5.0%, 6.0% and 10.0%, respectively.

The Company's principal source of funds that it uses to pay dividends to stockholders and to service debt is the dividends it receives from its subsidiary bank. Various federal and state statutory provisions, as well as regulatory policies and directives, limit the amount of dividends that the subsidiary bank can pay to the Company without prior regulatory approval. These restrictions have had no major impact on the Company's dividend policy or its ability to service debt, nor is it anticipated that they will have any major impact in the future.

As of December 31, 1995, Company management is not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material adverse effect on the Company's liquidity, capital resources or operations.


INTEREST RATE SENSITIVITY

The matching of earning assets and interest-bearing liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period, if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

The following table illustrates the Company's interest rate sensitivity gap position for selected time periods as of December 31, 1995:

                       INTEREST RATE SENSITIVITY ANALYSIS
                               December 31, 1995
                             (Dollars in thousands)

                                                                          Repricing or Maturing Within
                                                            0-3      3-12       Total      1-5        Over
                                                          Months    Months     1 Year     Years     5 Years     Total
                                                          ------   --------   --------   --------   --------   --------
Earning assets
  Interest-earning deposits                              $    532  $      -   $    532   $      -    $     -   $    532
  Federal funds sold and securities
   purchased under agreements to resell                    90,600         -     90,600          -          -     90,600
  Securities                                               14,557    41,808     56,365     81,390      7,659    145,414
  Loans                                                   270,179    67,624    337,803    150,082     37,170    525,055
                                                         --------  --------   --------   --------    -------   --------

    Total earning assets                                 $375,868  $109,432   $485,300   $231,472    $44,829   $761,601
                                                         ========  ========   ========   ========    =======   ========

Interest-bearing liabilities:
  Interest-bearing deposits                              $227,771  $112,453   $340,224   $103,800    $   260   $444,284
  Securities sold under repurchase
   agreements                                             124,843    15,541    140,384          -          -    140,384
  Other short-term borrowings                               6,802         -      6,802          -          -      6,802
  Advances from FHLB                                       15,000       486     15,486     16,512      2,155     34,153
  Other long-term debt                                        176     3,213      3,389      4,375          -      7,764
                                                         --------  --------   --------   --------    -------   --------

    Total interest-bearing liabilities                   $374,592  $131,693   $506,285   $124,687    $ 2,415   $633,387
                                                         ========  ========   ========   ========    =======   ========

  Periodic rate sensitivity gap                          $  1,276  $(22,261)  $(20,985)  $106,785   $ 42,414   $128,214
  Cumulative rate sensitivity gap                        $  1,276  $(20,985)  $(20,985)  $ 85,800   $128,214

  Rate sensitive earning assets
   as a percentage of rate sensitive
   interest-bearing liabilities                              1.00       .83        .96       1.86      18.56

  Cumulative rate sensitive earning assets
   as a percent of rate sensitive interest-bearing
   liabilities                                               1.00       .96        .96       1.14       1.20

Savings and interest-bearing demand deposit accounts are subject to immediate withdrawal and may be repriced on an immediate basis. Therefore, these accounts are shown in the 0-3 months category. However, based on past experience, management anticipates the majority of these accounts to remain with the Company beyond one year. Further, the changes in rates paid on savings and interest-bearing demand deposit accounts will typically be to a lesser extent than general interest rate changes.


LIQUIDITY

The purpose of liquidity management is to match the sources and uses of funds to anticipated customers' deposits and withdrawals, to anticipated customers' borrowing needs and to provide for the cash flow needs of the Company. The principal source of liquidity to meet loan demand or deposit run-off is cash and cash equivalents including $90,600,000 in federal funds sold and securities purchased under agreements to resell at December 31, 1995. These funds are all overnight arrangements and therefore are available to the Company on demand. Another principal source of liquidity is the securities portfolio. At December 31, 1995, the Company has $140,995,000 of securities classified as available-for-sale. Approximately 90.9% of these securities are U.S. Treasury and government agency securities which are readily marketable. In addition, $41,058,000 of the available-for-sale securities will mature in one year or less. Other sources of liquidity include the availability of federal funds purchased from correspondent banks, advances from the Federal Home Loan Bank, securities sold under agreements to repurchase and customer loan repayments. Management believes that the Company has sufficient liquidity to meet all reasonably anticipated borrower, depositor and creditor needs in the present economic environment.

The Company continues to supplement its deposit base with wholesale funding opportunities. These primarily consist of borrowings from the Federal Home Loan Bank ("FHLB") and securities sold under agreements to repurchase ("agreements to repurchase").

The Company has taken advantage of competitive rates offered by the FHLB for both liquidity and asset/liability management purposes. These borrowings are used primarily to fund long-term fixed rate residential mortgage loans. At December 31, 1995, the Company has total advances from the FHLB of $34,153,000. While the Company's Board has authorized management to borrow up to $60,000,000 from the FHLB, at December 31, 1995, the Company had collateral pledged to support up to $69,211,000 in such advances. Current and future advances are collateralized by a blanket collateral agreement consisting primarily of 1-4 family residential mortgage loans.

The Company has a repurchase agreement portfolio that provides additional funding. The portfolio consists of daily agreements to repurchase as well as term agreements. However, the majority of the agreements to repurchase are daily agreements. These daily agreements include corporate and public entities and totaled $122,029,000 at December 31, 1995. A taxing authority and several related public entities typically carry large balances at year-end from tax collection activities. Historically, the month following year-end, certain amounts are withdrawn from their repurchase agreements. At December 31, 1995, the amount of tax collections held in these daily repurchase agreements was approximately $72,000,000. In January 1996, approximately $50,000,000 of these funds were withdrawn. In order to meet these withdrawal requests, the Company liquidated its positions under two separate agreements to purchase securities under agreements to resell ("reverse agreements to repurchase"). At December 31, 1995, these reverse agreements to repurchase totaled $40,300,000. The reverse agreements to repurchase are further discussed in Note B to the consolidated financial statements.

The Company generally relies upon net cash inflows from financing activities, supplemented by net cash inflows from operating activities, to provide cash used in its investing activities. The following is a brief description of the sources and uses of funds for the indicated periods:

During the year ended December 31, 1995, there was a net increase of $42,166,000 in cash and cash equivalents. The major uses of cash during the period included the purchase of securities totaling $40,853,000, the payment of $27,521,000 for maturing borrowings, the funding of a $21,618,000 net increase in loans and a net decrease in deposits of $13,424,000. Major sources of funds during the period included a net increase in cash from operating activities of $7,749,000, a $106,357,000 increase in total borrowings and maturities and sales of securities totaling $36,408,000.

During the year ended December 31, 1994, there was a net decrease of $25,706,000 in cash and cash equivalents. The major uses of cash during the period included the purchase of securities totaling $78,584,000, the payment of $70,339,000 for maturing borrowings and the funding of a $37,119,000 net increase in loans. Major sources of funds during the period included a net increase in cash from operating activities of $10,018,000, maturities and sales of securities totaling $72,876,000, a $46,604,000 increase in total borrowings and a net increase in deposits of $33,296,000

During the year ended December 31, 1993, there was a net increase of $13,491,000 in cash and cash equivalents. The major uses of cash during the period included the purchase of securities totaling $54,018,000, the funding of a $44,296,000 net increase in loans and the payment of $32,992,000 for maturing borrowings. Major sources of funds during the period included a net increase in cash from operating activities of $11,116,000, a $63,744,000 increase in total borrowings, sales and maturities of investment securities and interest-bearing balances with other banks totaling $55,467,000 and a net increase in deposits of $17,377,000.


CHANGES IN ACCOUNTING METHODS

During the first quarter of 1993, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". The impact of this change was not material to the consolidated financial statements.

At January 1, 1994, the Company adopted the provisions of SFAS No. 115. This pronouncement deals with the accounting for certain debt and equity securities. The Company initially placed a majority of the securities portfolio in the available-for-sale category and the remainder in the held-to-maturity category. The effect of adopting this new accounting guidance increased equity by $1,070,000, net of $702,000 in tax, as of January 1, 1994. On December 1, 1995,
the Company made a one-time reassessment and transferred the entire held-to-maturity portfolio to available-for-sale. This one-time reassessment was permitted by the issuance of the Financial Accounting Standards Board Special Report "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities". At the date of transfer, these securities had an amortized cost of $60,098,000 and increased the unrealized gain on securities available-for-sale in stockholders' equity by $267,000, net of tax.

On January 1, 1995, the Company adopted SFAS No. 114 and SFAS No. 118 related to accounting by creditors for impairment of a loan. The impact of this change was not material to the consolidated financial statements.

SFAS No. 122, "Accounting for Mortgage Servicing Rights", requires recognition of an asset when servicing rights are retained on in-house originated mortgage loans that are sold. Based upon its current volume of mortgage banking activity, the Company does not expect SFAS No. 122 to have a significant impact on its consolidated financial condition and operations for 1996. The impact in subsequent years is difficult to predict.


PROPOSED MERGER

On November 6, 1995, the Company entered into an Agreement and Plan of Merger to be acquired by Fort Wayne National Corporation ("FWNC"). The transaction is subject to the approval of the Company's shareholders and various regulatory agencies. The terms of the Agreement provide that FWNC will exchange approximately $53 million in cash, $20 million in common stock and $37 million in preferred stock for all outstanding Company common and preferred stock. See Note T to the consolidated financial statements for further discussion.


INFLATION

For financial institutions, the effects of price changes and inflation can vary substantially. Inflation affects the growth of total assets, but it is difficult to assess its impact since neither the timing nor the magnitude of the changes in consumer price index ("CPI") coincides with changes in interest rates. The price of one or more of the important components of the CPI may fluctuate considerably and thereby influence the overall CPI without having a corresponding affect on interest rates or upon the cost of those goods and services normally purchased by the Company. In years of high inflation and high interest rates, intermediate and long-term interest rates tend to increase, thereby adversely impacting the market values of investment securities, mortgage loans and other long-term fixed rate loans. In addition, higher short-term interest rates caused by inflation tend to increase the cost of funds. In years of low inflation and low interest rates, the reverse situation may occur.

Management believes the factor with the most significant impact on the financial results is the Company's ability to react to changes in interest rates, thereby maintaining an acceptable net interest margin.

                                 OTHER MATTERS

     Under the By-Laws of the Company and the BCL, no other matters may be presented at the Special Meeting other than those referred to in the Notice of Special Meeting discussed herein.

                                 LEGAL OPINIONS

     The validity of FWNC Common Stock and FWNC Preferred Stock offered hereby will be passed upon for FWNC by Baker & Daniels, Attorneys at Law. Thomas M. Shoaff, a partner in the law firm of Baker & Daniels, is a member of the Board of Directors of FWNC.

                                    EXPERTS

     The consolidated financial statements of Fort Wayne National Corporation appearing in Fort Wayne National Corporation's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of the Company as of December 31, 1995, and 1994, and for each of the years in the three year period ending December 31, 1995, have been audited by Crowe, Chizek and Company LLP, independent auditors, as set forth in their report thereon. Such consolidated financial statements are included herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                        PRO FORMA FINANCIAL INFORMATION


The following pro forma condensed financial statements present unaudited condensed financial information of FWNC giving effect to the proposed Merger with the Company. The following unaudited pro forma condensed balance sheet as of December 31, 1995, combines the historical consolidated balance sheets of FWNC and the Company as if the Merger had occurred on that date after giving effect to the pro forma adjustments described in the accompanying notes. The following unaudited pro forma condensed statement of income is presented as if the Merger had been in effect as of January 1, 1995.

The transaction will be accounted for by the purchase method of accounting. The actual purchase accounting adjustments will be made on the basis of facts and circumstances as of the date of the consummation of the proposed transaction and therefore may differ from those reflected herein.

PRO FORMA CONDENSED BALANCE SHEET (UNAUDITED)
FORT WAYNE NATIONAL CORPORATION

December 31, 1995

                                                      FWNC       The Company    Pro Forma         Pro Forma
                                                   Historical     Historical   Adjustments         Combined
                                                   ----------     ----------   -----------        ---------
                                                                        (In thousands)
ASSETS
Cash and due from banks........................   $  177,802       $ 40,611                       $  218,413
Short-term investments.........................       27,150         90,600   $ 11,500  (a)           91,000
                                                                                15,000  (b)
                                                                               (53,250) (c)

Investment securities..........................      764,560        145,414    (11,500) (a)          898,474
Loans, net of unearned income..................    1,273,394        525,055        278  (c)        1,798,727
  Less: Allowance for possible loan losses.....      (20,047)        (8,400)                         (28,447)
                                                  ----------       --------   --------            ----------
Net Loans......................................    1,253,347        516,655        278             1,770,280
Premises and equipment.........................       33,664         13,981      4,600  (c)           52,245
Goodwill and other intangibles.................        2,061             --     50,529  (c)           52,590
Other assets...................................        7,523         11,357     (1,069) (c)           47,811
                                                  ----------       --------   --------            ----------
Total Assets...................................   $2,296,107       $818,618   $ 16,088            $3,130,813
                                                  ==========       ========   ========            ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing..........................   $  284,003       $119,843                       $  403,846
  Interest-bearing.............................    1,483,527        444,284   $  2,050  (c)        1,929,861
                                                  ----------       --------   --------            ----------

Total Deposits.................................    1,767,530        564,127      2,050             2,333,707
Short-term borrowings..........................      267,644        147,186                          414,830
Dividends payable..............................        2,743             --                            2,743
Accrued liabilities............................       16,852          7,236                           24,088
Subordinated and other long-term notes.........        6,400         41,917     15,000  (b)           63,507
                                                                                   190  (c)
                                                  ----------       --------   --------            ----------
Total Liabilities..............................    2,061,169        760,466     17,240             2,838,875
Deferred gain on sale of premises..............        1,227             --                            1,227

Preferred and common stock subject to
 repurchase in ESOP............................           --         13,416    (13,416) (c)               --

Shareholders' equity:
Preferred stock, without  par value:
  Class A Voting...............................           --             --                               --
  Class B Nonvoting............................           --             --                               --
  Cumulative convertible.......................           --             --     37,000  (c)           37,000
Preferred stock, $12 par value.................           --            616       (616) (c)               --

Common stock, without par value................       19,048            206     20,000  (c)           39,048
                                                                                  (206) (c)
Capital surplus................................       31,502            123       (123) (c)           31,502
Retained earnings..............................      170,990         45,156    (45,156) (c)          170,990
Treasury stock.................................           --         (2,494)     2,494  (c)               --

Unrealized gain on securities
  available-for-sale...........................       12,171          1,129     (1,129) (c)           12,171
                                                  ----------       --------   --------            ----------
Total Shareholders' Equity.....................      233,711         44,736     12,264               290,711
                                                  ----------       --------   --------            ----------

Total Liabilities and  Shareholders'
  Equity.......................................   $2,296,107       $818,618   $ 16,088            $3,130,813
                                                  ==========       ========   ========            ==========

See notes to pro forma condensed financial statements (unaudited).

PRO FORMA CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
FORT WAYNE NATIONAL CORPORATION
YEAR ENDED DECEMBER 31, 1995

                                                                          The
                                                             FWNC       Company     Pro Forma   Pro Forma
                                                          Historical   Historical  Adjustments   Combined
                                                          ----------   ----------  -----------   --------
                                                           (Dollars in thousands, except per share data)
INTEREST INCOME
Interest and fees on loans:
 Taxable................................................  $  112,241   $   47,601  $      (40)  $159,802
 Tax-exempt.............................................       1,363           --                  1,363
Interest and dividends on investment
 securities:
 Taxable................................................      34,919        8,369        (741)    42,547
 Tax-exempt.............................................      10,479          941                 11,420
Interest on federal funds sold and
 securities purchased under
 agreements to resell...................................       1,322        2,251      (1,356)     2,217
Interest on deposits with banks.........................           8           14                     22
                                                          ----------   ----------  ----------   --------
Total Interest Income...................................     160,332       59,176      (2,137)   217,371

INTEREST EXPENSE
Interest on deposits....................................      65,414       20,705      (1,025)    85,094
Interest on federal funds purchased
 and securities sold agreements to
 repurchase.............................................      13,346        6,167                 19,513
Interest on notes payable - U.S.
 Treasury and other borrowings..........................       1,348           --                  1,348
Interest on subordinated and other
 long-term notes........................................         868        2,520       1,088      4,476
                                                          ----------   ----------  ----------   --------
Total Interest Expense..................................      80,976       29,392          63    110,431
                                                          ----------   ----------  ----------   --------
Net Interest Income.....................................      79,356       29,784      (2,200)   106,940
Provision for possible loan losses......................       2,445        1,676                  4,121
                                                          ----------   ----------  ----------   --------
Net Interest Income After  Provision
  For Possible Loan Losses..............................      76,911       28,108      (2,200)   102,819

                                                              The
                                                FWNC        Company     Pro Forma    Pro Forma
                                             Historical   Historical   Adjustments    Combined
                                            -----------  -----------  ------------   ----------
                                             (Dollars in thousands, except per share data)
NONINTEREST INCOME
Fiduciary fees...........................        9,749        1,431                      11,180
Service charges on deposit accounts......        4,705        2,060                       6,765
Other service charges....................        2,880           --                       2,880
Net securities gains (losses)............           87          (22)                         65
Other income.............................        2,178        1,592                       3,770
                                           -----------      -------     --------     ----------
Total Noninterest Income.................       19,599        5,061           --         24,660

NONINTEREST EXPENSE
Salaries and employee benefits...........       31,237       13,600                      44,837
Expense on premises and equipment,
  net of rental income...................        9,245        1,410          153         10,808
FDIC assessment..........................        1,939          698                       2,637
Other expense............................       16,656        7,450        3,369         27,475
                                           -----------  -----------      -------     ----------
Total Noninterest Expense................       59,077       23,158        3,522         85,757
                                           -----------  -----------      -------     ----------
Income Before Income Taxes...............       37,433       10,011       (5,722)        41,722
Applicable income taxes..................       10,726        3,292         (953)        13,065
                                           -----------  -----------      -------     ----------
Net Income...............................  $    26,707  $     6,719      $(4,769)    $   28,657
                                           ===========  ===========      =======     ==========

Net income per common share..............  $      2.33                               $     2.19(d)
                                           ===========                               ==========

Weighted averages shares of
  common stock outstanding...............   11,449,277                               12,084,357(e)
                                           ===========                               ==========

See notes to pro forma condensed financial statements (unaudited).

NOTES TO PROFORMA CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

December 31, 1995

On November 6, 1995, FWNC entered into an Agreement and Plan of Merger with the Company. Under the terms of the Merger Agreement, FWNC has agreed to pay total Merger Consideration consisting of $53 million in cash, $20 million in FWNC Common Stock and $37 million in FWNC Class B Preferred Stock Series 1. All outstanding shares of Company Common Stock and Company Preferred Stock will be surrendered in consummation of the Merger.

The transaction will be accounted for by the purchase method of accounting. Accordingly, book values of the Company will be adjusted to estimated fair values at the date the transaction is consummated. Loans have been valued by discounting the expected future cash stream generated by such loans at current market rates. Premises and equipment have been valued using internal appraisals of current market values. Interest-bearing deposits have been valued using a discounted cash flow calculation that applies interest rates currently being offered on these deposits to a schedule of the aggregate expected monthly maturities of these deposits. Subordinated and other long-term notes have been estimated using discounted cash flow analyses, based upon incremental borrowing rates for similar types of borrowing arrangements. Final purchase accounting adjustments will be made on the basis of facts and circumstances as of the date of the consummation of the proposed transaction and therefore may differ from those reflected herein.

The explanation of the pro forma adjustments in the pro forma condensed financial statements are as follows:

  (a) To reflect the planned special dividend from affiliates of $11,500,000.

  (b) To reflect the planned borrowing of $15,000,000 by FWNC.

(c) To record the estimated purchase accounting adjustments and the payment of the cost of acquisition as follows (in thousands):

Cost of acquisition:
    Cash                                            $ 53,000
    Preferred stock                                   37,000
    Common stock                                      20,000
                                                    --------
                                                     110,000
    Estimated acquisition costs                          250
                                                    --------
                                                    $110,250
                                                    ========
Net assets acquired                                 $ 44,736
Preferred and common stock subject to
 repurchase in ESOP reclassified to
 shareholders' equity at the Merger Date              13,416
Fair value adjustments to record increases
 (decreases) to asset book values and
 decreases (increases) to liability book
 values:
    Loans                                                278
    Premises and equipment                             4,600
    Deferred taxes                                    (1,069)
    Goodwill and other intangibles                    50,529
    Interest-bearing deposits                         (2,050)
    Subordinated and other long-term notes              (190)
                                                    --------
                                                    $110,250
                                                    ========
The amortization period for the above-listed
fair value adjustments are as follows:

    Loans                                       3 -  7 years
    Premises and equipment                      5 - 30 years
    Goodwill and other intangibles                  15 years
    Interest-bearing deposits                   1 -  2 years
    Subordinated and other long-term notes      2 -  7 years

  (d) Calculated using pro forma net income of $28,657,000 less assumed preferred stock dividends of $2,220,000, the result divided by the assumed weighted average common shares outstanding as described in Note (e).

  (e) Calculated using the weighted average common shares outstanding of FWNC in 1995 plus common shares assumed to be issued in connection with the Merger.

                        VALLEY FINANCIAL SERVICES, INC.
                       CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

REPORT OF INDEPENDENT AUDITORS............................  F-2

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS - DECEMBER 31, 1995 and 1994..  F-3

CONSOLIDATED STATEMENTS OF INCOME - YEARS ENDED
  DECEMBER 31, 1995, 1994 and 1993........................  F-4

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'
  EQUITY - YEARS ENDED DECEMBER 31, 1995, 1994 and 1993...  F-5

CONSOLIDATED STATEMENTS OF CASH FLOWS - YEARS ENDED
  DECEMBER 31, 1995, 1994 and 1993........................  F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS................  F-8

Stockholders and Board of Directors
 of Valley Financial Services, Inc.



We have audited the accompanying consolidated balance sheets of Valley Financial Services, Inc. as of December 31, 1995 and 1994 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1995, 1994 and 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Valley Financial Services, Inc. as of December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, the Company changed its method of accounting for impaired loans effective January 1, 1995, for securities effective January 1, 1994 and for income taxes effective January 1, 1993.



                                                      Crowe, Chizek and
                                                      Company LLP

South Bend, Indiana
February 29, 1996

                        VALLEY FINANCIAL SERVICES, INC.
                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1995 and 1994

                                                                 1995           1994
                                                             -------------  -------------
ASSETS
Cash and due from banks                                      $ 40,079,315   $ 41,613,259
Federal funds sold and securities purchased
 under agreements to resell                                    90,600,000     46,900,000
                                                             ------------   ------------
 Cash and cash equivalents (Note B)                           130,679,315     88,513,259
Interest-bearing balances with other banks                        531,648        148,647
Securities available-for-sale (Note C)                        140,994,628     77,693,588
Securities held-to-maturity (fair value
  of $52,722,007 at December 31, 1994) (Note C)                         -     55,326,174
Federal Home Loan Bank stock                                    4,419,400      2,187,300
Total loans (Note D)                                          525,055,443    502,441,240
  Allowance for loan losses (Note E)                           (8,400,000)    (8,100,000)
                                                             ------------   ------------
    Net loans                                                 516,655,443    494,341,240
Land, buildings and equipment, net (Notes F and I)             13,980,733     14,198,645
Accrued interest receivable                                     5,247,141      5,021,272
Other assets                                                    6,109,467      4,897,060
                                                             ------------   ------------
                                                             $818,617,775   $742,327,185
                                                             ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Interest-bearing (Note G)                                  $444,284,030   $467,640,335
  Non-interest-bearing                                        119,843,417    109,911,280
                                                             ------------   ------------
    Total deposits                                            564,127,447    577,551,615
Securities sold under agreements to repurchase (Note H)       140,384,061     79,523,367
U.S. Treasury demand notes (Note C)                             6,801,526      7,492,560
Long-term debt (Note I)                                        41,916,809     23,250,093
Accrued interest payable                                        3,796,063      2,508,003
Other liabilities                                               3,440,299      2,481,896
                                                             ------------   ------------
  Total liabilities                                           760,466,205    692,807,534

Commitments and contingencies (Notes M and T)

Preferred and common stock subject to repurchase
  in ESOP (Note J)                                             13,415,569      6,882,448

Stockholders' equity
  Preferred stock, voting, $12 par value, 10% cumulative:
  Authorized 60,000 shares; issued 58,459                         616,452        616,452
  Common stock, non-voting, $1 stated value:
    authorized 240,000 shares; issued 233,836                     205,484        205,484
  Additional paid-in capital                                      123,261        123,261
  Retained earnings (Note I)                                   45,155,695     45,031,724
  Treasury stock, at cost (Note L)                             (2,494,066)    (2,486,566)
  Net unrealized appreciation/(depreciation) on
   securities available-for-sale, net of tax (credit) of
   $740,630 and ($559,586) at December 31, 1995 and
   1994, respectively                                           1,129,175       (853,152)
                                                             ------------   ------------
     Total stockholders' equity                                44,736,001     42,637,203
                                                             ------------   ------------

                                                             $818,617,775   $742,327,185
                                                             ============   ============

          See accompanying notes to consolidated financial statements.

                        VALLEY FINANCIAL SERVICES, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                  Years ended December 31, 1995, 1994 and 1993

                                                      1995         1994         1993
                                                   -----------  -----------  -----------
Interest income
  Interest and fees on loans                       $47,600,788  $39,855,601  $36,734,246
  Interest and dividends on securities
    Taxable                                          8,369,554    6,896,895    7,629,850
    Non-taxable                                        941,240    1,043,659    1,223,993
  Interest on federal funds sold and securities
    purchased under agreements to resell             2,250,927    1,173,592      890,901
  Interest on balances with other banks                 13,776        2,374       29,975
                                                   -----------  -----------  -----------
    Total interest income                           59,176,285   48,972,121   46,508,965

Interest expense
  Deposits (Note G)                                 20,705,342   16,328,543   17,241,954
  Short-term borrowings                              6,167,138    3,460,933    2,144,645
  Long-term debt                                     2,520,411    1,559,766    1,245,330
                                                   -----------  -----------  -----------
    Total interest expense                          29,392,891   21,349,242   20,631,929
                                                   -----------  -----------  -----------

NET INTEREST INCOME                                 29,783,394   27,622,879   25,877,036

Provision for loan losses (Note E)                   1,676,036    1,742,733    2,872,823
                                                   -----------  -----------  -----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN
 LOSSES                                             28,107,358   25,880,146   23,004,213

Other income (Note O)                                5,061,186    4,727,481    5,192,300

Other expenses (Note O)                             23,157,529   18,589,383   17,528,651
                                                   -----------  -----------  -----------

INCOME BEFORE INCOME TAX EXPENSE                    10,011,015   12,018,244   10,667,862

Income tax expense (Note K)                          3,292,479    4,329,759    3,734,372
                                                   -----------  -----------  -----------

NET INCOME                                         $ 6,718,536  $ 7,688,485  $ 6,933,490
                                                   ===========  ===========  ===========

Earnings per common share (Note A)                 $     32.50  $     36.77  $     31.36
                                                   ===========  ===========  ===========

          See accompanying notes to consolidated financial statements.

                        VALLEY FINANCIAL SERVICES, INC.
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 Years ended December 31, 1995, 1994 and 1993

                                                                                                     Net Unrealized
                                                    Common                                            Appreciation/
                                                    Stock                                            (Depreciation)
                                        Preferred     $1    Additional                               on Securities       Total
                                          Stock     Stated    Paid-in     Retained        Treasury      Available-    Stockholders'
                                         $12 par    Value     Capital     Earnings         Stock         For-Sale        Equity
                                        ---------  --------  ----------  -----------   --------------   -----------   -------------
Balances, January 1, 1993               $ 616,452  $205,484    $123,261  $32,571,730      $  (205,646)  $         -     $33,311,281

 Net income                                     -         -           -    6,933,490                -             -       6,933,490

 Preferred stock cash dividends
  declared $1.20 per share                      -         -           -      (66,136)               -             -         (66,136)

 Change in fair value of preferred
   and common stock subject to repurchase
   in ESOP  (Note J)                            -         -           -   (1,134,080)               -             -      (1,134,080)

 Treasury shares acquired (Note L)              -         -           -            -       (1,353,000)            -      (1,353,000)
                                         ---------  --------  ---------  -----------      --------------  ----------     -----------
Balances, December 31, 1993                616,452  205,484     123,261   38,305,004       (1,558,646)            -      37,691,555

  Adoption of SFAS No. 115                       -        -            -           -                -     1,069,744       1,069,744

  Net income                                     -        -            -   7,688,485                -             -       7,688,485

  Change in net unrealized appreciation
  (depreciation) on securities
   available-for-sale                           -         -           -            -                -    (1,922,896)     (1,922,896)

 Preferred stock cash dividends
  declared, $1.20 per share                     -         -           -      (61,589)               -             -         (61,589)

 Change in fair value of preferred
  and common stock subject to repurchase
  in ESOP (Note J)                              -         -           -     (900,176)               -             -        (900,176)

 Treasury shares acquired (Note L)              -         -           -            -         (927,920)            -        (927,920)
                                        ---------  --------  ----------  -----------   --------------   -----------     -----------
Balances, December 31, 1994               616,452   205,484     123,261   45,031,724       (2,486,566)     (853,152)     42,637,203

 Net income                                     -         -           -    6,718,536                -             -       6,718,536

 Transfer of securities from
  held-to-maturity
  to available-for-sale (Note C)                -         -           -            -                -       266,709         266,709

 Change in net unrealized appreciation
  (depreciation) on securities
   available-for-sale                           -         -           -            -                -     1,715,618       1,715,618

 Preferred stock cash dividends
  declared, $1.20 per share                     -         -           -      (61,444)               -             -         (61,444)

  Change in fair value of preferred
   and common stock subject to repurchase
   in ESOP (Note J)                             -         -           -   (6,533,121)               -             -      (6,533,121)

  Treasury shares acquired (Note L)             -         -           -            -           (7,500)            -          (7,500)
                                        ---------  --------  ----------  -----------      -----------   -----------     -----------
Balances, December 31, 1995              $616,452  $205,484    $123,261  $45,155,695      $(2,494,066)  $ 1,129,175     $44,736,001
                                        =========  ========  ==========  ===========      ===========   ===========     ===========

          See accompanying notes to consolidated financial statements.

                        VALLEY FINANCIAL SERVICES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1995, 1994 and 1993

                                                         1995           1994           1993
                                                     -------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                          $  6,718,536   $  7,688,485   $  6,933,490
 Adjustments to reconcile net income to net
  cash from operating activities
   Depreciation                                         1,489,667      1,421,908      1,296,863
   Provision for loan losses                            1,676,036      1,742,733      2,872,823
   Minority interest in bank subsidiary                         -              -         10,830
   Net accretion on securities
    available-for-sale                                   (299,084)       (86,036)             -
   Net amortization on securities
    held-to-maturity                                       31,837         59,590        114,874
   Net gain on sale of loans                             (394,908)      (129,508)      (434,681)
   Loans originated for sale                          (10,187,796)   (17,524,173)   (37,288,791)
   Proceeds from sale of loans                          8,301,545     17,653,681     37,723,472
   Loss on sale of securities available-for-sale           22,008        154,470              -
   Gain on sale of investment securities                        -              -       (435,313)
   (Gain)/loss on sale of assets                          193,849        (14,309)       219,996
   Change in unearned income                             (105,506)       (69,972)       134,585
   Change in deferred loan fees                            14,301        (16,056)      (261,516)
   Change in interest receivable                         (225,869)      (983,952)       255,389
   Change in other assets                              (1,732,021)      (760,514)       776,735
   Change in interest payable                           1,288,060        248,511       (268,658)
   Change in other liabilities                            958,403        632,880       (534,306)
                                                     ------------   ------------   ------------
     Total adjustments                                  1,030,522      2,329,253      4,182,302
                                                     ------------   ------------   ------------
     Net cash from operating activities                 7,749,058     10,017,738     11,115,792

CASH FLOWS FROM INVESTING ACTIVITIES
 Net change in interest-bearing balances with
  other banks                                            (383,001)      (110,928)             -
 Proceeds from sales and maturities of securities
  available-for-sale                                   33,653,460     53,795,819              -
 Proceeds from maturities of securities
  held-to-maturity                                      2,754,592     19,080,084              -
 Proceeds from sales and maturities of
  investment securities and interest-bearing
  balances with other banks                                     -              -     55,466,542
 Purchase of securities available-for-sale            (34,279,909)   (58,781,592)             -
 Purchase of securities held-to-maturity               (6,572,827)   (19,802,331)   (54,018,451)
 Purchase of Federal Home Loan Bank stock              (2,232,100)      (145,183)      (197,017)
 Purchase of limited partnership interest in
  low income housing project                             (985,886)             -              -
 Loans made to customers and principal
  collections, net                                    (21,617,875)   (37,119,085)   (44,296,037)
 Proceeds from sale of assets                             188,656        191,651        268,785
 Property and equipment expenditures                   (1,451,376)    (1,402,681)    (1,109,033)
 Purchase of bank subsidiary common stock                       -              -       (449,775)
                                                     ------------   ------------   ------------
   Net cash from investing activities                 (30,926,266)   (44,294,246)   (44,334,986)

                                  (Continued)

                        VALLEY FINANCIAL SERVICES, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                  Years ended December 31, 1995, 1994 and 1993

                                                      1995           1994           1993
                                                  -------------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase/(decrease) in deposit accounts      $(13,424,168)  $ 33,295,806   $ 17,377,449
 Proceeds from short-term borrowings over
  90 days                                           84,452,062     43,626,836     31,286,352
 Payments for maturing short-term
  borrowings over 90 days                          (23,591,368)   (40,877,633)   (26,409,767)
 Net increase/(decrease) in short-term
  borrowings under 90 days                            (691,034)   (24,908,190)    17,432,816
 Borrowings of long-term debt                       21,905,000      2,977,000     15,024,925
 Payments on long-term debt                         (3,238,284)    (4,553,665)    (6,582,073)
 Purchase of treasury stock                             (7,500)      (927,920)    (1,353,000)
 Dividends paid                                        (61,444)       (61,589)       (66,136)
 Dividends paid by bank subsidiary to
  minority interests                                         -              -           (845)
                                                  ------------   ------------   ------------
   Net cash from financing activities               65,343,264      8,570,645     46,709,721
                                                  ------------   ------------   ------------

Net change in cash and cash equivalents             42,166,056    (25,705,863)    13,490,527

Cash and cash equivalents at beginning of year      88,513,259    114,219,122    100,728,595
                                                  ------------   ------------   ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR          $130,679,315   $ 88,513,259   $114,219,122
                                                  ============   ============   ============
Supplemental disclosures of cash flow information
Cash paid during the year for
  Interest                                        $ 28,104,831   $21,100,731    $ 20,900,587
  Income taxes (net of refunds)                      4,659,589     4,361,000       5,608,609
Transfer of securities from held-
 to-maturity to available-for-sale                  60,098,458             -               -
Transfer of investment securities
 to available-for-sale                                       -    76,241,821               -
Transfer of investment securities
 to held-to-maturity                                         -    54,663,516               -

See accompanying notes to consolidated financial statements.

                        VALLEY FINANCIAL SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE A - ACCOUNTING POLICIES

Basis for Financial Reporting: The consolidated financial statements include the accounts of Valley Financial Services, Inc. (the "Company") and its wholly-owned subsidiary, Valley American Bank and Trust Company. All significant intercompany items and transactions are eliminated in consolidation.

Nature of Operations: The Company is engaged in the business of commercial and retail banking and trust services, with operations conducted through its main office and 21 branches located in St. Joseph, Elkhart, Marshall and LaPorte counties in northern Indiana. These counties are the primary source of Company's deposit, loan and trust activities. The majority of the Company's income is derived from commercial and retail business lending activities.

Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Future results could differ from the current estimates.

Areas where estimates are used in the accompanying financial statements include the allowance for loan losses, fair values of financial instruments, the determination and carrying value of impaired loans, the realization of deferred tax assets, recognition and measurement of loss contingencies, depreciation of premises and equipment, and the carrying value of other real estate. Estimates that are more susceptible to change in the near term include the allowance for loan losses and the fair values of financial instruments.

Securities: On January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The Company now classifies securities into held-to-maturity and available-for-sale categories. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity, and are reported at amortized cost. Available-for-sale securities are those the Company may decide to sell if needed for liquidity, asset-liability management or other reasons. Available-for-sale securities are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. Prior to January 1, 1994, all securities were carried at cost adjusted for amortization of premiums and accretion of discounts. The effect of adopting this new accounting guidance increased equity by $1,069,744, net of $701,649 in tax, as of January 1, 1994. Amortization and accretion for securities is recognized on the level yield method. Gains and losses on the sale of securities are computed on the basis of specific identification of the security sold.

Allowance and Provision for Loan Losses: Because some loans may not be repaid in full, an allowance for loan losses is recorded. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any loan charge-offs that occur. A loan is charged-off by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

SFAS No. 114 and No. 118, "Accounting by Creditors for Impairment of a Loan", were adopted on January 1, 1995. Under these standards, loans considered to be impaired are reduced to the present value of estimated future cash flows or the fair value of collateral by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to increase, such increase is reported as provision for loan losses. As part of the loan review process, management reviews all loans classified as nonaccrual for impairment, as well as other loans that might warrant application of SFAS No. 114. Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans, automobile, home equity and second mortgage loans. The effect of adopting this accounting standard on January 1, 1995, was not material.

Interest Income on Loans: Unearned income on certain installment loans is recognized as income on the level yield method. Interest on other loans is calculated using the simple interest method on daily balances of the principal amounts outstanding. When serious doubt exists as to collectibility of a loan, the accrual of interest is discontinued.

The carrying value of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected future cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in carrying value, while increases or decreases due to changes in estimates of future payments and due to the passage of time are reported as provision for loan losses.

Loan Fees and Costs: Loan fees, net of direct origination costs, are deferred and amortized over the estimated life of the loan as a yield adjustment.

Lease Financing Receivable: Lease financing receivables are stated at the present value of the minimum lease payments, plus the residual values in the equipment, less security deposits. Income is recognized on the level yield method.

Foreclosed Real Estate: Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value minus estimated costs to sell. Revenue and expenses from operations and additions to the valuation allowance are charged to loss on foreclosed real estate. Other real estate owned amounted to $234,042 at December 31, 1994 and is included in other assets in the consolidated balance sheets. There was no other real estate owned at December 31, 1995.

Depreciation and Amortization: Depreciation on buildings and equipment are determined by the straight-line method based on the estimated useful lives of the applicable assets.

Income Tax: The Company and its subsidiary file a consolidated federal income tax return. Current income taxes payable or receivable by the subsidiary are paid to or received from the Company.

Beginning in 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes". The Company records income tax expense based on the amount of taxes due on its tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates. Previously the Company computed deferred taxes for the tax effects of timing differences between financial reporting and tax return income. The effect of the adoption of SFAS No. 109 as of January 1, 1993 was not material.

Earnings Per Common Share: Earnings per common share are based upon the weighted average number of shares of common stock outstanding after deducting preferred dividends. The weighted average number of common shares outstanding during 1995, 1994 and 1993 were 204,838, 207,432 and 218,996, respectively.

Statement of Cash Flows: For purposes of this statement, cash and cash equivalents is defined to include the Company's cash on hand, its demand deposits in other institutions, Federal funds sold, and securities purchased under agreements to resell with maturities of 90 days or less.

Dividend Restriction: The Company is subject to banking regulations which require the maintenance of certain capital levels and which may limit the amount of dividends which may be paid. See Note I for additional restrictions on dividend payments.

NOTE B - CASH AND CASH EQUIVALENTS

During 1995, the Company entered into two separate agreements to purchase securities under agreements to resell ("reverse repo agreements"). At December 31, 1995, these reverse repo agreements totaled $21,800,000 with Cantor Fitzgerald Securities Corp. and $18,500,000 with Merrill Lynch Government Securities, Inc. and/or Merrill Lynch, Pierce, Fenner & Smith, Incorporated.
The securities purchased under these reverse repo agreements are pledged against the Company's customer repo accounts as discussed in Note H. Under these reverse repo agreements, individual transactions are terminable on demand by either party. Both reverse repo agreements require the fair value of the securities pledged to be a minimum of 102% of the amounts outstanding under the contracts. The fair value of the pledged securities as of December 31, 1995 was approximately $22,354,000 and $18,871,000, respectively. The securities purchased under these agreements are maintained by third party safekeeping agents for the benefit of the Company. The average balance of securities purchased under reverse repo agreements during 1995 was approximately $10,966,000. The maximum balance outstanding under these agreements at any month end during 1995 was $45,200,000.

The balances of these two agreements, as well as $26,638,132 on deposit with the Federal Reserve Bank of Chicago, represent a concentration of funds with a single issuer.

The Company was required to maintain approximately $5,892,000 and $6,092,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing balance requirements at December 31, 1995 and 1994, respectively. These balances do not earn interest.


NOTE C - SECURITIES

The amortized cost and fair value of securities as of December 31, 1995 are as follows:

                                                        Gross        Gross
                                          Amortized   Unrealized  Unrealized      Fair
Available-For-Sale:                         Cost        Gains       Losses       Value
-------------------                     ------------  ----------  ----------  ------------
U.S. Treasury and
 Government agencies                    $126,585,899  $1,692,665   $(61,039)  $128,217,525
States and political subdivisions         11,514,581     262,362    (18,442)    11,758,501
Mortgage-backed securities                   864,343           -     (5,109)       859,234
Corporate and other debt securities          160,000           -       (632)       159,368
                                        ------------  ----------   --------   ------------

                                        $139,124,823  $1,955,027   $(85,222)  $140,994,628
                                        ============  ==========   ========   ============


In November 1995, the Financial Accounting Standards Board issued its Special Report "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities" (Guide). As permitted by the Guide, on December 1, 1995, the Company made a one-time reassessment and transferred all securities from the held-to-maturity portfolio to the available-for-sale portfolio. At the date of the transfer, these securities had an amortized cost of $60,098,458 and increased the unrealized gain on securities available-for-sale in stockholders' equity by $266,709, net of tax.

The amortized cost and fair value of securities as of December 31, 1994 are as follows:


                                                    Gross         Gross
                                       Amortized  Unrealized   Unrealized      Fair
Available-For-Sale:                      Cost       Gains        Losses        Value
------------------                   -----------  ----------  ------------  -----------
U.S. Treasury and
 Government agencies                 $77,964,446   $10,013    $(1,389,593)  $76,584,866
Mortgage-backed securities             1,141,880         -        (33,158)    1,108,722
                                     -----------   -------    -----------   -----------

                                     $79,106,326   $10,013    $(1,422,751)  $77,693,588
                                     ===========   =======    ===========   ===========


                                                    Gross       Gross
                                      Amortized   Unrealized  Unrealized       Fair
Held-to-Maturity:                       Cost        Gains       Losses         Value
----------------                     -----------  ----------  -----------   -----------

U.S. Treasury and
 Government agencies                 $32,054,315   $     -    $(1,923,693)  $30,130,622
States and political subdivisions     13,721,968    48,914       (221,130)   13,549,752
Mortgage-backed securities             9,414,891         -       (502,634)    8,912,257
Corporate and other
 debt securities                         135,000         -         (5,624)      129,376
                                     -----------   -------    -----------   -----------

                                     $55,326,174   $48,914    $(2,653,081)  $52,722,007
                                     ===========   =======    ===========   ===========


The amortized cost and fair value of securities available-for-sale at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                            Amortized       Fair
                                               Cost         Value
                                          ------------  ------------
Due in one year or less                   $ 40,766,835  $ 41,058,450
Due after one year through five years       91,364,287    92,785,333
Due after five years through ten years       5,295,899     5,480,594
Due after ten years                            833,459       811,017
Mortgage-backed securities                     864,343       859,234
                                          ------------  ------------

                                          $139,124,823  $140,994,628
                                          ============  ============

Proceeds from sales of securities available-for-sale during 1995 were $8,517,786 and gross gains of $38,148 and gross losses of $60,156 were realized. Proceeds from sales of securities available-for-sale during 1994 were $18,816,972 and gross losses of $154,470 were realized. During 1993, proceeds from sales of securities were $8,423,203 and gross gains of $435,313 were realized.

Securities with a carrying amount of $115,983,178 are pledged as of December 31, 1995, as collateral for customer repo accounts (Note H) and U.S. Treasury demand notes.

NOTE D - LOANS

Year-end loan balances are as follows:

                                              1995          1994
                                          ------------  ------------
 Commercial                               $302,563,585  $294,054,182
 Real estate - construction                 21,427,000    11,983,000
 Real estate - mortgage                    136,032,870   135,007,554
 Installment                                59,572,373    54,240,302
 Industrial revenue                          4,256,995     5,459,602
 Lease financing receivable                  1,202,620     1,696,600
                                          ------------  ------------

                                          $525,055,443  $502,441,240
                                          ============  ============

NOTE E - ALLOWANCE FOR LOAN LOSSES

The following is an analysis of the allowance for loan losses for the years ended December 31, 1995, 1994 and 1993:

                                        1995         1994         1993
                                    ------------  ----------   -----------
  Balance at beginning of year      $ 8,100,000   $7,000,000   $ 5,900,000

  Provision for loan losses           1,676,036    1,742,733     2,872,823

  Charge-offs                        (1,649,809)    (913,209)   (1,987,933)
  Recoveries                            273,773      270,476       215,110
                                    -----------   ----------   -----------

                                    $ 8,400,000   $8,100,000   $ 7,000,000
                                    ===========   ==========   ===========

Information regarding impaired loans is as follows for the year ended December 31, 1995:

  Average investment in impaired loans                                          $9,532,922

  Interest income recognized on impaired loans
   including interest income recognized on a cash basis                         $  389,604

  Interest income recognized on impaired loans on cash basis                    $  389,604

Information regarding impaired loans at December 31, 1995 is as follows:

  Balance of impaired loans                                                     $6,161,826

  Less portion for which no allowance for loan losses is allocated                (685,332)
                                                                                ----------

  Portion of impaired loans for which an allowance for loan
   losses is allocated                                                          $5,476,494
                                                                                ==========

  Portion of allowance for loan losses allocated to impaired loans              $2,490,000
                                                                                ==========

Nonaccrual loans totaled approximately $3,238,000 (97.8% of which is considered impaired) and $1,526,000 at December 31, 1995 and 1994, respectively. Interest income for the years ended December 31, 1995, 1994 and

1993 would have increased by approximately $199,000, $134,000 and $51,000, respectively, if nonaccrual loans outstanding during the year had earned interest at the full contract rate. Loans past due 90 days or more and still accruing totaled approximately $864,000 and $121,000 at December 31, 1995 and 1994, respectively.

Loans are considered to be renegotiated when concessions have been granted, such as reduction of interest rates or principal balances, or deferral of interest or principal payments, as a result of the borrower's financial condition. At December 31, 1995 and 1994, the total for loans renegotiated, meeting the definition of troubled debt restructuring under SFAS No. 15, was $5,363,000 (including four loans totaling $2,287,000 that are included in impaired loans) and $3,894,000 (including three loans totaling $1,189,000 that are included in nonaccrual loans), respectively. Interest income of $391,000, $312,000 and $404,000 was recognized on these loans in 1995, 1994 and 1993, respectively.
Had these loans been performing under the original contract terms, an additional $105,000, $158,000 and $39,000 would have been reflected in interest income during 1995, 1994 and 1993, respectively. The Company is not committed to lend additional funds to debtors whose loans have been modified.


NOTE F - LAND, BUILDINGS AND EQUIPMENT, NET

Land, buildings and equipment, at cost, and accumulated depreciation as of December 31, 1995 and 1994 are as follows:

                                     1995         1994
                                 -----------  -----------
Land                             $ 2,710,862  $ 2,710,862
Buildings                         15,218,424   14,749,322
Equipment                          8,074,439    7,928,236
                                 -----------  -----------
                                  26,003,725   25,388,420
Less accumulated depreciation     12,022,992   11,189,775
                                 -----------  -----------

                                 $13,980,733  $14,198,645
                                 ===========  ===========

NOTE G - INTEREST-BEARING DEPOSITS

Interest-bearing deposits as of December 31, 1995 and 1994 are summarized as follows:

                                            1995          1994
                                        ------------  ------------
  Demand deposit accounts               $ 51,655,441  $ 57,258,542
  Savings deposit accounts                70,054,075    79,407,576

  Time deposits
    In excess of $100,000                 38,687,571    70,117,470

    Other                                283,886,943   260,856,747
                                        ------------  ------------

                                        $444,284,030  $467,640,335
                                        ============  ============

Interest expense on deposits for the years ended December 31, 1995, 1994 and 1993 is summarized as follows:

                                      1995          1994         1993
                                     ------        ------       ------

  Demand deposit accounts          $1,184,244    $1,168,005   $1,376,955
  Savings deposit accounts          1,965,061     2,060,808    2,447,522

  Time deposits
   In excess of $100,000      2,555,164    1,741,366    1,629,994
   Other                     15,000,873   11,358,364   11,787,483
                            -----------  -----------  -----------

                            $20,705,342  $16,328,543  $17,241,954
                            ===========  ===========  ===========


NOTE H - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase ("repo accounts") represent collateralized borrowings with customers located primarily within the Company's trade area. Liabilities and the related collateral consisting of U.S. Treasury securities and mortgage-backed securities as of December 31, 1995 are as follows:

                                                     Collateral Value
                                                     ----------------
                                                      U.S. Treasury
                                                      and Government
                                    Weighted             Agencies
                                     Average             --------
                      Repurchase    Interest    Amortized        Fair
       Term           Liability       Rate        Cost           Value
       ----          ------------     ----    ------------    ------------
On demand            $122,029,468     5.06%   $118,812,926    $122,412,486
Less than 90 days       1,415,416     5.09       1,420,466       1,463,639
90 days and over       16,939,177     6.15      17,038,235      17,068,640
                     ------------     ----    ------------    ------------

  Total              $140,384,061     5.19%   $137,271,627    $140,944,765
                     ============     ====    ============    ============

The Company has pledged investment securities against these repo accounts as described in Notes B and C. The Company has the right to withdraw all collateral applicable whenever the collateral values are in excess of the related repurchase liabilities. The Company maintains control of these securities through the use of various third party safekeeping arrangements.

The average amount of securities sold under repurchase agreements outstanding during the years ending December 31, 1995 and 1994 was approximately $109,515,000 and $87,337,000, respectively. The maximum amount of securities sold under repurchase agreements at any month-end for 1995 and 1994 was approximately $161,445,000 and $132,794,000, respectively.


NOTE I - LONG-TERM DEBT

Long-term debt as of December 31, 1995 and 1994 consisted of the following:

                                             1995         1994
                                          -----------  -----------
  Revolving line of credit                $         -  $   550,000
  Federal Home Loan Bank borrowings        34,153,230   14,682,315
  Indiana Economic Development Revenue
   Bonds, 7-1/2%                              613,579      789,778
  Junior subordinated notes                 7,150,000    7,228,000
                                          -----------  -----------

                                          $41,916,809  $23,250,093
                                          ===========  ===========

The Company has an amended revolving line of credit agreement, dated October 31, 1991, with Harris Bank. As of December 31, 1995, the amended credit agreement permits the Company to borrow a maximum of $4,000,000 ($5,000,000 at December 31, 1994), with interest floating at the prime rate of the lender and payable quarterly. The maximum committed amount automatically reduces in the amount of $1,000,000 on each October

31. Outstanding balances on this revolving line of credit mature on October 31, 1999. The agreement places certain restrictions on incurring additional indebtedness, selling or pledging assets, merging or consolidating with other corporations (see Note T) and investing in certain other entities. In addition, annual cash dividends are limited to $77,000. The common stock of Valley American Bank and Trust Company ("Valley American Bank") owned by the Company is pledged as collateral.

The Federal Home Loan Bank borrowings represent seven obligations between the Federal Home Loan Bank of Indianapolis and Valley American Bank. The first is a five year loan with a balance of $1,998,417 at 6.19% which matures July 31, 1997. The second is a seven year loan with a balance of $2,996,161 at 6.64% which matures July 16, 1999. The third is a ten year loan with a balance of $4,165,527 at 5.79%. This loan requires annual principal payments with final maturity July 15, 2003. The fourth is a five year loan with a balance of $4,993,125 at 5.16% which matures September 15, 1998. The fifth is a two year loan with a balance of $5,000,000 at 6.403% which matures June 5, 1997. The sixth is a two year loan with a balance of $4,000,000 at a current rate of 5.895% which matures January 14, 1997. The rate is adjustable quarterly to the three-month LIBOR rate plus two basis points. The seventh is a 30 month loan with a balance of $11,000,000 at a current rate of 5.895% which matures October 21, 1997. The rate is adjustable quarterly to the three-month LIBOR rate plus two basis points. All of these loans require monthly interest payments. A blanket collateral arrangement has been executed with the Federal Home Loan Bank of Indianapolis. The carrying value of total eligible assets (primarily 1-4 family mortgage loans) available as collateral to secure current and future advances as of December 31, 1995 is approximately $110,738,000.

The 7-1/2% Indiana Economic Development Revenue Bonds represent an obligation between the City of Elkhart, Indiana and VBT Realty Corp., a wholly owned subsidiary of Valley American Bank. The bonds, dated December 29, 1986, require semiannual installments of $116,094, including interest, and are payable with final maturity in 1998. The proceeds of the bond issue were used to acquire and renovate certain real property for a branch location in Elkhart, Indiana. The bonds are collateralized by a first mortgage on the real property and by a lien on certain furniture and equipment. These pledged assets have a carrying value of approximately $1,045,975 at December 31, 1995.

The junior subordinated notes (at rates ranging from 5% to 9% at December 31, 1995) are unsecured, with maturities ranging from 1996 to 2000 and are subordinated to all other indebtedness of the Company.

The aggregate annual maturity of long-term debt is as follows: 1996 -$3,873,032; 1997 - $23,869,359; 1998 -$8,226,241; 1999 - $3,416,824; 2000 -$376,402 and
later years - $2,154,951.


NOTE J - EMPLOYEE BENEFITS

The Company has an Employee Stock Option Plan (ESOP), with 401(k) provisions, for the benefit of substantially all of its employees and the employees of its subsidiary. The trust agreement provides for an annual contribution to the trust fund as the Board of Directors shall determine by resolution adopted before the end of the year. The expense for the years 1995, 1994 and 1993 was $268,854, $508,708 and $313,598, respectively.

Participation in the 401(k) feature of the ESOP is at the discretion of the employee. The employer matches 50% of employee contributions to a maximum of 4% of employee qualified earnings. The expense of the 401(k) feature of the ESOP for the years 1995, 1994 and 1993 was $118,284, $108,292 and $105,827,
respectively.

As of December 31, 1995, 1994 and 1993, the ESOP held the following shares of Valley Financial Services, Inc.: 7,088 shares of preferred stock and 28,352 shares of common stock. For corporations not listed on NASDAQ, ERISA requires an employer with an ESOP to provide a put option to participants for the repurchase of Company stock. ERISA requires this put option to provide a source of funds to the participant. The estimated fair value of the Company's preferred and common stock subject to this ESOP put option was $13,415,569, $6,882,448 and $5,982,272 at December 31, 1995, 1994 and 1993, respectively.


NOTE K - INCOME TAX EXPENSE

Income tax expense is summarized as follows:

                                      1995         1994        1993
                                  -----------   ----------  ----------
  Federal
    Current                       $ 3,640,811   $3,247,036  $3,234,719
    Deferred                       (1,303,175)      62,723    (425,164)
                                  -----------   ----------  ----------
                                    2,337,636    3,309,759   2,809,555
  State
    Current                         1,286,010    1,009,619     971,667
    Deferred                         (331,167)      10,381     (46,850)
                                  -----------   ----------  ----------
                                      954,843    1,020,000     924,817
                                  -----------   ----------  ----------

                                  $ 3,292,479   $4,329,759  $3,734,372
                                  ===========   ==========  ==========

Income tax expense (credit) included ($8,717), ($61,186), and $172,427 applicable to security transactions for 1995, 1994 and 1993, respectively.

The differences between financial statement tax expense amounts computed by applying the statutory federal income tax rate of 34% for all three years to income before income taxes are as follows:

                                                      1995         1994         1993
                                                   ----------   ----------   ----------

Income taxes at statutory federal rate             $3,403,745   $4,086,203   $3,627,073
Increase (decrease) in taxes resulting from:
    Tax exempt income                                (433,305)    (524,826)    (614,149)
    Nondeductible expense                              89,867       86,473       80,137
    State income tax, net of federal tax effect       630,196      673,200      610,379
    Tax credits                                       (78,800)           -            -
    Other                                            (319,224)       8,709       30,932
                                                   ----------   ----------   ----------

                                                   $3,292,479   $4,329,759   $3,734,372
                                                   ==========   ==========   ==========

The components of the net deferred tax asset recorded in the consolidated balance sheets at December 31 are as follows:

                                                1995                  1994

                                         Federal     State     Federal     State
                                        ----------  --------  ----------  --------
Deferred tax assets
    Bad debts                           $2,502,650  $714,000  $2,306,033  $688,500
    Tax-basis mark-to-market
      securities                           286,570    71,642           -         -
    Other                                  431,669   107,917      87,428    21,857
                                        ----------  --------  ----------  --------
                                         3,220,889   893,559   2,393,461   710,357
Deferred tax liabilities
    Tax-basis mark-to-market
      securities                                 -         -     506,998   126,750
    Depreciation                            71,799    17,950     195,102    48,775
    State taxes                            269,265         -     156,668         -
    Leases                                 101,099    25,275     155,399    38,850
    Loan fees                               61,286    15,321      66,148    16,537
    Other                                  175,747    43,058      74,628    18,657
                                        ----------  --------  ----------  --------

                                           679,196   101,604   1,154,943   249,569
                                        ----------  --------  ----------  --------

Valuation allowance                              -         -           -         -
                                        ----------  --------  ----------  --------

Net deferred tax asset                  $2,541,693  $791,955  $1,238,518  $460,788
                                        ==========  ========  ==========  ========

In addition to the net deferred tax asset included above, income taxes (credits) allocated to the unrealized net gain (loss) account included in equity were $740,630 and ($559,586) for 1995 and 1994, respectively.


NOTE L - TREASURY STOCK

In 1995 and 1994, the Company purchased 25 and 508 shares of preferred stock at an aggregate cost of $1,500 and $23,600, respectively. Also, the Company purchased 100 and 5,088 shares of common stock at an aggregate cost of $6,000 and $904,320 in 1995 and 1994, respectively. As of December 31, 1995, 7,262 (7,237 in 1994) shares of preferred stock and 29,048 (28,948 in 1994) shares of common stock are held as treasury stock.

NOTE M - COMMITMENTS AND CONTINGENCIES

The Company is obligated under various long-term operating leases for premises and equipment, with expiring terms ranging from April 1996 to July 2005.
Minimum commitments under these noncancelable operating leases total $4,635,000, which are due as follows: 1996 - $933,000; 1997 - $894,000; 1998 - $844,000;
1999 - $801,000; 2000 - $223,000; and later years - $940,000.  During the years
1995, 1994 and 1993, the annual rent expense under all operating leases aggregated $968,341, $866,379 and $550,884, respectively.

The Company is a party to various legal actions arising in the ordinary course of its business, none of which, in the opinion of management and legal counsel, is expected to have a material adverse effect on the Company's consolidated financial position.

The bank subsidiary is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of its customers. These financial instruments include commitments to make loans, revolving lines of credit and standby letters of credit. The bank subsidiary's exposure to credit loss in the event of nonperformance by the other party for these financial instruments is represented by the contractual amount of the commitments. The bank subsidiary follows the same credit policy to make such commitments as it uses for on-balance-sheet items (including requiring collateral, if deemed appropriate).

As of December 31, 1995, the bank subsidiary had loan commitments, unused open-end revolving lines of credit and standby letters of credit approximating $208,299,000. Substantially all of these commitments were variable with rates ranging from 7.25% to 16.65% and were tied to various indices including prime, LIBOR and U.S. Treasury indices. As of December 31, 1994, there were $179,601,000 of such commitments. Since many of these commitments expire without being used, the amount does not necessarily represent future cash commitments. Management does not anticipate any losses as a result of these commitments.

In the ordinary course of business, the bank subsidiary commits to sell mortgage loans in the secondary market. As of December 31, 1995, there were approximately $2,387,000 in outstanding commitments. No loss is expected as a result of fulfilling these commitments. As of December 31, 1994, there were no outstanding commitments.

NOTE N - RELATED PARTIES

Certain directors and officers of the Company or its bank subsidiary are loan customers. A summary of related party loan activity, for loans aggregating $60,000 or more to any one related party, is as follows:

    Balance - December 31, 1994    $ 11,179,364
      New loans                      21,552,113
      Repayments                    (21,701,451)
                                   ------------

    Balance - December 31, 1995    $ 11,030,026
                                   ============

In addition, certain operating leases are related party leases. The minimum commitment on those which are long-term are included in Note M. The aggregate rent expense under these leases was $175,440, $166,560 and $146,000 for 1995, 1994 and 1993, respectively.


NOTE O - OTHER INCOME AND OTHER EXPENSES

Other income and other expenses are summarized as follows:

                                            1995          1994          1993
                                        -----------   -----------   -----------
  Other income
   Service charges                      $ 2,060,909   $ 2,173,360   $ 2,260,494
   Trust fees                             1,430,548     1,307,997     1,254,119
   Gain on sale of loans                    394,908       129,508       434,681
   Gain (loss) on sale of securities        (22,008)     (154,470)      435,313
   Gain (loss) on sale of other assets     (193,849)       14,309      (219,996)
   Other income                           1,390,678     1,256,777     1,027,689
                                        -----------   -----------   -----------

                                        $ 5,061,186   $ 4,727,481   $ 5,192,300
                                        ===========   ===========   ===========
  Other expenses
   Salaries and employee benefits       $13,600,219   $ 9,840,618   $ 8,952,853
   Occupancy expense                      1,671,616     1,588,760     1,271,548
   Equipment expense                      1,410,477     1,325,411     1,302,840
   Computer service expense               1,150,193       972,401       920,629
   Advertising and marketing              1,091,267       814,839       737,208
   FDIC assessment                          697,938     1,159,670     1,165,925
   Local taxes                              805,202       450,272       449,525
   Other operating expense                2,730,617     2,437,412     2,717,293
   Minority interest                              -             -        10,830
                                        -----------   -----------   -----------

                                        $23,157,529   $18,589,383   $17,528,651
                                        ===========   ===========   ===========

NOTE P - CONDENSED FINANCIAL INFORMATION OF PARENT

Condensed financial information of Valley Financial Services, Inc. (parent company only) is as follows:

                            CONDENSED BALANCE SHEETS
                           December 31, 1995 and 1994

                                                         1995          1994
                                                      -----------   -----------
   Cash and cash equivalents                          $   310,450   $    55,520
   Investment in bank subsidiary at cost,
    plus equity in undistributed earnings
    since acquisition                                  64,546,547    56,899,827
   Other assets                                           593,042       355,021
                                                      -----------   -----------

     Total assets                                     $65,450,039   $57,310,368
                                                      ===========   ===========


   Long-term debt                                     $ 7,150,000   $ 7,778,000
   Other liabilities                                      148,469        12,717
                                                      -----------   -----------
     Total liabilities                                  7,298,469     7,790,717
                                                      -----------   -----------

   Preferred and common stock subject
     to repurchase in ESOP (Note J)                    13,415,569     6,882,448


  Preferred stock, voting, $12 par value,
   10% cumulative                                         616,452       616,452
  Common stock, non-voting, $1 stated value               205,484       205,484
  Additional paid-in capital                              123,261       123,261
  Retained earnings                                    45,155,695    45,031,724
  Treasury stock                                       (2,494,066)   (2,486,566)
  Net unrealized appreciation/(depreciation) on
   securities available-for-sale, net of tax (credit)
   of $740,630 and ($559,586) at December 31, 1995
   and 1994, respectively                               1,129,175      (853,152)
                                                      -----------   -----------
     Total stockholders' equity                        44,736,001    42,637,203
                                                      -----------   -----------

       Total liabilities and stockholders' equity     $65,450,039   $57,310,368
                                                      ===========   ===========

                         CONDENSED STATEMENTS OF INCOME
                  Years ended December 31, 1995, 1994 and 1993

                                                              1995         1994         1993
                                                          -----------   ----------   ----------
    Dividend income from bank subsidiary                  $ 3,004,989   $2,311,530   $2,932,768
    Other income                                                4,651        1,071       63,896
                                                          -----------   ----------   ----------
      Total income                                          3,009,640    2,312,601    2,996,664

    Interest expense                                          535,346      612,015      612,512
    Other expenses                                          2,586,408        1,705        1,550
                                                          -----------   ----------   ----------
      Total expenses                                        3,121,754      613,720      614,062
                                                          -----------   ----------   ----------

    Income (loss) before income tax benefit and equity
     in undistributed income of subsidiary                   (112,114)   1,698,881    2,382,602

    Income tax benefit                                     (1,226,257)    (247,241)    (242,900)
                                                          -----------   ----------   ----------

    Income before equity in undistributed
     income of subsidiary                                   1,114,143    1,946,122    2,625,502

    Equity in income of bank subsidiary, less
     dividends included above                               5,604,393    5,742,363    4,307,988
                                                          -----------   ----------   ----------

        Net income                                        $ 6,718,536   $7,688,485   $6,933,490
                                                          ===========   ==========   ==========

                       CONDENSED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1995, 1994 and 1993

                                                      1995          1994          1993
                                                  -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                       $ 6,718,536   $ 7,688,485   $ 6,933,490
 Adjustments to reconcile net income
  to net cash from operating activities
   Equity in undistributed income of
    subsidiary                                     (5,604,393)   (5,742,363)   (4,307,988)
   Other changes                                     (162,269)     (158,927)       50,307
                                                  -----------   -----------   -----------
     Total adjustments                             (5,766,662)   (5,901,290)   (4,257,681)
                                                  -----------   -----------   -----------
       Net cash from operating activities             951,874     1,787,195     2,675,809

CASH FLOWS FROM INVESTING ACTIVITIES                        -             -             -

CASH FLOWS FROM FINANCING ACTIVITIES
 Dividends paid                                       (61,444)      (61,589)      (66,136)
 Purchase of treasury stock                            (7,500)     (927,920)   (1,353,000)
 Net change in long-term debt                        (628,000)     (779,000)   (1,283,000)
                                                  -----------   -----------   -----------
   Net cash from financing activities                (696,944)   (1,768,509)   (2,702,136)

Net change in cash and cash equivalents               254,930        18,686       (26,327)

Cash and cash equivalents at beginning of year         55,520        36,834        63,161
                                                  -----------   -----------   -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR          $   310,450   $    55,520   $    36,834
                                                  ===========   ===========   ===========

NOTE Q - FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107 prescribes that the Company disclose the estimated fair value of its financial instruments. The following table shows those values and the related carrying value at December 31, 1995 and 1994. Items which are not financial instruments are not included.

                                             1995                          1994
                                             ----                          ----
                                   Carrying        Estimated       Carrying        Estimated
                                    Amount        Fair Value        Amount        Fair Value
                                 -------------   -------------   -------------   -------------
Cash and cash equivalents        $ 130,679,315   $ 130,679,315   $  88,513,259   $  88,513,259
Interest-bearing balances
  with other banks                     531,648         531,648         148,647         148,647
Securities available-for-sale      140,994,628     140,994,628      77,693,588      77,693,588
Securities held-to-maturity                  -               -      55,326,174      52,722,007
Federal Home Loan Bank stock         4,419,400       4,419,400       2,187,300       2,187,300
Loans, net of allowance
  for loan losses                  516,655,443     516,933,561     494,341,240     489,014,059
Accrued interest receivable          5,247,141       5,247,141       5,021,272       5,021,272
Deposits                          (564,127,447)   (566,177,215)   (577,551,615)   (577,150,651)
Short-term borrowings             (147,185,587)   (147,268,299)    (87,015,927)    (87,032,001)
Long-term debt                     (41,916,809)    (42,106,628)    (23,250,093)    (21,871,003)
Accrued interest payable            (3,796,063)     (3,796,063)     (2,508,003)     (2,508,003)

For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 1995 and 1994. The estimated fair value for cash and cash equivalents, interest-bearing balances with other banks and Federal Home Loan Bank stock is considered to approximate cost. The estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. The estimated fair value for commercial loans is based on estimates of the difference in interest rate the bank subsidiary would charge the borrowers for similar such loans with similar maturities made at December 31, 1995 and 1994, applied for an estimated time period until the loan is assumed to reprice or be paid. The estimated fair value for other loans is based on estimates of the rate the bank subsidiary would charge for similar such loans at December 31, 1995 and 1994, applied for the time period until estimated repayment. The estimated fair value for demand and savings deposits and accrued interest is based on their carrying value. The estimated fair value for certificates of deposit, short-term borrowings and long-term debt is based on estimates of the rate the bank subsidiary would pay on such liabilities at December 31, 1995 and 1994, applied for the time period until maturity. The estimated fair value of commitments (primarily comprised of unfunded loan commitments) is estimated using fees that would be currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The fair value of such commitments is not material.

While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Company to have disposed of such items at December 31, 1995 and 1994, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1995 and 1994 should not necessarily be considered to apply at subsequent dates.

In addition, other assets and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, nonfinancial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. Excluded, among other items, are the estimated earning power of core deposit accounts, the earning potential of loan servicing rights, the earning potential of the bank subsidiary's trust department, the trained work force, customer goodwill and similar items.

NOTE R - LOAN SERVICING

Mortgage loans serviced for others, by the bank subsidiary, are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans at December 31 are summarized as follows:

                                              1995           1994
                                           -----------    -----------
   Mortgage loan portfolio serviced for
    FNMA                                   $46,021,185    $44,527,374
    FHLMC                                    3,856,498      2,936,709
    Other investor                             363,665        407,566
                                           -----------    -----------

                                           $50,241,348    $47,871,649
                                           ===========    ===========

Income earned for loan servicing was $182,276, $201,360 and $193,657 for 1995, 1994 and 1993, respectively.


NOTE S - IMPACT OF NEW ACCOUNTING STANDARDS

In 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 121 (SFAS No. 121), "Accounting for the Impairment of Long Lived Assets." SFAS No. 121 requires a review of long-term assets for impairment of recorded value and resulting write-downs if the value is impaired. This statement is effective for years beginning after December 15, 1995. SFAS No. 121 is not expected to have a material effect on the Company's financial position or results of operations.

In May 1995, FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." The Company will adopt SFAS No. 122 on January 1, 1996, as required. SFAS No. 122 eliminates the accounting distinction between originated and purchased mortgage servicing rights. Beginning in 1996, when a loan is originated with the intent to sell, a separate asset will be recognized for the mortgage servicing right, which is consistent with the current treatment of purchased mortgage servicing rights. SFAS No. 122 also changes the manner in which impairment of capitalized mortgage servicing rights is recognized. Impairment will be recognized using the fair value of individual stratum of servicing rights based upon the underlying risk characteristics of the serviced loan portfolio, compared to an aggregate portfolio approach under existing accounting guidance.

Based on its current volume of mortgage banking activity, the Company does not expect SFAS No. 122 to have a significant impact on its financial condition and operations for 1996. The impact in subsequent years is difficult to predict. SFAS No. 122 will initially result in the recognition of larger gains on sales of mortgage loans, because of the initial capitalization of the originated mortgage servicing right asset. However, the larger gains on sales of loans will be offset by the future amortization of the mortgage servicing right asset. In addition, the valuation allowance on impaired mortgage servicing rights may fluctuate significantly in the future because the impairment evaluation of this servicing right asset is based on assumed loan prepayment and default rates, interest rates, and other factors.


NOTE T - PROPOSED MERGER

Pursuant to the Agreement and Plan of Merger dated November 6, 1995, the Company is to be acquired by Fort Wayne National Corporation, an Indiana Corporation headquartered in Fort Wayne, IN (FWNC). The Company is to merge with and into FWNC. The transaction is subject to the approval of the Company's shareholders and various regulatory agencies.

The terms of the Agreement provide that FWNC will exchange approximately $53 million in cash, $20 million in common stock and $37 million in preferred stock for all outstanding Valley Financial Services, Inc. common and preferred stock. At consummation, stock held by the Company in treasury will be canceled. Except under certain circumstances, the common and preferred shares of FWNC issued to the common shareholders of the Company may not be sold or transferred for a period of two years. The Agreement also provides either party can terminate the transaction if FWNC's common stock average price per share is less than $26 unadjusted for stock dividends, splits, etc.

The Merger Agreement limits Company dividends to a quarterly dividend on preferred stock of $.30 per share. The Merger Agreement also limits the Company from entering into agreements or operating in a manner other than in the ordinary course of business.

                                                                      APPENDIX A





                          AGREEMENT AND PLAN OF MERGER



                                    between



                        VALLEY FINANCIAL SERVICES, INC.
                             an Indiana corporation



                                      and


                        FORT WAYNE NATIONAL CORPORATION
                             an Indiana corporation



                          Dated as of November 6, 1995

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


    AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 6, 1995, between VALLEY FINANCIAL SERVICES, INC., an Indiana corporation ("Valley"), and FORT WAYNE NATIONAL CORPORATION, an Indiana corporation ("FWNC").

  In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows.

                                  ARTICLE ONE

                          TERMS OF MERGER AND CLOSING
                          ---------------------------

  Section 1.01. Merger. Pursuant to the terms and provisions of this Agreement and the Indiana Business Corporation Law (the "Corporate Law"), Valley shall merge with and into FWNC (the "Merger").

  Section 1.02. Merging Corporation. Valley shall be the merging corporation under the Merger and its corporate identity and existence, separate and apart from FWNC, shall cease at the Effective Time (as hereinafter defined) of the Merger.

  Section 1.03. Surviving Corporation. FWNC shall be the surviving corporation in the Merger and shall continue to be governed by the laws of the State of Indiana, and the separate corporate existence of FWNC with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Amended Articles of Incorporation and the By-Laws of FWNC in effect at the Effective Time shall be the Amended Articles of Incorporation and the By-Laws of the surviving corporation, until duly amended in accordance with the terms thereof and the Corporate Law; and the directors and officers of FWNC at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with FWNC's Amended Articles of Incorporation and By-Laws.

  Section 1.04. Effects of Merger. The Merger shall have all of the effects provided by this Agreement and the Corporate Law.

  Section 1.05.  Total Valley Merger Consideration.

  (a) The total consideration payable to all of the shareholders of Valley (other than shareholders validly exercising dissenters' rights pursuant to Chapter 44 the Corporate Law ("Dissenting Shareholders")) in the Merger (the "Valley Merger Consideration") shall be (i) an aggregate amount in cash (the "Cash Component") equal to (A) $53,000,000, minus (B) the Dissenting Shareholder Reserve (as hereinafter defined), and minus (C) the aggregate amount of cash to be paid to holders of shares of Valley Common and

Valley Preferred (each as hereinafter defined) in lieu of fractional shares as hereinafter provided; (ii) an aggregate number of shares of Common Stock, no par value per share, of FWNC (the "FWNC Common"), determined by dividing $20,000,000 by the FWNC Average Price (as hereinafter defined) (the "FWNC Common Component"); and (iii) an aggregate of 740,000 shares of 6% Cumulative Convertible Class B Preferred Stock, Series 1, of FWNC (the "FWNC Preferred") (the "FWNC Preferred Component") having a stated value of Fifty Dollars ($50.00) per share. The Valley Merger Consideration shall be allocated to the holders of Valley Common and Valley Preferred as provided in Sections 1.06 and 1.07 hereof, respectively.

  (b) As used herein, the term "FWNC Average Price" shall mean the average of the per share closing prices of a share of FWNC Common as reported on the Nasdaq Stock Market's National Market ("Nasdaq"), as reported in The Wall Street Journal (Midwest Edition) during the twenty (20) trading day (as defined below) period preceding the fifth (5th) calendar day preceding the Closing Date (as hereinafter defined) (the "Adjustment Period"). As used herein, the term "trading day" shall mean any day on which Nasdaq is open for regular trading.
If after the day prior to the start of the Adjustment Period there occurs any Share Adjustment (as hereinafter defined), then the FWNC Average Price shall be appropriately and proportionately adjusted to reflect such Share Adjustment.

  (c) As used herein, the term "Dissenting Shareholder Reserve" shall mean an amount in cash equal to the sum of (i) the aggregate number of shares of Valley Common held by Dissenting Shareholders multiplied by the cash equivalent of the Valley Common Merger Consideration (as hereinafter defined) per share of Valley Common, calculated assuming that (A) there are no Dissenting Shareholders, (B) each share of the FWNC Common Component has a cash equivalent value equal to the FWNC Average Price and (C) each share of the FWNC Preferred Component has a cash equivalent value of $50 per share, plus (ii) the aggregate number of shares of Valley Preferred held by Dissenting Shareholders multiplied by the Valley Preferred Merger Consideration (as hereinafter defined) per share of Valley Preferred.

  Section 1.06. Conversion of Valley Common; Allocation of Valley Common Merger Consideration.

  (a) The portion of the Valley Merger Consideration allocated to the holders of Common Stock, of Valley (the "Valley Common") is referred to herein as the "Valley Common Merger Consideration." The Valley Common Merger Consideration shall equal the aggregate of (i) the difference between the Cash Component and the Preferred Cash Component (as hereinafter defined) (the "Common Cash Component"); and (ii) the FWNC Common Component; and (iii) the FWNC Preferred Component.

  (b) At the Effective Time (as hereinafter defined), each share of Valley Common issued and outstanding immediately prior to the Effective Time (other than shares held by Dissenting Shareholders) shall be converted into the right to receive (i) an amount of cash equal to the quotient of the Common Cash Component divided by the aggregate number of shares of Valley Common to be so converted; (ii) the number of shares of FWNC Common equal to the quotient of the FWNC Common Component divided by the aggregate number of shares of Valley Common to be so converted; and (iii) the number of shares of FWNC Preferred equal to the quotient of the FWNC Preferred Component divided by the aggregate number of shares of Valley Common to be so converted. The calculations required by clause (i) above shall be made to the nearest cent, and the calculations required by clauses (ii) and (iii) above shall be made to the nearest ten-thousandth (.0001) of a share.

  (c) At the Effective Time, all of the shares of Valley Common, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Valley Common (the "Common Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Valley Common Merger Consideration per share upon the surrender of such Common Certificate or Common Certificates in accordance with Section 1.12 hereof.

  (d) At the Effective Time, each share of Valley Common, if any, held in the treasury of Valley or by any direct or indirect subsidiary of Valley (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be canceled without payment of any consideration therefor.

  (e) If any Dissenting Shareholder shall be entitled to be paid the "fair value" of his or her shares of Valley Common, as provided in Chapter 44 of the Corporate Law, Valley shall give FWNC notice thereof and FWNC shall have the right to participate in all negotiations and proceedings with respect to any such demands. Valley shall not, except with the prior written consent of FWNC, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares held by such Dissenting Shareholder shall thereupon be treated as though such shares had been converted into the Valley Common Merger Consideration pursuant to this
Section 1.06.

  Section 1.07. Conversion of Valley Preferred; Allocation of Valley Preferred Merger Consideration.

  (a) The portion of the Valley Merger Consideration allocated to the holders of Preferred Stock, par value $12.00 per share, of Valley (the "Valley Preferred") is referred to herein as the "Valley Preferred Merger Consideration." The Valley Preferred Merger Consideration shall equal $767,955 in cash, or such other amount not exceeding $1,000,000 in cash as shall be determined by the Board of Directors of Valley as set forth in a notice delivered to FWNC by Valley not less than ten (10) days prior to the mailing of the Proxy Statement/Prospectus (as hereinafter defined) (the "Preferred Cash Component").

  (b) At the Effective Time, each share of Valley Preferred issued and outstanding immediately prior to the Effective Time (other than shares held by Dissenting Shareholders) shall be converted into the right to receive an amount of cash equal to the quotient of the Preferred Cash Component divided by the
aggregate number of shares of Valley Preferred to be so converted.   The
calculations required by subsection (b) shall be made to the nearest cent.

  (c) At the Effective Time, all of the shares of Valley Preferred, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Valley Preferred (the "Preferred Certificates"; the Common Certificates and the Preferred Certificates are referred to herein collectively as the "Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Valley Preferred Merger Consideration per share upon the surrender of such Preferred Certificate or Preferred Certificates in accordance with Section 1.12 hereof.

  (d) At the Effective Time, each share of Valley Preferred, if any, held in the treasury of Valley or by any direct or indirect subsidiary of Valley (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be canceled without payment of any consideration therefor.

  (e) If any Dissenting Shareholder shall be entitled to be paid the "fair value" of his or her shares of Valley Preferred, as provided in Chapter 44 of the Corporate Law, Valley shall give FWNC notice thereof and FWNC shall have the right to participate in all negotiations and proceedings with respect to any such demands. Valley shall not, except with the prior written consent of FWNC, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares held by such Dissenting Shareholder shall thereupon be treated as though such shares had been converted into the Valley Preferred Merger Consideration pursuant to this
Section 1.07.

  Section 1.07A. FWNC Capital Stock. Each share of capital stock of FWNC issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding, unaffected by the Merger.

  Section 1.08.  Restrictions on FWNC Preferred.

  (a) The shares of FWNC Preferred to be issued to the holders of Valley Common pursuant to Section 1.06 hereof, and the shares of FWNC Common issuable upon conversion of the shares of FWNC Preferred, may not be sold, assigned or otherwise transferred by any holder thereof during the two (2) year period commencing on the Closing Date, except upon (i) the death of the holder of such shares; (ii) the occurrence of a Change of Control of FWNC (as hereinafter defined); or (iii) the retirement (as such term is used in the FWNC Savings and Profit Sharing Plan (the "SPSP")) of the holder of such shares, provided that the exception described in this subpart (iii) shall apply only to those shares allocated to such retiring holder's account under the SPSP, if any. The certificates evidencing the shares of FWNC Preferred to be issued to shareholders of Valley as provided in Section 1.12 hereof, and the certificates evidencing shares of FWNC Common issuable upon the conversion of such shares of FWNC Preferred, shall include appropriate legends reciting the restrictions described in this Section 1.08(a).

  (b) As used herein, the term "Change of Control of FWNC" shall mean (i) the acquisition, other than from FWNC, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of FWNC Common or the combined voting power of the then outstanding voting securities of FWNC entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by FWNC or any of its subsidiaries, or any employee benefit plan (or related trust) of FWNC or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 65% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the FWNC Common and voting securities of FWNC immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of FWNC Common of FWNC or the combined voting power of the then outstanding voting securities of FWNC entitled to vote generally in the election of directors, as the case may be; or (ii) individuals who, as of the date hereof, constitute the Board of Directors of FWNC (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of

FWNC, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by FWNC's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of FWNC (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
Act); or (iii) approval by the shareholders of FWNC of a reorganization, merger or consolidation of FWNC, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the FWNC Common and voting securities of FWNC immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 65% of, respectively, the then outstanding shares of FWNC Common and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of FWNC or of the sale or other disposition of all or substantially all of the assets of FWNC.

  Section 1.09. Terms of FWNC Preferred. In addition to the restrictions set forth in Section 1.08 hereof, the shares of FWNC Preferred to be issued to the holders of Valley Common pursuant to Section 1.06 hereof shall have the preferences, rights, qualifications and limitations described in Exhibit 1.09 attached hereto.

  Section 1.10.  Fractional Shares.

  (a) No fractional shares of FWNC Common shall be issued and, in lieu thereof, holders of shares of Valley Common who would otherwise be entitled to a fractional share interest of FWNC Common after taking into account all shares of Valley Common held by such holder, shall be paid an amount in cash equal to the product of such fractional share interest and the FWNC Average Price.

  (b) No fractional shares of FWNC Preferred shall be issued and, in lieu thereof holders of shares of Valley Common who would otherwise be entitled to a fractional share interest of FWNC Preferred, after taking into account all shares of Valley Common held by such holder, shall be paid an amount in cash equal to the product of such fractional share interest and $50.

  Section 1.11. Closing. The closing of the Merger (the "Closing") shall take place at a location mutually agreeable to the parties at 10:00 a.m., Fort Wayne, Indiana time, on the Closing Date.

  Section 1.12.  Exchange Procedures; Surrender of Certificates.

  (a) Fort Wayne National Bank shall act as Exchange Agent in the Merger (the "Exchange Agent").

  (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each record holder of any Certificate or Certificates whose shares were converted into the right to receive the Valley Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as FWNC may reasonably specify) (each such letter shall be referred to as the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Valley Merger Consideration. Upon surrender to the Exchange Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor solely the Valley Merger Consideration. No interest on the Valley Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates.

  (c) Notwithstanding anything to the contrary contained herein, no Valley Merger Consideration shall be delivered to a person who is an "affiliate" (as such term is used in Section 4.04 hereof) of Valley unless such "affiliate" shall have theretofore executed and delivered to FWNC the agreement referred to in Section 4.04 hereof.

  (d) No dividends that are otherwise payable on shares of FWNC Common or FWNC Preferred constituting the Valley Merger Consideration shall be paid to persons entitled to receive such shares of FWNC Common or FWNC Preferred until such persons validly surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of FWNC Common or FWNC Preferred shall be issued any dividends which shall have become payable with respect to such shares of FWNC Common or FWNC Preferred (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

  (e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost stolen or destroyed and, if required by FWNC in its sole discretion, the posting by such person of a bond in such amount as FWNC may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Valley Merger Consideration deliverable in respect thereof pursuant to this Agreement.

  Section 1.13. Closing Date. The Closing shall take place on the third business day following satisfaction or waiver of each of the conditions in Sections 6.01 and 6.02 hereof or on such other date after such satisfaction or waiver as Valley and FWNC may agree (the

"Closing Date"). The Merger shall be effective upon the filing of Articles of Merger with the Secretary of State of the State of Indiana (the "Effective Time"), which the parties shall use their best efforts to cause to occur on the Closing Date.

Section 1.14.  Closing Deliveries.

(a)  At the Closing, Valley shall deliver to FWNC :

  (i) a certificate signed by an appropriate officer of Valley stating that (A) each of the representations and warranties contained in Article Two (including the Disclosure Schedule) is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties (including the Disclosure Schedule) had been made at Closing, and
(B) all of the conditions set forth in Section 6.01(b) and 6.01(h) hereof have been satisfied or waived as provided therein;

  (ii) a certified copy of the resolutions of Valley's Board of Directors and shareholders, as required for valid approval of the execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby;

  (iii) a certificate of the Indiana Secretary of State, dated a recent date, stating that Valley is validly existing;

  (iv) a certificate from the Federal Deposit Insurance Corporation (the "FDIC"), evidencing the fact that the deposits of The Valley American Bank and Trust Company (the "Subsidiary Bank"), as in existence immediately prior to the Effective Time, are fully insured to the extent permitted by law;

  (v) Articles of Merger executed by Valley, reflecting the terms and provisions of this Agreement and in proper form for filing with the Secretary of State of the State of Indiana in order to cause the Merger to become effective pursuant to the Corporate Law; and

  (vi) a legal opinion from Barnes & Thornburg, counsel for Valley, in form reasonably acceptable to FWNC's counsel, opining with respect to the matters listed on Exhibit 1.14(a) hereto.

(b) At the Closing, FWNC shall deliver to Valley:

  (i) a certificate signed by an appropriate officer of FWNC stating that (A) each of the representations and warranties contained in Article Three is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Section 6.02(b) and 6.02(d) hereof (but excluding the approval of Valley's shareholders) have been satisfied;

  (ii) a certified copy of the resolutions of FWNC's Board of Directors, as required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated hereby; and

  (iii) a legal opinion from Baker & Daniels, counsel for FWNC, in form reasonably acceptable to Valley's counsel, opining with respect to the matters listed on Exhibit 1.14(b) hereto.

                                  ARTICLE TWO

                           REPRESENTATIONS OF VALLEY
                           -------------------------

  Valley hereby makes the following representations and warranties:

Section 2.01.  Organization and Capital Stock.

  (a) Valley is a corporation duly organized and validly existing under the laws of the State of Indiana and has the corporate power to own all of its property and assets and to carry on its business as now being conducted. Valley does not do business in any jurisdiction other than the State of Indiana in such a manner that would require qualification, registration or good standing in any such jurisdiction or where the failure to qualify, register or be in good standing would have a material adverse effect on Valley. Valley is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHCA"). True and complete copies of the Articles of Incorporation and By-Laws of Valley as in effect on the date of this Agreement have been provided to FWNC.

  (b) The authorized capital stock of Valley consists of (i) 240,000 shares of Valley Common, of which, as of the date hereof, 204,788 shares are issued and outstanding; and (ii) 60,000 shares of Valley Preferred, of which, as of the date hereof, 51,197 shares are issued and outstanding. All of the issued and outstanding shares of Valley Common and Valley Preferred are duly and validly issued and outstanding and are fully paid and non assessable. None of the outstanding shares of Valley Common or Valley Preferred has been issued in violation of any preemptive rights of the current or past shareholders of Valley. The shareholder list of Valley set forth in Section 2.01(b)(1) of that certain confidential writing delivered by Valley to FWNC and executed by Valley and FWNC concurrently with the execution and delivery of this Agreement (the "Disclosure Schedule") is true, complete and accurate as of the date of this Agreement.

  (c) Except as set forth in subsection 2.01(b) above, there are no shares of capital stock or other equity securities of Valley outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of Valley Common or Valley Preferred or other capital stock of Valley or contracts, commitments, understandings or arrangements by which Valley is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

  Section 2.02. Authorization; No Defaults. Valley has the corporate power and authority to enter into this Agreement and, subject to the approval by its shareholders, to carry out its obligations hereunder. Valley's Board of Directors has, by all necessary action, approved this Agreement and the Merger and authorized the execution hereof on its behalf by its duly authorized officers and the performance by Valley of its obligations hereunder. Nothing in the Articles of Incorporation or By-Laws of Valley, as amended, or any agreement, instrument, decree, judgment, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which it or any of its subsidiaries are bound or any of their properties are subject would prohibit or inhibit Valley from consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Valley and, subject to approval of this Agreement and the Merger by the shareholders of Valley, constitutes the legal, valid and binding obligation of Valley, enforceable against Valley in accordance with its terms, subject to bankruptcy, insolvency, receivership, moratorium or other laws relating to or affecting creditors' rights generally and to general equity principles. Valley and its subsidiaries are neither in default under nor in violation of any provision of their articles of incorporation or association, as the case may be, or bylaws, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default or violation. Except for approval of this Agreement and the Merger by the shareholders of Valley the filing of the Articles of Merger with the Indiana Secretary of State in the matters described in Section 5.01 and except as may be set forth on Section 2.02 of the Disclosure Schedule, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority, or any other party, is necessary for the consummation by Valley of the transactions contemplated by this Agreement. The shareholder vote required to approve this Agreement and the Merger is the affirmative vote of the holders of (a) a majority of the outstanding shares of Valley Common and (b) a majority of the outstanding shares of Valley Preferred, voting as a separate group, in each case entitled to vote at a meeting called for such purpose.

  Section 2.03. Subsidiaries. The Subsidiary Bank and each of Valley's other direct or indirect subsidiaries (collectively including the Subsidiary Bank, the "subsidiaries"), the name and jurisdiction of incorporation of which are disclosed in Section 2.03 of the Disclosure Schedule, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets and to carry on its respective business as now being conducted. The number of issued and outstanding shares of capital stock of each such subsidiary is set forth in Section 2.03 of the Disclosure Schedule, all of which shares (except as may be otherwise specified in Section 2.03 of the Disclosure Schedule) are owned by Valley or Valley's subsidiaries, as the case may be, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever and are fully paid and non-assessable. There are no options, warrants or rights outstanding to acquire any capital stock of any of Valley's subsidiaries and no person or entity has any other right to purchase or acquire any unissued shares of stock of any of Valley's subsidiaries, nor does any such subsidiary have any obligation of any nature with respect to its unissued shares of stock. Except as may be disclosed in Section 2.03 of the Disclosure Schedule, neither Valley nor any of Valley's subsidiaries is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise.

  Section 2.04. Financial Information. The consolidated balance sheets of Valley and its subsidiaries as of December 31, 1992, 1993 and 1994 and related consolidated income statements and statements of changes in shareholders' equity and of cash flows for each of the three (3) years ended December 31, 1992, 1993 and 1994, together with the notes thereto, and the report of Crowe, Chizek and Company thereon, and the unaudited balance sheets of Valley and its subsidiaries as of March 31, 1995, June 30, 1995 and September 30, 1995 and the related unaudited income statements for the three (3) months, six (6) months and nine
(9) months, respectively, then ended, copies of each of which are included in
Section 2.04 of the Disclosure Schedule, and the year-end and quarterly Reports of Condition and Reports of Income of the Subsidiary Bank for December 31, 1994 and June 30, 1995, respectively, as currently on file with the FDIC, copies of each of which are included in Section 2.04 of the Disclosure Schedule (together, the "Valley Financial Statements"), have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be disclosed therein and except for regulatory reporting differences required by the Subsidiary Bank's reports) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of the respective entity and its respective consolidated subsidiaries as of the dates and for the periods indicated (subject in the case of interim financial statements, to normal recurring year-end adjustments which will not be material in amount or effect). As of September 30, 1995, except to the extent reflected, disclosed or reserved against on the Valley Financial Statements at such date, and subject to normal recurring year end adjustments, Valley has no material liabilities, whether absolute, accrued, contingent, or otherwise, or due or to become due.

  Section 2.05. Absence of Changes. Since September 30, 1995, Valley has not incurred any obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, and there has not been any material adverse change in the financial condition, the results of operations or the business of Valley and its subsidiaries taken as a whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the Valley Financial Statements not misleading. Since the date of its most recent FDIC examination report, there has been no material adverse change in the financial condition, the results of operations or the business of the Subsidiary Bank.

  Section 2.06.  Regulatory Enforcement Matters.  Except as may be disclosed in
Section 2.06 of the Disclosure Schedule, neither Valley nor the Subsidiary Bank or any other of Valley's subsidiaries is subject or is party to, or has received any notice or advice that it may become subject or party to, any cease-and-desist order, agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been since January 1, 1992, a recipient of any supervisory letter from, or since January 1, 1992, has adopted any board resolutions at the request of, any Regulatory Agency (as defined below in this Section 2.06) that currently restricts in any respect the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business (each, a "Regulatory Agreement"), nor has Valley or any of its subsidiaries been advised since January 1, 1992, by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement. As used in this Agreement, the term "Regulatory Agency" means any federal or state agency charged with the supervision or regulation of banks or bank holding companies, or engaged in the insurance of bank deposits, or any court administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to Valley or any of its subsidiaries. The deposits of the Subsidiary Bank are insured by the BIF or the Savings Association Insurance Fund (SAIF) up to applicable limits.

Section 2.07.  Tax Matters.

  (a) Each of Valley and its subsidiaries has filed with the appropriate governmental agencies all federal, state and local Tax (as defined below in this Section 2.07) returns and reports required to be filed by it. Neither Valley nor its subsidiaries are (i) delinquent in the payment of any Taxes shown on such returns or reports or on any assessments received by it for such Taxes;
(ii) subject to any agreement extending the period for assessment or collection of any Tax; or (iii) a party to any action or proceeding with, nor has any claim been asserted or, to the best of Valley's knowledge, threatened against any of them by, any governmental authority for assessment or collection of Taxes. The income tax returns of Valley and its subsidiaries have been examined by the Internal Revenue Service (the "IRS") and any liability with respect thereto has been satisfied for all years to and including 1991 and either no material deficiencies were asserted as a result of such examination for which Valley does not have adequate reserves or all such deficiencies have been satisfied. The reserve for Taxes in the Valley Financial Statements, is adequate to cover all of the liabilities for Taxes of Valley and its subsidiaries that may become payable in future years with respect to any transactions consummated prior to September 30, 1995. As used in this Agreement, the term "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or undisputed.

  (b) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Valley or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation Section 1.28OG-1) under any employment severance or termination agreement other compensation arrangement or Valley Employee Plan (as hereinafter defined) would not be characterized as an "excess parachute payment" (as such term is defined in Section 28OG(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code")).

  (c) Valley has not been subject to any disallowance of a deduction under
Section 162(m) of the Code nor does Valley reasonably believe that such a disallowance is reasonably likely to be applicable for any tax year of the Valley ended on or before the Closing Date.

  Section 2.08. Litigation. Except as may be disclosed in Section 2.08 of the Disclosure Schedule, there are no actions, suits or proceedings pending or, to the best knowledge of Valley, threatened against Valley or any of its subsidiaries, and neither Valley nor any of its subsidiaries is subject to any order, judgment or decree, that, in the aggregate could reasonably be expected to have a material adverse effect on the financial condition, properties, business or results of operations of Valley and its subsidiaries taken as a whole. Without limiting the generality of the foregoing, there are no actions, suits or proceedings pending or threatened against Valley, any subsidiary or any of their officers or directors by any shareholder of Valley or involving claims under the Community Reinvestment Act of 1977 (the "CRA"), the Real Estate Settlement Procedures Act of 1974 ("RESPA") or the Home Mortgage Disclosure Act of 1975 ("HMDA").

  Section 2.09.  Employment Agreements.  Except as may be disclosed in Section
2.09 of the Disclosure Schedule, neither Valley nor any of its subsidiaries is a party to or bound by any agreement, arrangement, commitment or contract (whether written or oral) for the employment, election, retention or engagement, or with respect to the severance, of any present or former officer, employee, agent, consultant or other person or entity which, by its terms, is not terminable by Valley or such subsidiary on thirty (30) days written notice or less without the payment of any amount by reason of such termination. A true, accurate and complete copy of each such agreement and any and all amendments or supplements thereto

(or a description thereof if such agreement is not in writing) is included in
Section 2.09 of the Disclosure Schedule.

  Section 2.10. Reports. Valley and each of its subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with (i) the Federal Reserve Board; (ii) the FDIC; (iii) any state banking or securities authorities; and (iv) any other Regulatory Agency with jurisdiction over Valley or any of its subsidiaries. As of their respective dates, each of such reports and documents, including any financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the Regulatory Agency with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  Section 2.11.  Loan Portfolio.

  (a) All loans and discounts shown on the Valley Financial Statements or which were entered into after the date of the most recent balance sheet included in the Valley Financial Statements were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of Valley and its subsidiaries, in accordance in all material respects with sound banking practices.

  (b) The allowances for loan or lease losses contained in the Valley Financial Statements were established in accordance with GAAP and the rules and regulations of the applicable Regulatory Agency and the past practices of Valley.

  (c) The sum of the aggregate amount of (i) all Nonperforming Assets (as defined below), (ii) all troubled debt restructurings (as defined under GAAP) ("TDRs"), and (iii) excluding those TDRs that are at current market rates that meet current underwriting guidelines, that management does not consider to have significant risk, and that have not been delinquent in the past 12 months, on the books of Valley does not exceed $3,500,000. "Nonperforming Assets" shall mean (A) accruing loans and leases delinquent 90 days or more, (B) assets classified as other real estate owned and other assets acquired through foreclosure, including in-substance foreclosed real estate, and (C) loans and leases that are on non-accrual status, in each case under (A), (B) and (C) above, pursuant to the definitions applied by the Regulatory Agencies.

  Section 2.12. Investment Portfolio. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by Valley or its subsidiaries, as reflected in the latest consolidated balance sheet of Valley included in the Valley Financial Statements, are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts in accordance with generally accepted accounting principles, specifically including but not limited to FAS 115.

  Section 2.13. Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors, option agreements and other interest rate risk management arrangements, whether entered into for the account of Valley or its subsidiaries or for the account of a customer of Valley or one of its subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies and with counterparties believed to be financially responsible at the time.

Section 2.14.  Employee Matters and ERISA.

  (a) Neither Valley nor any of its subsidiaries has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Valley or any of its subsidiaries and to the knowledge of Valley there is no present effort nor existing proposal to attempt to unionize any group of employees of Valley or any of its subsidiaries.

  (b) Except as may be disclosed in Section 2.14(b) of the Disclosure Schedule,
(i) Valley and its subsidiaries are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither Valley nor any of its subsidiaries is engaged in any unfair labor practice; (ii) there is no material unfair labor practice complaint against Valley or any subsidiary pending or, to the knowledge of Valley, threatened before the National Labor Relations Board;
(iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of Valley, threatened against or directly affecting Valley or any subsidiary; and (iv) neither Valley nor any subsidiary has experienced any material work stoppage or other material labor difficulty during the past five (5) years.

  (c) Except as may be disclosed in Section 2.14(c) of the Disclosure Schedule, neither Valley nor any subsidiary maintains, contributes to or participates in or has any liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit, fringe, medical or insurance benefit programs for the benefit of former or current employees or directors of Valley or any subsidiary (the "Valley Employee Plans"). To the knowledge of Valley, no present or former employee of Valley or any subsidiary has been charged with breaching a fiduciary duty under any of the Valley Employee Plans. Neither Valley nor any of its subsidiaries participates in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). Except as may be separately disclosed in Section 2.14(c) of the Disclosure Schedule, neither Valley nor any subsidiary maintains, contributes to, or participates in, any plan that provides health, major medical, disability or life insurance benefits to former employees of Valley or any subsidiary. True and correct copies of all plans reflected in
Section 2.14(c) will be supplied to FWNC within seven (7) days following date of execution of this Agreement.

  (d) Neither Valley nor any of its subsidiaries maintain, nor have any of them maintained for the past ten years, any Employee Plans subject to Title IV of ERISA or Section 412 of the Code. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending, and Valley has not received notice of any threatened or imminent claim with respect to any Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which Valley or any of its subsidiaries would be liable after December 31, 1994, except as reflected on the Valley Financial Statements. Valley and its subsidiaries do not have any liabilities for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Internal Revenue Code of 1986, as amended (the "Code") or for a fine under Section 502 of ERISA with respect to any Employee Plan. All Employee Plans have in all material respects been operated, administered and maintained in accordance with the terms thereof and in compliance with the requirements of all applicable laws, including, without limitation, ERISA, COBRA and the Code.

  (e) Except as may be disclosed in Section 2.14(e) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any
additional acts or events) will (i) result in any   payment (including, without
limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of Valley or any of its affiliates from Valley or any of its affiliates under any Valley Employee Plan or otherwise; (ii) increase any benefits otherwise payable under any Valley Employee Plan; or (iii) result in any acceleration of the time of payment or vesting of any such benefits or constitute a payment which fails to be deductible for federal income tax under 280G.

  Section 2.15.  Title to Properties; Insurance.  Except as may be disclosed in
Section 2.15 of the Disclosure Schedule, (i) Valley and its subsidiaries have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Valley Financial Statements and easements, rights-of-way, and other restrictions which are not material and further excepting in the case of Other Real Estate Owned ("O.R.E.O."), as such real estate is internally classified on the books of Valley or its subsidiaries, rights of redemption under applicable law) to all of their real properties; (ii) all leasehold interests for real property and any material personal property used by Valley and its subsidiaries in their businesses are held pursuant to lease agreements which to the best knowledge of Valley are valid and enforceable in accordance with their terms; (iii) all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of Valley, threatened with respect to such properties; (iv) all such properties are free of liens and encumbrances; and (v) all material insurable properties owned or held by Valley and its subsidiaries are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with bank holding companies of similar size.

Section 2.16.  Environmental Matters.

  (a) As used in this Agreement, "Environmental Laws" means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which Valley and its subsidiaries have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

  (b) Except as may be disclosed in Section 2.16 of the Disclosure Schedule, neither the conduct nor operation of Valley or its subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws in any respect material to the business of Valley and its subsidiaries and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a violation material to the business of Valley and its subsidiaries of Environmental Laws or obligate (or potentially obligate) Valley or its subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would be material to Valley and its
subsidiaries.   Neither Valley nor any of its subsidiaries has received any notice from any person or entity that Valley or its subsidiaries or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws or that any of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

  Section 2.17.  Compliance with Law.

  (a) Valley and its subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Agencies that are required in order to permit them to own or lease their properties and assets and to carry on their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current.

  (b) Valley and each of its subsidiaries has complied in all material respects with all laws, regulations and orders (including without limitation zoning ordinances, building codes, ERISA, securities, tax, environmental, civil rights and occupational health and safety laws and regulations, and including, without limitation, all statutes, rules, regulations and policy statements pertaining to the conduct of a banking, deposit-taking, lending or related business, or to the exercise of trust powers) and governing instruments applicable to it and to the conduct of its business. Without limitation of the foregoing, Valley and the Subsidiary Bank are in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and currently have a CRA rating of satisfactory or better. There is no fact or circumstance or set of facts or circumstances which would cause Valley and the Subsidiary Bank to fail to comply with such provisions or cause the CRA rating of Valley and the Subsidiary Bank to fall below satisfactory.

  Section 2.18. Brokerage. Except may be disclosed in Section 2.18 of the Disclosure Schedule, there are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Valley or its subsidiaries.

  Section 2.19.  Interim Events.   Except as disclosed in Section 2.19 of the
Disclosure Schedule, since September 30, 1995, neither Valley nor its subsidiaries has paid or declared any dividend (other than dividends on the Valley Preferred Stock, payable in the amount of thirty cents ($.30) per quarter per share) or made any other distribution to shareholders or taken any action which if taken after the date of this Agreement would require the prior written consent of FWNC pursuant to Section 4.01(b) hereof.

  Section 2.20. Non-Banking Activities. Except as disclosed in Section 2.20 of the Disclosure Schedule, neither Valley nor any of its subsidiaries engages in or controls, directly or indirectly, any business or activity which is not listed at 12 C.F.R. (S)225.25.

  Section 2.21. Properties; Contracts and Other Agreements. Section 2.21 of the Disclosure Schedule lists or describes or attaches the following:

  (i) Each parcel of real property owned by Valley or its subsidiaries and the principal buildings and structures located thereon;

  (ii) Each lease of real property to which Valley or its subsidiaries is a party, identifying the parties thereto, the annual rental payable, the term and expiration date thereof and a brief description of the property covered;

  (iii) Each loan and credit agreement, conditional sales contract, indenture or other title retention agreement or security agreement relating to money borrowed by Valley or its subsidiaries (excluding repurchase agreements and Federal Home Loan Bank borrowings in the ordinary course of business);

  (iv) Each guaranty by Valley or any of its subsidiaries of any obligation for the borrowing of money or otherwise (excluding any endorsements and guarantees in the ordinary course of business and letters of credit issued by the Subsidiary Bank in the ordinary course of its business) or any warranty or indemnification agreement;

  (v) Each loan or guaranty of a loan in an amount in excess of $50,000 to any director, executive officer or five percent (5%) shareholder of Valley or any spouse, parent, grandparent, child, grandchild or sibling of any director, executive officer or five percent (5%) shareholder of Valley (each, a "Valley Affiliate"); and

  (vi) Each agreement of Valley or its subsidiaries not referred to elsewhere in this Section 2.21 which involves payment by Valley or its subsidiaries (other than as disbursement of loan proceeds to customers) of more than $50,000.

  Section 2.22. Statements True and Correct. None of the information supplied by Valley or its subsidiaries about Valley or its subsidiaries herein or in the Disclosure Statement, or which is supplied for inclusion in (i) the Registration Statement (as hereinafter defined); (ii) the Proxy Statement/Prospectus; and
(iii) any other documents to be filed with any Regulatory Agency in connection with the transactions contemplated hereby does now or will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and, with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Valley and at the time of the Valley Shareholder Meeting (as hereinafter defined), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

                                 ARTICLE THREE

                            REPRESENTATIONS OF FWNC
                            -----------------------

  FWNC hereby makes the following representations and warranties to Valley:

Section 3.01.  Organization and Capital Stock.

  (a) FWNC is a corporation duly incorporated and validly existing under the laws of the State of Indiana with full corporate power and authority to carry on its business as it is now being conducted. FWNC is a bank holding company registered with the Federal Reserve Board under the BHCA.

  (b) The authorized capital stock of FWNC consists of (i) 20,000,000 shares of FWNC Common, of which 11,424,073 shares are issued and outstanding; and (ii) 2,000,000 shares of preferred stock consisting of 1,000,000 shares of Class A Voting Preferred Stock and 1,000,000 shares of Class B Non-voting Preferred Stock, of which none are issued and outstanding. All of the issued and outstanding shares of FWNC Common are duly and validly issued and outstanding and are fully paid and non-assessable. The terms of the FWNC Preferred to be issued in the Merger may be established by the board of directors of FWNC, without shareholder approval, as contemplated by Chapter 25, Section 2 of the Corporation Law.

  (c) None of the shares referred to in Sections 3.01(b) above has been issued in violation of any preemptive rights and, except as provided below in this subsection (c), there are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, such shares or contracts, commitments, understandings or arrangements by which FWNC is or may be obligated to issue additional shares of capital stock or options, warrants or rights to purchase or acquire any additional shares of capital stock. There are outstanding options to purchase 503,736 shares of FWNC Common pursuant to the Fort Wayne National Corporation 1985 Stock Incentive Plan and Fort Wayne National Corporation 1994 Stock Incentive Plan, of which 161,586 shares are currently exercisable by the holders.

  (d) The shares of FWNC Common and FWNC Preferred to be issued as part of the Valley Common Merger Consideration shall, when issued and delivered in accordance with the terms of this Agreement and the Merger Letter of Transmittal, be duly authorized, validly issued, fully paid and nonassessable without violation of any preemptive or similar right of any person.

  Section 3.02. Authorization. The Board of Directors of FWNC has, by all necessary action, approved this Agreement and the Merger and authorized the execution hereof on its behalf by its duly authorized officers and the performance by FWNC of its obligations hereunder. Subject to the filing of Articles of Amendment of FWNC's Amended Articles of Incorporation to authorize the FWNC Preferred (the "Articles of Amendment") and to the receipt of such approvals of the Regulatory Authorities as may be required by statute or regulation to consummate the transactions contemplated hereby, nothing in the Amended Articles of Incorporation or By-Laws of FWNC, as amended, or any agreement, instrument, decree, proceeding, law or regulation, by or to which FWNC or any of its subsidiaries are bound or subject will or would prohibit or inhibit FWNC from entering into and consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by FWNC and, subject to the filing of the Articles of Amendment and to the receipt of such approvals of the Regulatory Agencies as may be required by statute or regulation in order to consummate the transactions contemplated hereby, this Agreement is a valid and binding obligation of FWNC, enforceable against FWNC in accordance with its terms, subject to bankruptcy, insolvency, receivership, moratorium or other laws relating to or affecting creditors' rights generally and to general equity principles. Other than the filings of the Articles of Amendment and the Articles of Merger with the Indiana Secretary of State under the Corporate Law and the filings, consents, reviews, authorizations, approvals or exemptions required under the BHCA and the Indiana

Financial Institutions Act, as amended, or as may be required by the Securities Act, the Exchange Act and the securities or blue sky laws of the various states, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority, or any other party, is required for the consummation by FWNC of the transactions contemplated by this Agreement.

  Section 3.03. Subsidiaries. Each of FWNC's significant subsidiaries (as such term is defined under regulations of the Securities and Exchange Commission (the "SEC")) is duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets and to carry on its respective business as now being conducted.

  Section 3.04. Financial Information. The consolidated balance sheets of FWNC and its subsidiaries as of December 31, 1993 and 1994 and related consolidated statements of income, changes in stockholders' equity and cash flows for the three (3) years ended December 31, 1994, together with the notes thereto, included in FWNC's Form 10-K for the year ended December 31, 1994, as currently on file with the SEC, and the unaudited consolidated balance sheets of FWNC and its subsidiaries as of March 31, 1995 and June 30, 1995 and the related unaudited consolidated income statements and statements of changes in stockholders' equity and cash flows for the three (3) months and six (6) months, respectively, then ended included in FWNC's Quarterly Reports on Form 10-Q for the quarters then ended, as currently on file with the SEC (together, the "FWNC Financial Statements"), have been prepared in accordance with GAAP applied on a consistent basis (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of FWNC and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material). As of June 30, 1995, except as reflected or disclosed in the FWNC Financial Statements, FWNC had no liabilities, whether absolute, accrued, contingent, or otherwise, or due or to become due.

  Section 3.05. Absence of Changes. Since June 30, 1995, FWNC has not incurred any obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, and there has not been any material adverse change in the financial condition, the results of operations or the business of FWNC and its subsidiaries taken as a whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the FWNC Financial Statements not misleading.

  Section 3.06. Litigation. Except as disclosed in the FWNC Financial Statements, there are no actions, suits or proceedings pending or, to the best knowledge of FWNC, threatened against FWNC or any of its subsidiaries, and neither FWNC nor any of its subsidiaries is subject to any order, judgment or decree, that, in the aggregate could reasonably be expected to have a material adverse effect on the financial condition, properties, business or results of operations of FWNC and its subsidiaries taken as a whole.

  Section 3.07. Reports. FWNC and each of its significant subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC,
(ii) the Federal Reserve Board, (iii) the Office of the Comptroller of the Currency; (iv) the FDIC; (v) any state securities authorities; (vi) Nasdaq; and
(vii) any other Regulatory Agency with jurisdiction over FWNC or any of its significant subsidiaries. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the Regulatory Agency with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  Section 3.08. Compliance With Law. FWNC and its significant subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

  Section 3.09. Statements True and Correct. None of the information supplied by FWNC about FWNC or its subsidiaries herein, or to be supplied by FWNC for inclusion in (i) the Registration Statement (ii) the Proxy Statement/Prospectus and (iii) any other documents to be filed with any Regulatory Agency in connection with the transactions contemplated hereby does now or will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Valley and at the time of the Valley Shareholder Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

                                  ARTICLE FOUR

                              AGREEMENTS OF VALLEY
                              --------------------

Section 4.01.  Business in Ordinary Course.

  (a) Valley shall not declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, after the date of this Agreement, except for quarterly dividends in amounts that are not greater than $.30 per share on the Valley Preferred.

  (b) Valley shall, and shall cause each of its subsidiaries to, continue to carry on after the date hereof its respective business only in the usual, regular and ordinary course of business, as heretofore conducted, and by way of amplification and not limitation, Valley and each of its subsidiaries will not, without the prior written consent of FWNC (which shall not be unreasonably withheld):

    (i) issue or agree to issue any Valley Common or Valley Preferred or other capital stock or any options, warrants, or other rights to subscribe for or purchase Valley Common or Valley Preferred or any other capital stock or any securities convertible into or exchangeable for any capital stock of Valley or any of its subsidiaries; or

    (ii) redeem or commit to redeem, purchase or otherwise acquire any Valley Common or Valley Preferred or any other capital stock of Valley or its subsidiaries; or

    (iii) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize; or

    (iv) change its certificate or articles of incorporation or association, as the case may be, or bylaws; or

    (v) grant any unusual increase in the compensation payable or to become payable to officers or salaried employees (other than the year end 1995 bonuses payable to certain officers in the amounts described in Section 4.01(b)(v) of the Disclosure Schedule), grant any stock options or, except as required by law, adopt or make any change in any bonus, insurance, pension, or other Valley Employee Plan, agreement or arrangement made to, for or with any of such officers or employees; or

    (vi) borrow or agree to borrow any amount of funds, or directly or indirectly guarantee or agree to guarantee any obligations of others, except in the ordinary course of business; or

    (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit in a manner inconsistent with its written underwriting policies in effect on the date of this Agreement; or

    (viii) enter into any material agreement, contract or commitment out of the ordinary course of business; or

    (ix) except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or

    (x) sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to Valley and its subsidiaries; or

    (xi) commit any act or fail to do any act which will cause a breach of any material agreement, contract or commitment and which will have a material adverse effect on Valley's and its subsidiaries' business, financial condition, or earnings; or

       (xii) take any action which would adversely effect or delay the ability of either FWNC or Valley to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

  (c) Valley shall promptly notify FWNC in writing of the occurrence of any matter or event known to and directly involving Valley, which would not include any changes in conditions that affect the banking industry generally, that is materially adverse to the business, operations, properties, assets, or condition (financial or otherwise) of Valley and its subsidiaries taken as a whole.

  (d) Valley shall not, on or before the earlier of the Closing Date or the date of termination of this Agreement, solicit or encourage, or, subject to the fiduciary duties of its directors as advised in writing by counsel, hold discussions or negotiations with or provide any information to, any person in connection with, any proposal from any person for the acquisition of all or any substantial portion of the business, assets, shares of Valley Common or Valley Preferred or other securities of Valley and its subsidiaries. Valley shall promptly (which for this purpose shall mean within two (2) business days) advise FWNC of its receipt of any such proposal or inquiry concerning any possible such proposal, the substance of such proposal or inquiry, and the identity of such person.

  Section 4.02. Submission to Shareholders. Valley shall cause to be duly called and held a special meeting of the holders of Valley Common and Valley Preferred (the "Valley Shareholders Meeting") for submission of this Agreement and the Merger for approval of such Valley shareholders as required by the Corporate Law. In connection with the Valley Shareholders' Meeting, (i) Valley shall cooperate and assist FWNC in preparing and filing a Registration Statement on Form S-4 covering the shares of FWNC Common and FWNC Preferred to be issued in the Merger, and any amendments or supplements thereto (the "Registration Statement"), including a Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") with the SEC and applicable state securities authorities, and Valley shall mail the Proxy Statement/Prospectus to its shareholders; (ii) Valley shall furnish FWNC all information concerning itself that FWNC may reasonably request in connection with such Proxy Statement/Prospectus; and (iii) the Board of Directors of Valley (subject to compliance with its fiduciary duties as advised in writing by counsel) shall recommend to its shareholders the approval of this Agreement and the Merger contemplated hereby and use its best efforts to obtain such shareholder approval.

  Section 4.03. Consummation of Agreement. Valley shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and provisions hereof, Valley shall furnish to FWNC in a timely manner all information, data and documents in the possession of Valley requested by FWNC as may be required to obtain any necessary regulatory or other approvals of the Merger or to file the

Registration Statement, and shall otherwise cooperate fully with FWNC to carry out the purpose and intent of this Agreement.

  Section 4.04. Restriction on Resales. Valley shall obtain and deliver to FWNC, at least thirty-one (31) days prior to the Closing Date, the signed agreement, in the form of Exhibit 4.04 hereto, of each person who may reasonably be deemed an "affiliate" of Valley within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), regarding compliance with the provisions of such Rule 145.

  Section 4.05. Access to Information. Valley shall permit FWNC reasonable access in a manner which will avoid undue disruption or interference with Valley's normal operations to its properties and staff and shall permit FWNC to consult and confer with Valley's independent accountants and shall disclose and make available to FWNC all books, documents, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which FWNC may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Valley shall make available for review to FWNC copies of all regulatory reports of the nature described in Section 2.10 above, as and when they are filed, as well as all financial and other information furnished to its Board of Directors, executive committee, loan committee (provided, that a summary may be supplied in lieu of a loan file) or trust committee of Valley or the Subsidiary Bank, or to shareholders of Valley, as and when they are so furnished. FWNC will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.

                                  ARTICLE FIVE

                               AGREEMENTS OF FWNC
                               ------------------

  Section 5.01.  Regulatory Approvals and Registration Statement.

  (a) FWNC will cause the Articles of Amendment to be properly approved, filed and effective on or prior to the Closing Date.

  (b) FWNC shall file all regulatory applications required in order to consummate the Merger, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board and the Indiana Department of Financial Institutions. FWNC shall keep Valley reasonably informed as to the status of such applications and make available to Valley, upon reasonable request by Valley from time to time, copies of such applications and any supplementally filed materials.

  (c) FWNC shall file with the SEC the Registration Statement relating to the shares of FWNC Common and FWNC Preferred to be issued to the shareholders of Valley pursuant to this Agreement, and shall use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the shareholders of Valley, at the time of the Valley Shareholders Meeting and at the Effective Time the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading. FWNC shall timely file all documents required to obtain all necessary Blue Sky permits and approvals required to carry out the transactions contemplated by this Agreement, shall pay, all expenses incident thereto and shall use its reasonable efforts to obtain such permits and approvals on a timely basis; provided, however, that FWNC shall not be required to obtain any such permit or approval in any jurisdiction in which holders of less than 5% of the Valley Common and Valley Preferred reside if, in FWNC's judgment, obtaining such permit or approval would involve unreasonable expense or delay in consummation of the Merger.

  Section 5.02. Consummation of Agreement. FWNC shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

  Section 5.03.  Directors' and Officers' Liability Insurance and
Indemnification.

  (a) Following the Effective Time, FWNC will provide the directors and officers of Valley and its subsidiaries with the same directors' and officers' liability insurance coverage that FWNC provides to directors and officers of its other banking subsidiaries generally. FWNC shall use its best efforts (which shall not be deemed to require, however, the payment of any special premium or other charge or expense) to obtain an endorsement to its directors' and officers' liability insurance policy to cover acts and omissions of the directors and officers of Valley and its subsidiaries occurring or failing to occur prior to the Closing Date; provided, however, that if FWNC is unable to obtain such endorsement, then Valley may purchase tail coverage under its existing directors' and officers' liability insurance on such terms and provisions as Valley deems appropriate provided that the total cost thereof shall not exceed $100,000.

  (b) For six (6) years after the Effective Time, FWNC shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Valley and its subsidiaries and the trustees of the Employee Stock Ownership Plan sponsored by Valley ("KSOP") (each, an "Indemnified Party") against all losses, expenses, claims, damages, or liabilities arising out of actions or omissions in such capacities or in any other "official capacity" (as such term is defined in Section 9.05F.(3) of Valley's Articles of Incorporation as in effect on the date hereof) occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent then permitted under the Corporate Law and by Valley's Articles of Incorporation as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any action or suit.

  (c) If, after the Effective Time, FWNC or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of FWNC shall assume any remaining obligations set forth in this Section 5.03.

Section 5.04.  Employee Benefits.

  (a) FWNC shall, with respect to each employee of Valley or its subsidiaries who becomes an employee of FWNC or its subsidiaries upon the Merger (each a "Continued Employee"), provide the benefits described in this Section 5.04. Subject to the right of subsequent amendment, modification or termination in FWNC's sole discretion, each Continued Employee shall be entitled, as a new employee of FWNC or its subsidiaries, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, or other employee benefit or fringe benefit programs that may be in effect generally for employees of FWNC and its subsidiaries (the "FWNC Plans"), and as a Continued Employee shall be eligible and, if required, selected for participation therein under the terms thereof. Continued Employees shall be eligible to participate on the same basis as similarly situated employees of FWNC and its subsidiaries. All such participation shall be subject to such terms of such plans as may be in effect from time to time and this Section 5.04 is not intended to give Continued Employees any rights or privileges superior to those of other employees of FWNC or its subsidiaries. FWNC may terminate or modify all Valley Employee Plans except insofar as benefits thereunder shall have vested one hundred percent (100%) and regardless of years of service on the Closing Date and cannot be modified and FWNC's obligation under this Section
5.04 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, FWNC shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any FWNC Plans in which Continued Employees may participate, credit each Continued Employee with his or her term of service and any other eligibility requirement with Valley and its subsidiaries.

  (b) Between the date of this Agreement and the Closing Date, FWNC shall make every effort to merge one hundred percent (100%) of Valley's Plan into FWNC Plans and fully cooperate with Valley to determine the actions to be taken with respect to the Employee Stock Ownership Plan ("KSOP") sponsored by Valley in a manner that is mutually satisfactory to FWNC and Valley and that will provide
(i) one hundred percent (100%) full vesting and nonforfeitability of participants' interest in their accounts transferred from the

KSOP, regardless of years of service, and (ii) continued administration of existing KSOP participant loans within the limitations of 26 USC Section 72(p).

  Section 5.05. Board Composition. FWNC's Board of Directors shall take all requisite action to elect Dennis J. Schwartz as a director of FWNC effective as of the first meeting of FWNC's Board of Directors following the Effective Time.

  Section 5.06. Access to Information. FWNC shall permit Valley reasonable access in a manner which will avoid undue disruption or interference with FWNC's normal operations to its properties and shall disclose and make available to Valley all books, documents, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which Valley may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Valley will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.

  Section 5.07. No Name Change. FWNC will not allow the name of the Subsidiary Bank, "Valley American Bank and Trust Company," to be changed for two (2) years after the Effective Time without the written consent of Darwin L. Wiekamp or Dennis J. Schwartz.

  Section 5.08. Value of FWNC Preferred Stock. FWNC agrees that it will record on its financial records that the value of the FWNC Preferred Stock at the Effective Time is $50.00 per share.

                                  ARTICLE SIX

                         CONDITIONS PRECEDENT TO MERGER
                         ------------------------------

  Section 6.01. Conditions to FWNC's Obligations. FWNC's obligation to effect the Merger shall be subject to the satisfaction (or waiver by FWNC) prior to or on the Closing Date of the following conditions:

  (a) The representations and warranties made by Valley in this Agreement and in the Disclosure Schedule shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date;

  (b) Valley shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement;

  (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority or other person seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal or which, in the reasonable opinion of counsel for FWNC, after an independent review of readily available facts and applicable law, poses a risk of resulting in the divestiture of Valley or the Subsidiary Bank, or any portion of FWNC's or Valley's consolidated assets, or the assessment of material damages against FWNC or its subsidiaries if the Merger is consummated;

  (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Merger by the shareholders of Valley, required by law for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired;

  (e) FWNC shall have received all certificates, opinions and other documents required by this Agreement to be received from Valley on or prior to the Closing Date, all in form and substance reasonably satisfactory to FWNC;

  (f) The Registration Statement shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC or any state securities agency;

  (g) That certain Agreement (the "Designated Valley Shareholders Agreement"), of even date herewith, among FWNC, Dennis J. Schwartz, James T. Schwartz, Mary Lou Schwartz, Darwin L. Wiekamp, Dorothy J. Wiekamp, Donald L Zimmerman, Mary E. Zimmerman and MARDOT, Ltd. (the "Designated Valley Shareholders"), shall not have been breached by any Designated Valley Shareholder (or by the estate of any Designated Valley Shareholder who shall have died between the date hereof and the Closing Date) and shall remain in full force and effect as of the Closing Date enforceable by the parties thereto in accordance with its terms; and

  (h) Since September 30, 1995, there shall have been no material adverse change in the business, results of operations, assets, liabilities, contingent liabilities, obligations, working capital, reserves or financial condition of Valley and its subsidiaries taken as a whole, whether or not in the ordinary course of business. Neither Valley nor any of its subsidiaries, nor any of their respective properties or assets shall be (i) a party to or subject to any pending or threatened claim, action, suit, investigation or proceeding, or subject to any order, judgment or decree or (ii) subject to any notice of violation or have violated or be in violation of any law, statute, regulation, rule, license, judgment, decree, order, agreement or other instrument, which in case of any matter described in a(i) or (ii) would individually or in the aggregate, have or could reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities, contingent liabilities, obligations, working capital, prospects, reserves or financial condition of Valley and its subsidiaries taken as a whole; and

  (i) The FWNC Average Price shall not be less than $26.00, provided, if, between the date hereof and the Effective Time, a share of FWNC Common shall be changed into a different number of shares of FWNC Common or a different class of shares by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment or if a stock dividend thereon shall be declared after the date hereof (a "Share Adjustment"), then the $26.00 amount used in this
Section 6.01(i), shall be appropriately and proportionately adjusted to reflect such Share Adjustment.

  Section 6.02. Conditions to Valley's Obligations. Valley's obligation to effect the Merger shall be subject to the satisfaction (or waiver by Valley) prior to or on the Closing Date of the following conditions:

  (a) The representations and warranties made by FWNC in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date;

  (b) FWNC shall have performed and complied in all material respects with all of its obligations and agreements hereunder required to be performed on or prior to the Closing Date under this Agreement;

  (c) No Injunction preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority or other governmental agency seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

  (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Merger by the shareholders of Valley, required by law for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired;

  (e) Valley shall have received all certificates, opinions and other documents required by this Agreement to be received from FWNC on or prior to the Closing Date, all in form and substance reasonably satisfactory to Valley;

  (f) The Registration Statement shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC or any state securities agency;

  (g) Valley shall have received an opinion of its counsel, Barnes & Thornburg, to the effect that, if the Merger is consummated in accordance with the terms set forth in this Agreement, the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code; and that opinion will further conclude that the Cash Component received by Valley Shareholders will not, under
Section 356 of the Code, have the effect of a distribution of a dividend, that the FWNC Preferred will not be 306 stock under Section 306 of the Code, and that Valley Shareholders shall not be deemed to have received a distribution under Section 305 of the Code; and

  (h) The FWNC Average Price shall not be less than $26.00, provided, if, between the date hereof and the Effective Time, a share of FWNC Common shall be changed into a different number of shares of FWNC Common or a different class of shares by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment or a stock dividend thereon shall be declared after the date hereof (a "Share Adjustment"), then the $26.00 amount used in this Section 6.02(h), shall be appropriately and proportionately adjusted to reflect such Share Adjustment; and

  (i) The Trustees of Valley's KSOP shall have received the opinion of Southard Financial, dated as of the date of the Proxy Statement, to the effect that the consideration to be received in the Merger by the KSOP is fair from a financial point of view, and such opinion shall not have been withdrawn at the time of the Closing Date.

  (j) The directors of Valley shall have received the opinion of Keefe Bruyette & Woods that the fair market value of the FWNC preferred at the Effective Time is not less than $45.00 per share.

                                 ARTICLE SEVEN

                           TERMINATION OR ABANDONMENT
                           --------------------------

  Section 7.01. Mutual Agreement. This Agreement may be terminated by the mutual written agreement of FWNC and Valley at any time prior to the Closing Date, regardless of whether approval of this Agreement and the Merger by the shareholders of Valley shall have been previously obtained.

  Section 7.02. Breach of Agreements. In the event that there is a material breach in any of the representations and warranties or agreements of FWNC or Valley, which breach is not cured within thirty (30) days after notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party, regardless of whether shareholder approval of this Agreement and the Merger shall have been previously obtained, may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

  Section 7.03. Failure of Conditions. In the event any of the conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 hereof has lapsed, then such party may, regardless of whether approval of this Agreement and the Merger by the shareholders of Valley shall have been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

  Section 7.04. Regulatory Approval Denial. If any regulatory application filed pursuant to Section 5.01(a) hereof should be finally denied or disapproved by the respective regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information or undertaking by FWNC, as a condition for approval, shall not be deemed to be a denial or disapproval so long as FWNC diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review, or similar such act on the part of FWNC (hereinafter referred to as the "appeal") then the application will be deemed denied unless FWNC prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval.

  Section 7.05. Shareholder Approval Denial. If this Agreement or the relevant transactions contemplated hereby are not approved by the requisite vote of the shareholders of Valley at the Valley Shareholders Meeting, then either party may terminate this Agreement.

  Section 7.06. Termination Date. If the Closing Date does not occur on or prior to September 1, 1996, then this Agreement may be terminated by either party by giving written notice thereof to the other, provided that the party seeking to terminate has not breached any of its representations, warranties, covenants or agreements contained herein.

  Section 7.07.  Termination Fee.

  (a) Upon the occurrence of one or more Triggering Events (as defined in Section 7.07(b) hereof, Valley shall pay to FWNC the sum of $2,000,000:

  (b) As used herein, the term "Triggering Event" shall mean the occurrence of the following after the date hereof:

  (i)(A) termination of this Agreement by either party due to the failure of Valley's shareholders to approve this Agreement and the transactions contemplated hereby at a meeting called for such purpose(provided FWNC is not then in material breach of this Agreement), (B) a majority of the board of directors of Valley shall have determined to recommend a Competing Transaction to Valley's shareholders, (C) Valley shall enter into a definitive agreement with respect to a Competing Transaction, or (D) the board of directors of Valley shall have withdrawn or modified in any manner adverse to FWNC its approval or recommendation of the Merger or this Agreement, and (ii) within twelve (12) months thereafter, a Competing Transaction shall occur, which in the case of (B) and (C) of clause (i) involves a party to whom the event described in (B) or (C) relates.

  For purposes of this Section 7.07, the term "Competing Transaction" means any of the following, other than the transactions contemplated by the Agreement: (i) any person or group of persons (other than FWNC) shall acquire after the date hereof beneficial ownership of twenty-five percent (25%) or more of the Valley Common or Valley Preferred, exclusive of shares of Valley Common or Valley Preferred sold directly or indirectly to such person or group of persons by FWNC; or (ii) a merger, consolidation, share exchange, business combination, or similar transaction involving Valley or Valley's banking subsidiary shall occur; or (iii) a sale, lease, exchange, transfer or other disposition of twenty-five percent (25%) or more of the assets of Valley or its banking subsidiary shall occur.

  (c) As used in this Agreement, the terms "person" and "group of persons" shall have the meanings conferred thereon by Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the regulations promulgated thereunder and the term "beneficial ownership" shall have the meaning conferred thereon by Section 13(d) of the Exchange Act and the regulations promulgated thereunder.

                                 ARTICLE EIGHT

                                    GENERAL
                                    -------

  Section 8.01. Confidential Information. The parties acknowledge the confidential and proprietary nature of the "Information" (as herein described) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

  Section 8.02. Publicity. FWNC and Valley shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Merger and shall not issue any news release or make any other public disclosure without the prior consent of the other party, unless it reasonably believes such is required by law upon the advice of counsel or is in response to published newspaper or other mass media reports regarding the transaction contemplated hereby, in which such latter event the parties shall give reasonable notice, and to the extent practicable, consult with each other regarding such responsive public disclosure.

  Section 8.03. Return of Documents. Upon termination of this Agreement without the Merger becoming effective, each party (i) shall deliver to the other originals and all copies of all Information made available to such party; (ii) will not retain any copies, extracts or other reproductions in whole or in part of such Information; and (iii) will destroy all memoranda, notes and other writings prepared by any party based on the Information.

  Section 8.04. Notices. Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

  (a)  if to FWNC :

            Fort Wayne National Corporation
            110 West Berry Street
            Fort Wayne, Indiana 46802
            Attention:  Jackson R. Lehman, Chairman

       with a copy to:

            Baker & Daniels
            111 East Wayne Street, Suite 800
            Fort Wayne, Indiana 46802
            Attention:  Steven H. Hazelrigg, Esq.

and

  (b)  if to Valley:

            Valley Financial Services, Inc.
            P.O. Box 328
            South Bend, Indiana 46624-0328
            Attention:  Darwin L. Wiekamp
                   Chairman of the Board
            Facsimile: 219-256-6014

       with a copy to:

            Barnes & Thornburg
            600 1st Source Bank Center
            100 North Michigan
            South Bend, Indiana 46601-1632
            Attention: John A. Burgess, Esq.
            Facsimile: (219) 237-1125

or to such other address as any party may from time to time designate by notice to the others.

  Section 8.05. Liabilities. Except as provided in Section 7.07 hereof, in the event that this Agreement is terminated pursuant to the provision of Article Seven hereof, no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that, notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to
Section 7.02 hereof on account of a willful breach of any of the representations and warranties set forth herein or any breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party.

  Section 8.06. Nonsurvival of Representations, Warranties and Agreements. Except for, and as provided in, this Section 8.06, no representation, warranty or agreement contained in this Agreement shall survive the Effective Time or the earlier termination of this Agreement; provided, however, that no such representation, warranty or covenant shall be deemed to be terminated or extinguished so as to deprive FWNC or Valley (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person (including, without limitation, any shareholder or former shareholder of either FWNC or Valley), the aforesaid representations, warranties and covenants being material inducements to the consummation by FWNC and Valley of the transactions contemplated herein. The agreements set forth in Sections 1.08, 5.03, 5.04, 5.05 and 5.07 hereof shall survive the Effective Time and the agreements set forth in Sections 7.07, 8.01, 8.02, 8.03 and 8.05 hereof shall survive the Effective Time or the earlier termination of this Agreement.

  Section 8.07. Entire Agreement. This Agreement (including the Disclosure Schedule and the exhibits hereto) constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings, agreements in principle or other agreements between the parties relating to the subject matter hereof.

  Section 8.08. Headings and Captions. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

  Section 8.09. Waiver, Amendment or Modification. The conditions of this Agreement which may be waived may only be waived by notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may be amended or modified by the parties hereto, at any time before or after shareholder approval of the Agreement; provided, however, that after any such approval no such amendment or modification shall alter the amount or change the form of the Valley Merger Consideration contemplated by this Agreement to be received by shareholders of Valley. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

  Section 8.10.  Rules of Constructions.  Unless the context otherwise requires,
(i) a term has the meaning assigned to it; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; and (iii) words in the singular may include the plural and in the plural include the singular.

  Section 8.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. For purposes of executing this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile or telecopy document shall be re-executed in original form by the parties who executed the facsimile or telecopy document.
No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section 8.11.

  Section 8.12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. There shall be no third party beneficiaries hereof, except for and to the extent of persons with a demonstrable interest in the provisions of Sections 5.03 and 5.04 hereof.

  Section 8.13. Severability. In the event that any provisions of this Agreement or any portion thereof shall be finally determined to be unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision, and any portion of a provision, that is not invalidated by such determination, shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the State whose laws are deemed to govern enforceability. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

  Section 8.14. Governing Law; Assignment. This Agreement shall be governed by the laws of the State of Indiana and applicable federal laws and regulations. This Agreement may not be assigned by either of the parties hereto.

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                       VALLEY FINANCIAL SERVICES, INC.


                       By:  /s/ Darwin L. Wiekamp
                            ----------------------------------
                            Darwin L. Wiekamp
                            Chairman of the Board


                       FORT WAYNE NATIONAL CORPORATION


                       By:  /s/ Jackson R. Lehman
                            -----------------------------------
                            Jackson R. Lehman, Chairman of the
                            Board of Directors and Chief
                            Executive Officer

                                                                    EXHIBIT 1.09



Subdivision C.  Class B Preferred Stock, Series 1.
-------------   ---------------------------------

  Subsection 5.03.7. Designation and Other Terms of 6% Cumulative Convertible Class B Preferred Stock, Series 1.

  (a)  Designation and Rank.

          (i) The designation of this series of Class B Preferred Stock is the 6% Cumulative Convertible Class B Preferred Stock, Series 1 (hereinafter referred to as the "Series 1 Stock"), and the number of shares constituting such series shall be 740,000. Series I stock shall be without value but shall have a stated value of fifty dollars per share ($50.00).

          (ii) The Series 1 Stock shall, with respect to dividend rights, rights upon liquidation, winding up or dissolution, and redemption rights, rank
(A) junior to any other class or series of Class A Preferred Stock or Class B Preferred Stock hereafter duly established by the Board of Directors of the Corporation, the terms of which shall specifically provide that such series shall rank prior to the Series 1 Stock as to the payment of dividends and distribution of assets upon liquidation (the "Senior Preferred Stock") (B) pari passu with any other class of series of Class A Preferred Stock or Class B Preferred Stock hereafter duly established by the Board of Directors of the Corporation, the terms of which shall specifically provide that such class or series shall rank pari passu with the Series 1 Stock as to the payment of dividends and distribution of assets upon liquidation (the "Parity Preferred Stock") and (C) prior to any other class or series of capital stock of or other equity interests in the Corporation, including, without limitation, the Common Stock of the Corporation, whether now existing or hereafter created (all of such classes or series of capital stock and other equity interests of the Corporation, including, without limitation, the Common Stock of the Corporation are collectively referred to herein as the "Junior Securities").

  (b)  Dividend Rights.

          (i) The holders of shares of Series 1 Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, cash dividends, accruing from the date of initial issuance (the "Issue Date"), at the annual rate of 6.00% per annum, and no more, computed on the stated value of $50.00 for each share. Dividends shall be payable, when and as declared by the Board of Directors, quarterly on April 1, July 1, October 1, and January 1 of each year (each quarterly period ending on any such date being hereinafter referred to as a "dividend period"), commencing July 11, 1996. Each dividend will be payable to holders of record as they appear on the stock books of the Corporation on such record dates as shall be fixed by the Board of Directors of the Corporation. Dividends payable on the Series 1 Stock (A) for any period other than a full dividend period shall be computed based upon the actual number of days elapsed up to but not including the dividend payment date divided by 365, and (B) for each full dividend period shall be computed by dividing the annual dividend rate by four.

          (ii) Holders of shares of the Series 1 Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on such shares. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments which may be in arrears.

          (iii) Unless full cumulative dividends on all outstanding shares of the Series 1 Stock shall have been paid or declared and set aside for payment for all past dividend periods, no dividend (other than a dividend in Common Stock or in any Junior Securities) shall be declared upon the Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Securities) by the Corporation except for any redemption, purchase or acquisition relating to a conversion of or exchange for such Junior Securities.

  (c)  Liquidation Preferences.

          (i) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Series 1 Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders an amount equal to $50.00 per share plus an amount equal to any accrued and unpaid dividends thereon to and including the date of such distribution, and no more, before any distribution shall be made to the holders of any Junior Securities. After payment of such liquidating distributions, the holders of shares of Series 1 Stock shall not be entitled to any further participation in any distribution of assets by the Corporation.

          (ii) In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to the Series 1 Stock and any other Parity Preferred Stock, the holders of Series 1 Stock and the holders of such Parity Preferred Stock shall share ratably in any distribution of assets of the Corporation in proportion to the full respective amounts to which they are entitled.

          (iii) The merger or consolidation of the Corporation into or with any other corporation, the merger or consolidation of any other corporation into or with the Corporation or the sale of the assets of the Corporation substantially as an entirety shall not be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this subsection (c).

  (d)  Redemption.

          (i) Subject to obtaining the prior approval of the Board of Governors of the Federal Reserve System, if necessary, the Corporation, at its option, may redeem any or all shares of Series 1 Stock, at any time or from time to time, on or after April 1, 2002 at a redemption price of $50.00 per share, plus an amount equal to accrued and unpaid dividends thereon to but not including the date of redemption (the "Redemption Price").

          (ii) If less than all the outstanding shares of Series 1 Stock are to be redeemed, the shares to be redeemed shall be selected pro rata as nearly as practicable.

          (iii) Notice of any redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of record of the shares of Series 1 Stock to be redeemed, at their respective addresses appearing on the books of the Corporation. Notice so mailed shall be conclusively presumed to have been duly given whether or not actually received. Such notice shall state (A) the date fixed for redemption; (B) the Redemption Price; (C) that the holder has the right to convert such shares into Common Stock until the close of business on the tenth day preceding the redemption date; (D) the then effective Conversion Ratio (as defined in section (e) below) and the place where certificates for such shares may be surrendered for conversion; (E) the number of shares of Series 1 Stock to be redeemed and if less than all the shares held by such holder are to be redeemed, the number of such shares to be so redeemed from such holder; (F) the place where certificates for such shares are to be surrendered for payment of the Redemption Price; and (G) that after such date fixed for redemption the shares to be redeemed shall not accrue dividends. If such notice is mailed as aforesaid, and if on or before the date fixed for redemption funds sufficient to redeem the shares called for redemption are set aside by the Corporation in trust for the account of the holders of the shares to be redeemed, notwithstanding the fact that any certificate for shares called for redemption shall not have been surrendered for cancellation, on and after the redemption date the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, dividends thereon shall cease to accrue and all rights of the holders of such shares as shareholders of the Corporation shall cease (except the right to receive the Redemption Price, without interest, upon surrender of the certificate representing such shares). Upon surrender in accordance with the aforesaid notice of the certificate for any shares so redeemed (duly endorsed or accompanied by appropriate instruments of transfer, if so required by the Corporation in such notice), the holders of record of such shares shall be entitled to receive the Redemption Price, without interest. Notwithstanding the foregoing, however, as and to the extent that the Corporation is required or permitted under the abandoned property laws of any jurisdiction to escheat any redemption funds held in trust for the benefit of any holder, the Corporation shall be absolved of any further obligation or liability to such holder to the full extent provided by any such law. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

          (iv) At the option of the Corporation, if notice of redemption is mailed as aforesaid, and if prior to the date fixed for redemption funds sufficient to pay in full the Redemption Price are deposited in trust, for the account of the holders of the shares to be redeemed, with a bank or trust company named in such notice doing business in the State of Indiana or the Borough of Manhattan, The City of New York, State of New York, and having capital and surplus of at least $50 million (which bank or trust company also may be the transfer agent and/or paying agent for the Series 1 Stock) notwithstanding the fact that any certificate(s) for shares called for redemption shall not have been surrendered for cancellation, on and after such date of deposit the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, and all rights of the holders of such shares as shareholders of the Corporation shall cease, except the right of the holders thereof to convert such shares in accordance with the provisions of section (e) below at any time prior to the close of business on the tenth day preceding the redemption date and the right of the holders thereof to receive out of the funds so deposited in trust the Redemption Price, without interest, upon surrender of the certificate(s) representing such shares. Any funds so deposited with such bank or trust company in respect of shares of Series 1 Stock converted before the close of business on the tenth day preceding the redemption date shall be returned to the Corporation upon such conversion. Unless otherwise required by law, any funds so deposited with such bank or trust company which shall remain unclaimed by the holders of shares called for redemption at the end of two years after the redemption date shall be repaid to the Corporation, on demand, and thereafter the holder of any such shares shall look only to the Corporation for the payment, without interest, of the Redemption Price. Notwithstanding the foregoing, however, as and to the extent that the Corporation is required or permitted under the abandoned property laws of any jurisdiction to escheat any redemption funds held in trust for the benefit of any holder, the Corporation shall be absolved of any further obligation or liability to such holder to the full extent provided by any such laws.

          (v) Any provision of this section (d) to the contrary notwithstanding, in the event that any dividends payable on the Series 1 Stock shall be in arrears and until all such dividends in arrears shall have been paid or declared and set apart for payment the Corporation shall not redeem any shares of Series 1 Stock unless all outstanding shares of Series 1 Stock are simultaneously redeemed and shall not purchase or otherwise acquire any shares of Series 1 Stock except in accordance with a purchase or exchange offer made on the same terms to all holders of record of Series 1 Stock for the purchase of all outstanding shares thereof.

  (e) Conversion Rights. The holders of shares of Series 1 Stock shall have the right, at their option, to convert such shares into shares of Common Stock on the following terms and conditions:

          (i) Each Share of Series 1 Stock shall be convertible at any time into fully paid and nonassessable shares of Common Stock at a conversion ratio (the "Conversion Ratio") equal to $50 divided by 120% of the average of the per share closing prices of a share of Common Stock as reported on the Nasdaq Stock Market's National Market as reported in the Wall Street Journal (Midwest Edition) during the twenty (20) trading day period preceding the fifth (5th) calendar day preceding the Issue Date. The Conversion Ratio shall be subject to adjustment from time to time as hereinafter provided. No payment or adjustment shall be made on account of any accrued and unpaid dividends on shares of Series 1 Stock surrendered for conversion prior to the record date for the determination of shareholders entitled to such dividends or on account of any dividends on the shares of Common Stock issued upon such conversion subsequent to the record date for the determination of shareholders entitled to such dividends. If any shares of Series 1 Stock shall be called for redemption, the right to convert the shares designated for redemption shall terminate at the close of business on the tenth day preceding the date fixed for redemption unless default is made in the payment of the Redemption Price. In the event of default in the payment of the Redemption Price, the right to convert the shares designated for redemption shall terminate at the close of business on the business day immediately preceding the date that such default is cured.

          (ii) In order to convert shares of Series 1 Stock into Common Stock, the holder thereof shall surrender the certificates therefor, duly endorsed if the Corporation shall so require, or accompanied by appropriate instruments of transfer satisfactory to the Corporation, at the office of the transfer agent for the Series 1 Stock, or at such other office as may be designated by the Corporation, together with written notice that such holder irrevocably elects to convert such shares. Such notice shall also state the name and address in which such holder wishes the certificate for the shares of Common Stock issuable upon conversion to be issued. As soon as practicable after receipt of the certificates representing the shares of Series 1 Stock to be converted and the notice of election to convert the same, the Corporation shall issue and deliver at said office a certificate for the number of whole shares of Common Stock issuable upon conversion of the shares of Series 1 Stock surrendered for conversion, together with a cash payment in lieu of any fraction of a share, as hereinafter provided, to the person entitled to receive the same. If more than one stock certificate for Series 1 Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares represented by all the certificates so surrendered. Shares of Series 1 Stock shall be deemed to have been converted immediately prior to the close of business on the date such shares are surrendered for conversion and notice of election to convert the same is received by the Corporation in accordance with the foregoing provision, and the person entitled to receive the Common Stock issuable upon such conversion shall be deemed for all purposes as the record holder of such Common Stock as of such date.

          (iii) In the case of any share of Series 1 Stock which is converted after any record date with respect to the payment of a dividend on the Series 1 Stock and on or prior to the date on which such dividend is payable by the Corporation (the "Dividend Due Date"), the dividend due on such Dividend Due Date shall be payable on such Dividend Due Date to the holder of record of such shares as of such preceding record date notwithstanding such conversion. Shares of Series 1 Stock surrendered for conversion during the period from the close of business on any record date with respect to the payment of a dividend on the Series 1 Stock next preceding any Dividend Due Date to the opening of business on such Dividend Due Date shall (except in the case of shares of Series 1 Stock which have been called for redemption on a redemption date within such period) be accompanied by payment of an amount equal to the dividend payable on such Dividend Due Date on the shares of Series 1 Stock being surrendered for conversion. The dividend with respect to a share of Series 1 Stock called for redemption on a redemption date during the period from the close of business on any record date with respect to the payment of a dividend on the Series 1 Stock next preceding any Dividend Due Date to the opening of business on such Dividend Due Date shall be payable on such Dividend Due Date to the holder of record of such share on such dividend record date, notwithstanding the conversion of such share of Series 1 Stock after such record date and prior to such Dividend Due Date, and the holder converting such share of Series 1 Stock called for redemption need not include a payment of such dividend amount upon surrender of such share of Series 1 Stock for conversion. Except as provided in this subsection (iii), no payment or adjustment shall be made upon any conversion on account of any dividends accrued on shares of Series 1 Stock surrendered for conversion or on account of any dividends on the shares of Common Stock issued upon conversion.

          (iv) No fractional shares of Common Stock shall be issued upon conversion of any shares of Series 1 Stock. If the conversion of any shares of Series 1 Stock results in a fractional share of Common Stock, the Corporation shall pay cash in lieu thereof in an amount equal to such fraction multiplied by the Current Market Price of the Common Stock (as defined below), on the date on which the shares of Series 1 Stock were duly surrendered for conversion, or if such date is not a trading date, on the next succeeding trading date.

            (v) The Conversion Ratio shall be adjusted from time to time after the Issue Date, as follows:

          (A) In case the Corporation shall pay or make a dividend or other distribution on shares of Common Stock in Common Stock, the Conversion Ratio in effect at the opening of business on the date following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be increased by dividing such Conversion Ratio by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination.

          (B) In case the Corporation shall issue additional rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price of the Common Stock on the date fixed for the determination of shareholders entitled to receive such rights or warrants (other than pursuant to a dividend reinvestment plan), the Conversion Ratio in effect at the opening of business on the day following the date fixed for such determination shall be increased by dividing such Conversion Ratio by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at the Current Market Price of the Common Stock and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination.

          (C) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Ratio in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Ratio in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

          (D) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness or assets (including securities, but excluding (1) any rights or warrants referred to in clause (B) above, (2) any dividend or distribution paid in cash out of the retained earnings of the Corporation, and (3) any dividend or distribution referred to in clause (A) above), the Conversion Ratio shall be adjusted so that the same shall equal the ratio determined by multiplying the Conversion Ratio in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction of which the numerator shall be the Current Market Price of the Common Stock on the date fixed for such determination less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive and shall be described in a statement filed with the transfer agent for the Series 1 Stock) of the portion of the evidences of indebtedness or assets so distributed applicable to one share of Common Stock and the denominator shall be the Current Market Price of the Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution.

          (E) For the purposes of this section (e), the reclassification of Common Stock into securities including securities other than Common Stock (other than any reclassification upon a consolidation or merger to which subsection
(vi) below applies) shall be deemed to involve (1) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of shareholders entitled to receive such distribution" and the "date fixed for such determination" within the meaning of clause (D) above), and (2) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision became effective" or "the day upon which such combination becomes effective" as the case may be, and "the day upon which such subdivision or combination becomes effective" within the meaning of clause (C) above).

          (F) For purposes of this section (e), (other than subsection e(i)) the Current Market Price of the Common Stock on any day shall be deemed to be the average of the daily closing prices for the 30 consecutive trading days commencing 45 trading days before the day in question. The closing price for each day shall be the reported last sale price or, in case no such reported sale takes place on such day, the average of the reported closing bid and asking prices, in either case on the Nasdaq Stock Market's National Market ("Nasdaq") or, if the Common Stock is no longer quoted for trading on such system, on the principal national securities exchange on which the Common Stock is then listed or admitted to trading or, if the Common Stock is not quoted on Nasdaq or listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose.

          (G) Notwithstanding the foregoing, no adjustment in the Conversion Ratio for the Series 1 Stock shall be required unless such adjustment would require an increase or decrease of at least 1% in such ratio; provided, however, that any adjustments which are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this section (e) shall be made to the nearest cent or to the nearest one-ten thousandth of a share (0.0001), as the case may be.

          (vi) Whenever the Conversion Ratio shall be adjusted as herein provided (A) the Corporation shall forthwith make available at the office of the transfer agent for the Series 1 Stock a statement describing in reasonable detail the adjustment, the facts requiring such adjustment and the method of calculation used; and (B) the Corporation shall cause to be mailed by first class mail, postage prepaid, as soon as practicable to each holder of record of shares of Series 1 Stock a notice stating that the Conversion Ratio has been adjusted and setting forth the adjusted Conversion Ratio.

          (vii) In the event of any consolidation of the Corporation with or merger of the Corporation into any other corporation (other than a merger in which the Corporation is the surviving corporation) or a sale, lease or conveyance of the assets of the Corporation as an entirety or substantially as an entirety, or any statutory exchange of securities with another corporation, the holder of each share of Series 1 Stock shall have the right, after such consolidation, merger, sale or exchange to convert such share into the number and kind of shares of stock or other securities and the amount and kind of property which such holder would have been entitled to receive upon such consolidation, merger, sale or exchange of the number of shares of Common Stock that would have been issued to such holder had such shares of Series 1 Stock been converted immediately prior to such consolidation, merger or sale. The provisions of this subsection (vii) shall similarly apply to successive consolidations, mergers, sales or exchanges.

          (viii) The Corporation shall pay any taxes that may be payable in respect of the issuance of shares of Common Stock upon conversion of shares of Series 1 Stock, but the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance of shares of Common Stock in the name other than that in which the shares of Series 1 Stock so converted are registered, and the Corporation shall not be required to issue or deliver any such shares unless and until the person requesting such issuance shall have paid to the Corporation the amount of any such taxes, or shall have established to the satisfaction of the Corporation that such taxes have been paid.

          (ix) The Corporation may (but shall not be required to) make such increases and reductions in the Conversion Ratio, in addition to those required by clauses (A) through (D) of subsection (v) above, as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

          (x) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock issuable upon the conversion of all shares of Series 1 Stock then outstanding.

  (xi)  In the event that:

          (A) the Corporation shall declare a dividend or any other distribution on its Common Stock, payable otherwise than in cash out of retained earnings; or

          (B) the Corporation shall authorize the granting to the holders of its Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

          (C) any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with or into another corporation (other than a merger in which the Corporation is the surviving corporation), or sale, lease or conveyance of the assets of the Corporation as an entirety or substantially as an entirety to another corporation occurs; or

          (D) the voluntary or involuntary dissolution, liquidation or winding up of the Corporation occurs, the Corporation shall cause to be mailed to the holders of record of Series 1 Stock at least 15 days prior to the applicable date hereinafter specified a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution of rights or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or
(y) the date on which such reorganization, reclassification, consolidation, merger, sale, lease, conveyance, dissolution, liquidation or winding up is expected to take place, and the date, ff any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, lease, conveyance, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reorganization, reclassification, consolidation, merger, sale, lease, conveyance, dissolution, liquidation or winding up.

          (f) Voting Rights. Other than as required by applicable law or as expressly provided in subsection 5.03.3 of the Corporation's Amended Articles of Incorporation, the holders of Series 1 Stock shall not have any voting rights.

          (g) Reacquired Shares. Shares of Series 1 Stock converted, redeemed, or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of Class B Preferred Stock without designation as to series and may thereafter be issued, but not as Series 1 Stock.

          (h) No Sinking Fund. Shares of Series 1 Stock are not subject to the operation of a sinking fund or other obligation of the Corporation to redeem or retire the Series 1 Stock.

                                                                        11/06/95

  All matters listed, disclosed or attached to any Section of this Disclosure Schedule shall be deemed to be disclosed in any Section of this Disclosure Schedule where it could be interpreted that disclosure of said matter in that Section was also required. Stated otherwise, disclosure of a matter in one Section of this Disclosure Schedule is Disclosure in each Section of this Disclosure Schedule where such disclosure may be required.

  IN WITNESS WHEREOF, the parties hereto have duly executed this Disclosure Schedule as of the 6th day of November, 1995.

                            VALLEY FINANCIAL SERVICES, INC.

                            By:     /s/ Darwin L. Wiekamp
                               ----------------------------------------------
                                    Darwin L. Wiekamp
                                    Chairman of the Board



                            FORT WAYNE NATIONAL CORPORATION



                            By:     /s/ Jackson R. Lehman
                               ----------------------------------------------
                                    Jackson R. Lehman
                                    Chairman and Chief Executive Officer

                                                                 EXHIBIT 1.14(a)
                                                                 ---------------

                         OPINION OF COUNSEL FOR VALLEY

  Capitalized terms used herein have the meanings assigned to them in the
Agreement:

  1. Valley is a corporation duly organized and validly existing under the laws of the State of Indiana and has the corporate power to own all of its property and assets and to carry on its business as now being conducted. Valley does not do business in any jurisdiction other than the State of Indiana in such a manner that would require qualification, registration or good standing in any such jurisdiction.

  2. The authorized capital stock of Valley consists of (i) 240,000 shares of Valley Common, of which, as of the date hereof, 204,788 shares are issued and outstanding; and (ii) 60,000 shares of Valley Preferred, of which, as of the date hereof, 51,197 shares are issued and outstanding. To the best of such counsel's knowledge, there are no other shares of capital stock or other equity securities of Valley outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of Valley Common or Valley Preferred or other capital stock of Valley or contracts, commitments, understandings or arrangements by which Valley is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.
All of the issued and outstanding shares of Valley Common and Valley Preferred are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of Valley Common or Valley Preferred has been issued in violation of any preemptive rights of the current or past shareholders of Valley.

  3. Valley has the corporate power and authority to enter into the Agreement and to carry out its obligations thereunder. The Board of Directors of Valley has, by all necessary action, approved the Agreement and the Merger and authorized the execution of the Agreement on behalf of Valley by its duly authorized officers and the performance by Valley of its obligations hereunder. The holders of Valley Common and Valley Preferred have duly approved the Agreement and the Merger in accordance with the Corporate Law and Valley's Articles of Incorporation and By-Laws. No other corporate proceedings on the part of Valley are required in order for Valley to enter into and perform its obligations under the Agreement. The Agreement has been duly executed and delivered by Valley and is a valid and binding obligation of Valley, enforceable against Valley in accordance with its terms, subject to bankruptcy, insolvency, receivership, moratorium or other laws relating to or affecting creditors' rights generally and to general equity principles.

  4. Nothing in the Articles of Incorporation or By-Laws of Valley, as amended, or any agreement, instrument, decree or proceeding known to such counsel, or any law or regulation of the State of Indiana or the United States, by or to which Valley or any of its subsidiaries are bound or subject, prohibits Valley from entering into and consummating the Agreement and the Merger on the terms and conditions contained in the Agreement.

  5. Other than the filing of the Articles of Merger with the Indiana Secretary of State under the Corporate Law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Regulatory Agency is required under the laws of the United States or the State of Indiana for the consummation by Valley of the transactions contemplated by the Agreement.

  6.   To the best knowledge of such counsel, except as disclosed in Section
2.08 of the Disclosure Schedule, there are no actions, suits or proceedings pending or threatened against Valley or any of its subsidiaries, and neither Valley nor any of its subsidiaries is subject to any order, judgment or decree, that, in the aggregate could reasonably be expected to have a material adverse effect on the financial condition, properties, business or results of operations of Valley and its subsidiaries taken as a whole.

                                                                 EXHIBIT 1.14(b)
                                                                 ---------------

                          OPINION OF COUNSEL FOR FWNC

  Capitalized terms used herein have the meanings assigned to them in the
Agreement:

  1. FWNC is a corporation duly incorporated and validly existing under the laws of the State of Indiana with full corporate power and authority to carry on its business as it is now being conducted.

  2. The Board of Directors of FWNC has, by all necessary action, approved the Agreement and the Merger and authorized the execution of the Agreement on behalf of FWNC by its duly authorized officers and the performance by FWNC of its obligations hereunder. The Agreement has been duly executed and delivered by FWNC and is a valid and binding obligation of FWNC, enforceable against FWNC in accordance with its terms, subject to bankruptcy, insolvency, receivership, moratorium or other laws relating to or affecting creditors' rights generally and to general equity principles.

  3. Nothing in the Amended Articles of Incorporation or By-Laws of FWNC, as amended, or any agreement, instrument, decree or proceeding known to such counsel, or any law or regulation of the State of Indiana or the United States, by or to which FWNC or any of its subsidiaries are bound or subject, prohibits FWNC or any of its subsidiaries are bound or subject, prohibits FWNC from entering into and consummating the Agreement and the Merger on the terms and conditions contained in the Agreement.

  4. The Registration Statement has become effective under the Securities Act and, to the knowledge of such counsel, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or threatened.

  5. Other than the filings and approvals required under the BHCA and the Indiana Financial Institutions Act, as amended, all of which have been made or obtained, or as may be required by the securities or blue sky laws of the various states (as to which such counsel shall express no opinion), and other than the filing of the Articles of Merger with the Indiana Secretary of State under the Corporate Law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Regulatory Agency is required under the laws of the United States or the State of Indiana for the consummation by FWNC of the transactions contemplated by the Agreement.

  6. The shares of FWNC Common and FWNC Preferred to be issued as part of the Valley Common Merger Consideration shall, when issued and delivered in accordance with the terms of the Agreement and the Merger Letter of Transmittal, be duly authorized, validly issued, fully paid and nonassessable.

                                                                      APPENDIX B


                 INDIANA STATUTES GOVERNING DISSENTERS' RIGHTS
                OF VALLEY FINANCIAL SERVICES, INC. SHAREHOLDERS


  23-1-44.1.      "CORPORATION" DEFINED.  As used in this chapter, "corporation"
means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

  23-1-44-2.      "DISSENTER" DEFINED.  As used in this chapter, "dissenter"
means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

  23-1-44-3.      "FAIR VALUE" DEFINED.  As used in this chapter, "fair value"
with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

  23-1-44.4.      "INTEREST" DEFINED.  As used in this chapter, "interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

  23-1-44.5.      "RECORD SHAREHOLDER" DEFINED.  As used in this chapter,
"record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

  23-1-44-6.      "BENEFICIAL SHAREHOLDER" DEFINED.  As used in this chapter,
"beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

  23-1-44-7.      "SHAREHOLDER" DEFINED.  As used in this chapter, "shareholder"
means the record shareholder or the beneficial shareholder.

  23-1-44-8.      SHAREHOLDER DISSENT.

  (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

  (1) Consummation of a plan of merger to which the corporation is a party if:

       (A) Shareholder approval is required for the merger IC 23-1-40-3 or the articles of incorporation; and

       (B) The shareholder is entitled to vote on the merger

  (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

  (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after the date of sale.

  (4) The approval of a control share acquisition under IC 23-1-42.

  (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  (b) This section does not apply to the holder of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

  (1) Registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

  (2) Traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets -- National Market Issues or a similar market.

  (c)  A shareholder:

  (1) who is entitled to dissent and obtain payment for the shareholder's shares under this chapter; or

  (2) who would be so entitled to dissent and obtain payment but for the provisions of subsection (b);

may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder's entitlement.

  23-1-44-9.      BENEFICIAL SHAREHOLDER DISSENT.

  (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

  (b) A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if:

  (1) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

  (2) The beneficial shareholder does so with respect to all the beneficial shareholder's shares or those shares over which the beneficial shareholder has power to direct the vote.

  23-1-44-10.     NOTICE OF DISSENTERS' RIGHTS PRECEDING SHAREHOLDER VOTE.

  (a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter.

  (b) If corporate action creating dissenters' rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 12 of this chapter.

  23-1-44-11.     NOTICE OF INTENT TO DISSENT.

  (a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

  (1) Must deliver to the corporation before the vote is taken written notice of the shareholders' intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

  (2) Must not vote the shareholder's shares in favor of the proposed action.

  (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

  23-1-44-12.     NOTICE OF DISSENTERS' RIGHTS FOLLOWING ACTION CREATING RIGHTS.

  (a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 11 of this chapter.

  (b) The dissenters' notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters' notice must:

  (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

  (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

  (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

  (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

  (5) Be accompanied by a copy of this chapter.

  23-1-44-13.     DEMAND FOR PAYMENT BY DISSENTER.

  (a) A shareholder sent a dissenters' notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice under section 12(b)(3) of this chapter, and deposit the shareholder's certificates in accordance with the terms of the notice.

  (b) The shareholder who demands payment and deposits the shareholder's shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

  (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter and is considered, for purposes of this article, to have voted the shareholder's shares in favor of the proposed corporate action.

  23-1-44-14.     TRANSFER OF SHARES RESTRICTED AFTER DEMAND FOR PAYMENT.

  (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

  (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

  23-1-44-15.     PAYMENT TO DISSENTER.

  (a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporate estimates to be the fair value of the dissenter's shares.

  (b) The payment must be accompanied by:

  (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

  (2) A statement of the corporation's estimate of the fair value of the shares; and

  (3) A statement of the dissenter's right to demand payment under section 18 of this chapter.


  23-1-44-16.     RETURN OF SHARES AND RELEASE OF RESTRICTIONS.

  (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 12 of this chapter and repeat the payment demand procedure.

  23-1-44-17.     OFFER OF FAIR VALUE FOR SHARES OBTAINED AFTER FIRST
                  ANNOUNCEMENT.

  (a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

  (b) To the extent the corporation elects to withhold payment under subsection
(a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter's right to demand payment under section 18 of this chapter.

  23-1-44-18.     DISSENTER DEMAND FOR FAIR VALUE UNDER CERTAIN CONDITIONS.

  (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and demand payment of the dissenter's estimate (less any payment under section 15 of this chapter), or reject the corporation's offer under section 17 of this chapter and demand payment of the fair value of the dissenter's shares, if:

  (1) The dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter's shares;

  (2) The corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

  (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed o uncertificated shares within sixty (60) days after the date set for demanding payment.

  (b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter's shares.

  23-1-44-19.     EFFECT OF FAILURE TO PAY DEMAND - COMMENCEMENT OF JUDICIAL
                  APPRAISAL PROCEEDING.

  (a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  (b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation's principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

  (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  (e) Each dissenter made a part to the proceeding is entitled to judgment:

  (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

  (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

  23-1-44-20.     JUDICIAL DETERMINATION OF FAIR VALUE.

  (a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

  (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

  (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or

  (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

  (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                      APPENDIX C

                                   AGREEMENT
                                   ---------


  THIS AGREEMENT (this "Agreement") is made this   6th   day of November, 1995
by the undersigned persons ("Designated Valley Shareholders") in favor of FORT WAYNE NATIONAL CORPORATION, an Indiana corporation ("FWNC").

                                    RECITALS

  A. Valley Financial Services, Inc., an Indiana corporation ("Valley") and FWNC are parties to an Agreement and Plan of Merger, dated November 6, 1995 (the "Merger Agreement"). The Merger Agreement generally provides for the acquisition by merger (the "Acquisition") of all of the outstanding stock of Valley by FWNC.

  B. The Acquisition is subject to, among other things, the FWNC's receipt of, and the continued force and effect without breach of, this Agreement.

  C. Each Designated Valley Shareholder is a shareholder of Valley and, consequently, would derive direct financial benefit, as well as other direct and indirect benefits, from consummation of the Acquisition.

  D. Designated Valley Shareholders desire to enter into this Agreement in order to induce FWNC to consummate the Merger Agreement.

  E. All terms used in this Agreement with initial capital letters that are not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

  In consideration of the foregoing and other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged and accepted by the parties by his or her execution hereof, Designated Valley Shareholders agree as follows:


                                   AGREEMENT

  Section 1. Restrictions on Disposition of Valley Common and Valley Preferred. Each Designated Valley Shareholder hereby unconditionally, irrevocably and absolutely agrees that, prior to the Closing Date of the Merger, such Designated Valley Shareholder will not, without the prior written consent of FWNC, sell, assign, transfer or otherwise dispose of any shares of Valley Common or Valley Preferred owned by such Designated Valley Shareholder as of the date hereof.

  Section 2. Ownership and Voting. Each Designated Valley Shareholder hereby warrants that he or she is the beneficial owner of the number of shares of Valley Common and/or Valley Preferred set opposite his or her name on the attached Exhibit A. Each Designated Valley Shareholder agrees to vote all of such shares in favor of the transaction described in the Merger Agreement at any meeting (or any adjournment or postponement thereof) of the shareholders of Valley at which such transaction is submitted to a vote. Each Designated Valley Shareholder agrees that any shares of capital stock of Valley acquired by a Designated Valley Shareholder between the date hereof and the Closing of the Merger under the Merger Agreement shall be subject to this Agreement.

  Section 3. Restrictions on Disposition of FWNC Common. Each Designated Valley Shareholder hereby unconditionally, irrevocably and absolutely agrees that such Designated Valley Shareholder will not sell, assign, transfer or otherwise dispose of any shares of FWNC Common received by such Designated Valley Shareholder pursuant to the Merger during the two (2) year period commencing on the Closing Date, except upon (i) the death of such Designated Valley Shareholder; or (ii) the occurrence of a Change of Control of FWNC (as defined in Section 1.08(b) of the Merger Agreement). Each Designated Valley Shareholder acknowledges and agrees that the certificates evidencing the shares of FWNC Common to be issued to such Designated Valley Shareholder as provided in
Section 1.12 of the Merger Agreement shall include appropriate legends reciting the restrictions described in this Section 3.

  Section 4. Amendment and Modification. No amendment, modification, supplement, termination, consent or waiver of any provision of this Agreement, nor consent to any department herefrom, will in any event be effective unless the same is in writing and is signed by the party against whom enforcement of the same is sought. Any waiver of any provision of this Agreement and any consent to any departure from the terms of any provision of this Agreement is to be effective only in the specific instance and for the specific purpose for which given.

    Section 5. Headings and Captions. The captions of Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

  Section 6. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings, agreements in principle and other agreements between the parties relating to the subject matter hereof.

  Section 7. Further Assurances. The parties will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

  Section 8.      Governing Law.  This Agreement shall be governed by the laws
  ---------       -------------
of the State of Indiana.

  Section 9. Enforcement. The parties agree that the payment of damages for breach of this Agreement would not adequately compensate FWNC for the damages suffered by such breach and that FWNC will be irreparably damaged in the event that this Agreement is not specifically enforced. Accordingly, FWNC shall have the right to a temporary restraining order, injunction, or to specific performance of this Agreement in order to protect its rights and privileges hereunder. Such remedies shall be cumulative and not exclusive and shall be in addition to all rights of action and remedies which FWNC may have pursuant to this Agreement or at law or in equity.

  Section 10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, legal representatives, legatees and heirs.

  Section 11. Survival of Agreement. The obligations of Designated Valley Shareholders under Section 3 of this Agreement shall survive the Closing of the Merger under the Merger Agreement.

  IN WITNESS WHEREOF, the parties hereto have hereunto set their hands all on the day and year first above written.


                            /s/Dennis J. Schwartz
                            ---------------------------------
                            Dennis J. Schwartz


                            /s/James T. Schwartz
                            ---------------------------------
                            James T. Schwartz


                            /s/Mary Lou Schwartz
                            ---------------------------------
                            Mary Lou Schwartz


                            /s/Darwin L. Wiekamp
                            ---------------------------------
                            Darwin L. Wiekamp


                            /s/Dorothy J. Wiekamp
                            ---------------------------------
                            Dorothy J. Wiekamp



                            /s/Mary E. Zimmerman
                            ---------------------------------
                            Mary E. Zimmerman

                            /s/Donald L. Zimmerman
                            ---------------------------------
                            Donald L. Zimmerman


                            MARDOT, LTD.


                            By /s/Dennis J. Schwartz
                               ------------------------------
                                           General Partner

                            "DESIGNATED VALLEY SHAREHOLDERS"


                            FORT WAYNE NATIONAL CORPORATION


                            By /s/Jackson R. Lehman
                               ------------------------------

                                   EXHIBIT A


                                  Number of Shares
                                    Beneficially
                                       Owned
                                 ------------------


Name of Shareholder              Common   Preferred
---------------------            -------  ---------

Dennis J. Schwartz                   0        5,087

James T. Schwartz                    0        1,698

Mary Lou Schwartz                    0        5,012

Darwin L. Wiekamp                    0       10,375

Dorothy J. Wiekamp                   0       15,586

Donald L. Zimmerman                4,620      1,155

Mary E. Zimmerman                  4,624      1,156

MARDOT, LTD.                     151,392        0


                                      II.
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20

  INDEMNIFICATION OF DIRECTORS AND OFFICERS. Indiana Code Section 23-1-37-1, et seq., grants to each corporation organized under the laws of the State of Indiana, the right, privilege and power to indemnify any directors, officer, employee or agent of such corporation, or such party who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, if his conduct was in good faith and he reasonably believed that, in the case of conduct in his capacity with the corporation, that his conduct was in the corporation's best interests, and in other cases, that his conduct was at least not opposed to its best interests.
In the case of a criminal proceeding, however, the corporation may indemnify such an individual if he either had reasonable cause to believe his conduct was lawful, or have no reasonable cause to believe his conduct was unlawful. Additionally, unless limited by its Articles of Incorporation, an Indiana corporation must indemnify officers and directors who are wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party because that director or officer is or was a director or officer of the corporation, against reasonable expenses incurred by that director or officer in connection with the proceeding. This statutory provision for indemnification does not exclude any of the rights to indemnification or advances for expenses which such a person may have under the corporation's Articles of Incorporation or By-Laws, or resolution of the Board of Directors or of the stockholders, or any other authorization, whenever adopted, after notice, by a majority vote of all of the voting shares then issued and outstanding.

  The By-Laws of FWNC provide that each director and officer shall be indemnified against any and all liability, as well as reasonable expenses, may be incurred in connection with or resulting from any claim, action, suit or other proceeding in which he may become involved by reason of his being or having been a director or officer of FWNC.

  In addition, FWNC has in effect a policy of insurance indemnifying it against certain liabilities to its directors and officers, and indemnifying its directors and officers against certain liabilities incurred by them, all within specified limits. FWNC pays all premiums in respect of such insurance policy.

ITEM 21

  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

 Exhibit                                 Description
---------  --------------------------------------------------------------------
  2(A)     Agreement and Plan of Merger between Valley Financial Services,
           Inc., and Fort Wayne National Corporation dated November 6, 1995
           (included as Appendix A to the Prospectus/Proxy Statement)

  2(B)     Agreement between Designated Valley Shareholders and FWNC dated
           November 6, 1995 (included as Appendix C to the Prospectus/Proxy
           Statement)

  3(A)     Amended Articles of Incorporation of Fort Wayne National
           Corporation (incorporated by reference to Exhibit 3a to Fort Wayne
           National Corporation's Annual Report on Form 10-K for the year ended December 31, 1994)

  3(B)     Amended and Restated By-Laws of Fort Wayne National Corporation
           (incorporated by reference to Exhibit 3b to Fort Wayne National
           Corporation's Annual Report on Form 10-Q for the year ended
           December 31, 1991)

    5      Opinion of Baker & Daniels re: the legality of Common Stock and
           Preferred Stock issuable in connection with the Merger (included at page II-8 of this Registration Statement)

    8 Form of Opinion of Barnes & Thornburg re: tax matters in connection with the Merger (included at page II-10 of this Registration Statement)

   11 Statement re: computation of earnings per share (incorporated by reference to Exhibit 11 to the Fort Wayne National Corporation's
           Annual Report on Form 10-K for the year ended December 31, 1995)

   12      Statement re: Computation of Consolidated Ratios of Earnings to
           Fixed Charges and Preferred Stock Dividends (included at page II-17 of this Registration Statement)

   13      Fort Wayne National Corporation's Annual Report to Shareholders
           (incorporated by reference to Fort Wayne National Corporation's
           Annual Report on Form 10-K for the year ended December 31, 1995)

   21      Subsidiaries of the Registrant (incorporated by reference to Exhibit
           21 to Fort Wayne National Corporation's Annual Report on Form 10-K for the year ended December 31, 1995)

  23(A) Consent of Baker & Daniels (contained in the opinion filed as Exhibit 5 hereto)

  23(B)    Consent of Barnes & Thornburg (included at page II-19 of this
           Registration Statement)

  23(C)    Consent of Ernst & Young LLP (included at page II-20 of this
           Registration Statement)

  23(D) Consent of Crowe, Chizek and Company LLP (included at page II-21 of this Registration Statement)

  23(E)    Consent of Southard Financial (included at page II-22 of this
           Registration Statement)

   24 Power of Attorney (included in the signature page of this Registration Statement

   27      Financial Data Schedule (incorporated by reference to Exhibit 27 to
           Fort Wayne National Corporation's Annual Report on Form 10-K for the year ended December 31, 1995)

  99(A)    Consent of Person About to Become a Director (Dennis J. Schwartz)
           (included at page II-23 of this Registration Statement)

  99(B)    Fairness Opinion of Southard Financial given to Trustees of the
           Company's Employee Stock Ownership Plan with 401(k) Provisions
           (included at page II-24 of this Registration Statement)

ITEM 22

  UNDERTAKINGS

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to items 4, 10(b), 11 or 13 of this Form within 1 business day of receipt of such request, and to send the incorporated documents by means of first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Wayne, Indiana, on March 1, 1996.

                            FORT WAYNE NATIONAL CORPORATION



                            By:  /s/ Jackson R. Lehman
                                 ----------------------------------------------
                                 Jackson R. Lehman, Chairman of the Board of
                                 Directors and Chief Executive Officer


                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Jackson R. Lehman and M. James Johnston, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratify and confirming all of its said attorneys-in-fact and agents, or either of them, their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                   Title                Date
       ---------                   -----                ----
/s/ Jackson R. Lehman    Director, Chairman of the  March 1, 1996
-----------------------  Board of Directors and
Jackson R. Lehman        Chief Executive Officer


/s/ M. James Johnston    Director, President and    March 1, 1996
-----------------------  Chief Administrative
M. James Johnston        Officer


/s/ Walter S. Ainsworth          Director            March 1, 1996
---------------------------
Walter S. Ainsworth

/s/ Willis E. Alt, Jr.           Director            March 1, 1996
---------------------------
Willis E. Alt, Jr.

                                 Director            March  , 1996
---------------------------
Robert A. Anker

/s/ Stanley C. Craft             Director            March 1, 1996
---------------------------
Stanley C. Craft

/s/ Richard B. Doner             Director            March 1, 1996
---------------------------
Richard B. Doner

/s/ Jon F. Fuller                Director            March 1, 1996
---------------------------
Jon F. Fuller

/s/ Thomas C. Griffith           Director            March 1, 1996
---------------------------
Thomas C. Griffith

/s/ Michael C. Haggarty          Director            March 1, 1996
---------------------------
Michael C. Haggarty

/s/ Joanne B. Lantz              Director            March 1, 1996
---------------------------
Joanne B. Lantz

/s/ Michael J. McClelland        Director            March 1, 1996
---------------------------
Michael J. McClelland

/s/ Richard C. Menge             Director            March 1, 1996
---------------------------
Richard C. Menge

/s/ Patrick G. Michaels          Director            March 1, 1996
---------------------------
Patrick G. Michaels

/s/ Patricia R. Miller           Director            March 1, 1996
---------------------------
Patricia R. Miller

                                 Director            March  , 1996
---------------------------
James W. Rogers

/s/ Paul E. Shaffer              Director            March 1, 1996
---------------------------
Paul E. Shaffer

/s/ Thomas M. Shoaff             Director           March 1, 1996
---------------------------
Thomas M. Shoaff

/s/ Jeff H. Towles               Director           March 1, 1996
---------------------------
Jeff H. Towles

/s/ Don A. Wolf                  Director           March 1, 1996
---------------------------
Don A. Wolf